As filed with the Securities and Exchange Commission on November 26, 2025

Registration No. 333-[--]

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM F-3

REGISTRATION STATEMENT

UNDER THE SECURITIES ACT OF 1933

EZGO Technologies Ltd.

(Exact name of registrant as specified in its charter)

Not Applicable

(Translation of registrant’s name into English)

British Virgin Islands	Not Applicable
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

Building #A, Floor 2, Changzhou Institute of Dalian University of Technology,

Science and Education Town,

Wujin District, Changzhou City

Jiangsu, China 213164
Tel: + 86 51983683805

(Address and telephone number of registrant’s principal executive offices)

Cogency Global Inc.

122 East 42nd Street, 18th Floor

New York, NY 10168

(Name, address, and telephone number of agent for service)

Copies of Correspondence to:

William S. Rosenstadt, Esq.

Mengyi “Jason” Ye, Esq.
Ortoli Rosenstadt LLP
366 Madison Avenue, 3rd Floor
New York, NY 10017
Tel: +1 212-588-0022

Fax: +1 212-826-9307

Approximate date of commencement of proposed sale to the public: From time to time after this registration statement becomes effective as determined in light of market conditions.

If only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a registration statement pursuant to General Instruction I.C. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.C. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933.

Emerging growth company ☒

If an emerging growth company that prepares its financial statements in accordance with U.S. GAAP, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards† provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

† The term “new or revised financial accounting standard” refers to any update issued by the Financial Accounting Standards Board to its Accounting Standards Codification after April 5, 2012.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until this registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. We cannot sell these securities until the registration statement that we have filed with the Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where their offer or sale is not permitted.

Subject to Completion, dated November 26, 2025

PROSPECTUS

EZGO Technologies Ltd.

US$200,000,000

Ordinary Shares

Debt Securities

Warrants

Rights

Units

We may offer, issue and sell from time to time ordinary shares, no par value per share (“Ordinary Shares”), , debt securities, warrants, rights or units up to US$200,000,000 or its equivalent in any other currency, currency units, or composite currency or currencies in one or more issuances. We may sell any combination of these securities in one or more offerings.

This prospectus describes some of the general terms that may apply to these securities and the general manner in which they may be offered. The specific terms of any securities to be offered, and the specific manner in which they may be offered, will be described in a supplement to this prospectus or incorporated into this prospectus by reference. You should read this prospectus and any supplement carefully before you invest. Each prospectus supplement will indicate if the securities offered thereby will be listed or quoted on a securities exchange or quotation system.

The information contained or incorporated in this prospectus or in any prospectus supplement is accurate only as of the date of this prospectus, or such prospectus supplement, as applicable, regardless of the time of delivery of this prospectus or any sale of EZGO Technologies Ltd. (“EZGO”)’s securities.

EZGO’s Ordinary Shares are listed on the Nasdaq Capital Market under the symbol “EZGO.” On November 24, 2025, the closing sale price of the Ordinary Shares was US$2.26. As of November 24, 2025, the aggregate market value of EZGO’s outstanding Ordinary Shares held by non-affiliates was approximately US$1,885,105 based on 868,060 issued and outstanding Ordinary Shares, of which approximately 708,686 Ordinary Shares were held by non-affiliates and the per share price of $2.26, which was the closing price of our Ordinary Shares on Nasdaq on November 24 2025. Pursuant to General Instruction I.B.5 of Form F-3, in no event will we sell the securities covered hereby in a public primary offering with a value exceeding more than one-third of the aggregate market value of our Ordinary Shares in any 12-month period so long as the aggregate market value of our outstanding Ordinary Shares held by non-affiliates remains below US$75,000,000. No Securities was offered pursuant to General Instruction I.B.5. during the prior 12 calendar month period that ends on, and includes, the date of this prospectus.

We received a written notification from the Nasdaq Stock Market LLC (the “Nasdaq”) on December 30, 2024, notifying us that we are not in compliance with the minimum bid price requirement set forth in the Nasdaq rules for continued listing on the Nasdaq (the “Minimum Bid Price Requirement”). On July 2, 2025, the Company received a letter from Nasdaq, indicating that the Company is granted an additional 180 calendar days, until December 29, 2025, to regain compliance with the minimum bid price requirement of $1.00 per share, as stipulated by Nasdaq Listing Rule 5550(a)(2). To regain compliance, our Ordinary Shares must have a closing bid price of at least US$1.00 for a minimum of 10 consecutive trading days by December 29, 2025. On November 7, 2025, our Board of Directors approve a 25-to-1 reverse split of our Ordinary Shares (the “Reverse Share Split”). Our Ordinary Shares began trading on a post-reverse split basis on November 21, 2025. Unless specified otherwise, all references in this prospectus to share and per share data have been adjusted, including historical data which has been retroactively adjusted, to give effect to the Reverse Share Split. For more information, see “Risk Factors – Risks Related to Our Ordinary Shares – The market price of EZGO’s Ordinary Shares has recently declined significantly, and EZGO’s Ordinary Shares could be delisted from the Nasdaq or trading could be suspended.” on page 55 of this prospectus.

We may offer securities through underwriting syndicates managed or co-managed by one or more underwriters, through agents, or directly to purchasers. The prospectus supplement for each offering of securities will describe the plan of distribution for that offering. For general information about the distribution of securities offered, please see “Plan of Distribution” in this prospectus.

The principal executive offices of EZGO Technologies Ltd. is located at Building #A, Floor 2, Changzhou Institute of Dalian University of Technology, Science and Education Town, Wujin District, Changzhou City, Jiangsu, China 213164, and its telephone number is + 86 51983683805. The registered address of EZGO Technologies Ltd. in the British Virgin Islands is located at Maples Corporate Services (BVI) Limited, PO Box 173, Kingston Chambers, Road Town Tortola, British Virgin Islands.

In this prospectus, “we,” “us,” “our,” “our company,” the “Company,” or similar terms refer to EZGO Technologies Ltd. and/or its consolidated subsidiaries. As of the date hereof, the Company does not have a VIE Structure and controls all its subsidiaries through equity ownership. Prior to September 25, 2025, the Company had a VIE structure. Jiangsu EZGO Electronic Technologies, Co., Ltd. (formerly known as Jiangsu Baozhe Electric Technologies, Co., Ltd.) (the “VIE”), a PRC company, was treated as a variable interest entity under U.S. GAAP for accounting purposes. The agreements (the “VIE Agreements”) by and among EZGO Technologies Group Co., Ltd. (formerly known as Changzhou EZGO Enterprise Management Co., Ltd., and Changzhou Jiekai Enterprise Management Co., Ltd.) (“WFOE”),VIE and the shareholders of the VIE was terminated and the VIE and its subsidiaries were disposed on September 25, 2025. As of the date of this prospectus, EZGO conducts operations in China through its subsidiaries and EZGO does not conduct any business on its own. Prior to the termination of the VIE Agreement, the financial results of the VIE and its subsidiaries were consolidated into our financial statements for accounting purposes, but we do not hold any equity interest in the VIE or any of its subsidiaries. Investors are purchasing an interest in EZGO, the British Virgin Islands holding company.

Investing in EZGO’s securities is highly speculative and involves a significant degree of risk. EZGO is not an operating company established in the People’s Republic of China, or the PRC, but a holding company incorporated in the British Virgin Islands. As a holding company with no material operations of its own, EZGO conducts substantially all of its operations through its subsidiaries. Investors may never hold equity interests in the Chinese operating subsidiaries. The securities offered in this prospectus are securities of our British Virgin Islands holding company. For a description of our corporate structure and contractual arrangements with the VIE, see “Risk Factors – Risks Related to Our Corporate Structure” on page 53 of this prospectus. See also “Risk Factors” on page 27 of this prospectus.

In addition, as EZGO conducts substantially all of its operations in China through its subsidiaries in China, it is subject to legal and operational risks associated with having substantially all of its operations in China, which risks could result in a material change in its operations and/or the value of the securities EZGO is registering for sale or could significantly limit or completely hinder its ability to offer or continue to offer its securities to investors and cause the value of its securities to significantly decline or be worthless. Recently, the PRC government initiated a series of regulatory actions and made a number of public statements on the regulation of business operations in China with little advance notice, including cracking down on illegal activities in the securities market, enhancing supervision over China-based companies listed overseas, adopting new measures to extend the scope of cybersecurity reviews, and expanding efforts in anti-monopoly enforcement. Our PRC counsel, AllBright Law Offices (Fuzhou), is of the view that as of the date of this prospectus, we are not directly subject to these regulatory actions or statements, as we have not implemented any monopolistic behavior and EZGO’s business operations through its subsidiaries in China do not involve large-scale collection of user data, implicate cybersecurity, or involve any other type of restricted industry. As further advised by our PRC counsel, as of the date of this prospectus, except for CSRC filing procedures, no other relevant laws or regulations in the PRC explicitly require us to seek approval from the China Securities Regulatory Commission (the “CSRC”) or any other PRC governmental authorities for our overseas securities offering plans, nor has our company or any of received any inquiry, notice, warning or sanctions regarding our offering of securities from the CSRC or any other PRC governmental authorities. However, since these statements and regulatory actions by the PRC government are newly published and official guidance and related implementation rules have not been issued, it is highly uncertain what potential impact such modified or new laws and regulations will have on the daily business operations, or ability to accept foreign investments and list on a U.S. or other foreign exchange. The Standing Committee of the National People’s Congress (the “SCNPC”) or other PRC regulatory authorities may in the future promulgate laws, regulations or implementing rules that require our Company or any of its subsidiaries to obtain regulatory approval from Chinese authorities before offering securities in the U.S. Any future Chinese, U.S., British Virgin Islands or other rules and regulations that place restrictions on capital raising or other activities by companies with extensive operations in China could adversely affect EZGO’s business through its subsidiaries in China and results of operations. See “Risk Factors - Risks Related to Doing Business in China” beginning on page 27 for a detailed description of various risks related to doing business in China and other information that should be considered before making a decision to purchase any of EZGO’s securities.

Furthermore, as more stringent criteria have been imposed by the SEC and the Public Company Accounting Oversight Board (the “PCAOB”) recently, EZGO’s securities may be prohibited from trading if our auditor cannot be fully inspected. On December 16, 2021, the PCAOB issued its determination that the PCAOB is unable to inspect or investigate completely PCAOB-registered public accounting firms headquartered in mainland China and in Hong Kong, because of positions taken by PRC authorities in those jurisdictions, and the PCAOB included in the report of its determination a list of the accounting firms that are headquartered in mainland China or Hong Kong. This list does not include our current auditor, HTL International, LLC, or our former auditor, Wei, Wei & Co., LLP. On August 26, 2022, the PCAOB announced that it had signed a Statement of Protocol (the “Statement of Protocol”) with the CSRC and the Ministry of Finance of China (“MOF”). The terms of the Statement of Protocol would grant the PCAOB complete access to audit work papers and other information so that it may inspect and investigate PCAOB-registered accounting firms headquartered in mainland China and Hong Kong. According to the PCAOB, its December 2021 determinations under the Holding Foreign Companies Accountable Act (the “HFCA ACT”) remain in effect.

The PCAOB is required to reassess these determinations by the end of 2022. Under the PCAOB’s rules, a reassessment of a determination under the HFCA ACT may result in the PCAOB reaffirming, modifying or vacating the determination. Our auditor, as an auditor of companies that are traded publicly in the United States and a firm registered with the PCAOB, is subject to laws in the United States pursuant to which the PCAOB conducts regular inspections to assess its compliance with the applicable professional standards. However, the PCAOB is currently unable to conduct inspections in China without the approval of Chinese government authorities, but access to audit work and papers may be available in the near future, as a result of the Statement of Proposal. If the PCAOB does gain such access, there is no assurance that it may not later be determined that the PCAOB is unable to inspect or investigate our auditor completely, and investors may be deprived of the benefits of such inspection. Any audit reports not issued by auditors that are completely inspected by the PCAOB, or a lack of PCAOB inspections of audit work undertaken in China that prevents the PCAOB from regularly evaluating our auditors’ audits and their quality control procedures, could result in a lack of assurance that our financial statements and disclosures are adequate and accurate, then such lack of inspection could cause EZGO’s securities to be delisted from the stock exchange.

On December 2, 2021, the SEC adopted final amendments to its rules implementing the HFCA Act. Such final rules establish procedures that the SEC will follow in (i) determining whether a registrant is a “Commission-Identified Issuer” (a registrant identified by the SEC as having filed an annual report with an audit report issued by a registered public accounting firm that is located in a foreign jurisdiction and that the PCAOB is unable to inspect or investigate completely because of a position taken by an authority in that jurisdiction) and (ii) prohibiting the trading of an issuer that is a Commission-Identified Issuer for three consecutive years under the HFCA Act. The SEC began identifying Commission-Identified Issuers for the fiscal years beginning after December 18, 2020. A Commission-Identified Issuer is required to comply with the submission and disclosure requirements in the annual report for each year in which it was identified. Since we were not identified as a Commission-Identified Issuer for the fiscal year ended September 30, 2022, we were not required to comply with the submission or disclosure requirements in the 2022 Annual Report. As of the date of this prospectus, we have not been, and do not expect to be identified by the SEC under the HFCA Act. As disclosed earlier, on December 15, 2022, the PCAOB announced that it had secured complete access to inspect and investigate registered public accounting firms headquartered in mainland China and Hong Kong and voted to vacate the previous 2021 determination report to the contrary. However, whether the PCAOB will continue to conduct inspections and investigations completely to its satisfaction of PCAOB-registered public accounting firms headquartered in mainland China and Hong Kong is subject to uncertainty and depends on a number of factors out of our, and our auditor’s control, including positions taken by authorities of the PRC. The PCAOB is required under the HFCA Act to make its determination on an annual basis with regards to its ability to inspect and investigate completely accounting firms based in the mainland China and Hong Kong. The possibility of being a “Commission-Identified Issuer” and risk of delisting could continue to adversely affect the trading price of our securities. Should the PCAOB again encounter impediments to inspections and investigations in mainland China or Hong Kong as a result of positions taken by any authority in either jurisdiction, the PCAOB will make determinations under the HFCA Act as and when appropriate. On June 22, 2021, the U.S. Senate passed the Accelerating Holding Foreign Companies Accountable Act (the “AHFCA Act”), which amends the HFCA Act and requires the SEC to prohibit an issuer’s securities from trading on any U.S. stock exchanges if its auditor is not subject to PCAOB inspections for two consecutive years instead of three, and thus, would reduce the time before EZGO’s securities may be prohibited from trading or delisted. On December 29, 2022, the AHFCA Act was signed into law. See risks disclosed under “Risk Factors— Risks Related to Doing Business in China - EZGO’s Ordinary Shares may be delisted or prohibited from trading under the HFCA Act if the PCAOB is unable to adequately inspect our auditors. The delisting of EZGO’s Ordinary Shares, or the threat of their being delisted, may materially and adversely affect the value of EZGO’s Ordinary Shares. Additionally, the inability of the PCAOB to conduct adequate inspection deprives EZGO shareholders of the benefits of such inspections. Furthermore, AHFCA Act amended the HFCA Act and requires the SEC to prohibit an issuer’s securities from trading on any U.S. stock exchanges if its auditor is not subject to PCAOB inspections for two consecutive years instead of three, and thus EZGO’s Ordinary Shares could be prohibited from trading and delisted after two years instead of three.” on page 43.

On February 17, 2023, the CSRC issued the Trial Measures for the Administration of Overseas Issuance and Listing of Securities by Domestic Enterprises and five supporting guidelines, which became effective on March 31, 2023 (the “Overseas Listing Regulations”). The Overseas Listing Regulations are applicable to overseas securities offerings and/or listings conducted by issuers who are (i) companies incorporated in the PRC (“PRC domestic companies”) and (ii) companies incorporated overseas with substantial operations in the PRC. The Overseas Listing Regulations stipulate that such issuer shall fulfill the filing procedures within three working days after it makes an application for initial public offering and listing in an overseas stock market. As for subsequent securities offerings of the company in the same overseas market where it has previously offered and listed securities, which requires a company, such as ours, to file with the CSRC. When securities are issued through a phased distribution method within the authorized scope, the company shall file with the CSRC within three working days after the completion of the first issuance, stating the total number of securities to be issued. After all subsequent issuances are completed, the company shall submit a consolidated report on the issuance situation to the CSRC. The required filing materials shall include, but not be limited to, (1) filing report and relevant commitment letter and (2) domestic legal opinions.  The Overseas Listing Regulations may subject us to additional compliance requirements in the future, and we cannot assure you that we will be able to get the clearance of filing procedures under the Overseas Listing Regulations on a timely basis, or at all. Any failure of us to fully comply with new regulatory requirements may significantly limit or completely hinder our ability to offer or continue to offer our securities, cause significant disruption to our business operations, and severely damage our reputation, which would materially and adversely affect our financial condition and results of operations and cause our Ordinary Shares to significantly decline in value or become worthless.

As a holding company, EZGO relies on dividends and other distributions on equity paid by its operating subsidiaries for cash and financing requirements, including the funds necessary to pay dividends and other cash distributions to its shareholders or to service any expenses it may incur. Our PRC subsidiaries’ ability to distribute dividends is based upon their distributable earnings. Current PRC regulations permit our PRC subsidiaries to pay dividends to their respective shareholders only out of their accumulated profits, if any, as determined in accordance with PRC accounting standards and regulations. In addition, under PRC law, each of our PRC subsidiaries is required to set aside at least 10% of its after-tax profits each year, if any, to fund certain statutory reserve funds until such reserve funds reach 50% of its registered capital. These reserves are not distributable as cash dividends. If any of our PRC subsidiaries incurs debt on its own behalf in the future, the instruments governing such debt may restrict its ability to pay dividends to EZGO. To date, there have not been any such dividends or other distributions from our PRC subsidiaries to our subsidiaries located outside of China. In addition, as of the date of this prospectus, none of our PRC subsidiaries have ever issued any dividends or distributions to EZGO or its shareholders outside of China. Furthermore, as of the date of this prospectus, neither EZGO nor any of its subsidiaries have ever paid dividends or made distributions to U.S. investors. EZGO is permitted under PRC laws and regulations as an offshore holding company to provide funding to its PRC subsidiaries in China through shareholder loans or capital contributions, subject to satisfaction of applicable government registration, approval and filing requirements. According to the relevant PRC regulations on foreign-invested enterprises in China, there are no quantity limits on EZGO’s ability to make capital contributions to its PRC subsidiaries. However, our PRC subsidiaries may not procure loans which exceed the difference between their total investment amount as recorded in the Foreign Investment Comprehensive Management Information System and their respective registered capital or 2.5 times of their net worth. In the future, cash proceeds raised from overseas financing activities may continue to be transferred by EZGO to the PRC subsidiaries via capital contribution or shareholder loans, as the case may be. EZGO intends to retain most, if not all, of its available funds and any future earnings for the development and growth of its business in China. EZGO does not expect to pay dividends or distribute earnings in the foreseeable future.

Under existing PRC foreign exchange regulations, currently our PRC subsidiaries may purchase foreign currency for settlement of “current account transactions,” including payment of dividends to us, without the approval of the State Administration of Foreign Exchange, or SAFE, by complying with certain procedural requirements. However, the relevant PRC governmental authorities may limit or eliminate our ability to purchase foreign currencies in the future for current account transactions. Since a significant amount of our PRC revenue is denominated in Renminbi, any existing and future restrictions on currency exchange or outbound capital flows may limit our ability to utilize revenue generated in Renminbi to fund EZGO’s business activities outside of the PRC, make investments, service any debt we may incur outside of China or pay dividends or make distributions in foreign currencies to our shareholders, including holders of EZGO’s Ordinary Shares. In addition, any transfer of funds by EZGO to our PRC subsidiaries, either as a shareholder loan or as an increase in the registered capital, is subject to a series of procedural requirements imposed by SAFE, SAMR, MOFCOM or their local counterparts. This may hinder or delay EZGO’s deployment of cash into its subsidiaries’ business, which could result in a material and adverse effect on EZGO’s operations through its subsidiaries in China. See risks disclosed under “Risk Factors— Risks Related to Doing Business in China – Restrictions on currency exchange or outbound capital flows may limit our ability to utilize our PRC revenue effectively.” on page 33, “Risk Factors— Risks Related to Doing Business in China – PRC regulations relating to foreign exchange registration of overseas investment by PRC residents may subject our PRC resident beneficial owners or our PRC subsidiaries to liability or penalties, limit our ability to inject capital into these subsidiaries, limit PRC subsidiaries’ ability to increase their registered capital or distribute profits to us, or may otherwise adversely affect us.” on page 34 and Risk Factors— Risks Related to Doing Business in China – The PRC government could prevent the cash maintained from leaving the PRC, restrict deployment of the cash into the business of its subsidiaries and restrict the ability to pay dividends to U.S. shareholders, which could materially adversely affect EZGO’s operations through its subsidiaries in China.” on page 36.

Prior to the termination of the VIE Agreements on September 25, 2025, transfers have occurred between EZGO, its subsidiaries, and the VIE. Prior to the completion of EZGO’s initial public offering in January 2021, the sources of funds of the VIE and its subsidiaries primarily consisted of shareholders capital injection and cash generated from operations.

After the completion of our initial public offering, our holding company EZGO transferred funds through a shareholder loan to EZGO’s wholly-owned subsidiary, China EZGO Group Ltd. (“EZGO HK”). EZGO HK transferred funds through an increase in the registered capital to EZGO HK’s wholly-owned subsidiary, EZGO Technologies Group Co., Ltd. (“WFOE”). EZGO and WFOE provided loans to the VIE, subject to statutory limits and restrictions.

For the fiscal year ended September 30, 2023, EZGO provided an additional interest-free loan of US$31,848,983 to the WFOE, and the WFOE provided additional interest-free loans of US$8,696,766 to its wholly-owned subsidiaries. As of September 30, 2023, the WFOE had US$14,092,722 of receivables from its wholly-owned subsidiaries and had US$15,971,124 of payables due to the VIE and VIE’s subsidiaries.

For the fiscal year ended September 30, 2024, EZGO provided an interest-free loan of US$3,378,947 to the WFOE; and EZGO HK injected registered capital of US$7,000,000 into the WFOE. the WFOE provided loans of US$2,094,692 to its wholly-owned subsidiaries. As of September 30, 2024, the WFOE had US$15,500,819 of receivables from its wholly-owned subsidiaries and US$1,769,990 of payables due to the VIE and its subsidiaries

For the six months ended March 31, 2025, EZGO did not provide any interest-free loan to the WFOE; and EZGO HK injected registered capital of US$1,300,000 into the WFOE. the WFOE provided loans of US$4,585,855 to its wholly-owned subsidiaries. As of March 31, 2025, the WFOE had US$20,119,118 of receivables from its wholly-owned subsidiaries and US$2,604,475 of payables due to the VIE and its subsidiaries

The details of loans provided by the WFOE as of March 31, 2025 are shown below:

Start Date	Maturity Date	Amount	Annual Interest Rate
April 8, 2021	April 6, 2026	$3,445,092	5%
June 11, 2021	June 10, 2026	45,475	5%
June 22, 2021	June 21, 2026	2,021,580	5%
October 14, 2021	August 13, 2026	3,445,092	Chinese Loan Prime Rate (LPR)+0.25%
Total		$8,957,239

For details of the transfers between EZGO, its subsidiaries, and the VIE, see “Prospectus Summary—Transfer of Cash through our Organization.” For details of VIE’s financial information, see “Prospectus Summary—VIE Financial Information” for the condensed consolidating schedule and the audited condensed consolidated financial statements and footnotes of our Annual Report on Form 20-F for the fiscal year ended September 30, 2024 (the “2024 Annual Report”), which is incorporated herein by reference.

We maintain bank accounts in China, including cash in Renminbi in the amount of RMB30,721,583 and RMB2,542,759 as of September 30, 2024 and March 31, 2025 respectively, and cash in USD in the amount of US$26,265 and US$21,936 as of September 30, 2024 and March 31, 2025 respectively. Funds are transferred between EZGO, its subsidiaries, and the VIE for their daily operation purposes. The transfer of funds between our PRC subsidiaries, and the VIE are subject to the Provisions of the Supreme People’s Court on Several Issues Concerning the Application of Law in the Trial of Private Lending Cases (2020 Revision, the “Provisions on Private Lending Cases”), which was implemented on August 20, 2020 to regulate the financing activities between natural persons, legal persons and unincorporated organizations. The Provisions on Private Lending Cases set forth that private lending contracts will be upheld as invalid under the circumstance that (i) the lender swindles loans from financial institutions for relending; (ii) the lender relends the funds obtained by means of a loan from another profit-making legal person, raising funds from its employees, illegally taking deposits from the public; (iii) the lender who has not obtained the lending qualification according to the law lends money to any unspecified object of the society for the purpose of making profits; (iv) the lender lends funds to a borrower when the lender knows or should have known that the borrower intended to use the borrowed funds for illegal or criminal purposes; (v) the lending is in violation of public orders or good morals; or (vi) the lending is in violation of mandatory provisions of laws or administrative regulations. Due to the circumstances aforementioned do not exist in the PRC subsidiaries’ operations, our PRC counsel, AllBright Law Offices (Fuzhou), is of the view that the Provisions on Private Lending Cases does not prohibit using cash generated from one subsidiary to fund another subsidiary’s operations. We have not been notified of any other restriction which could limit our PRC subsidiaries’ ability to transfer cash between subsidiaries. As of the date of this prospectus, we have not installed any cash management policies that dictate how funds are transferred between us and our subsidiaries.

Most of our cash is in Renminbi, and the PRC government could prevent the cash maintained in mainland China or Hong Kong from leaving, could restrict deployment of the cash into the business of its subsidiaries and restrict the ability to pay dividends. For details regarding the restrictions on our ability to transfer cash between us and our subsidiaries, see “Risk Factors—Risks Related to Doing Business in China— Restrictions on currency exchange or outbound capital flows may limit our ability to utilize our PRC revenue effectively,” “Risk Factors—Risks Related to Doing Business in China— PRC regulation on loans to, and direct investment in, PRC entities by offshore holding companies and governmental control in currency conversion may delay or prevent us from using the proceeds of any financing we raise, including any offerings made pursuant to this prospectus to make loans to or make additional capital contributions to our PRC subsidiaries, which could materially and adversely affect our liquidity and our ability to fund and expand EZGO’s business,” and “Risk Factors—Risks Related to Doing Business in China—The PRC government could prevent the cash maintained from leaving the PRC, restrict deployment of the cash into the business of its subsidiaries and restrict the ability to pay dividends to U.S. shareholders, which could materially adversely affect EZGO’s operations through its subsidiaries in China.”

Investing in EZGO’s securities involves risks. You should carefully consider the risk factors beginning on page 27 of this prospectus, in any accompanying prospectus supplement and in any related free writing prospectus, and in the documents incorporated by reference into this prospectus, any accompanying prospectus supplement and any related free writing prospectus before making any decision to invest in EZGO’s securities.

This prospectus may not be used to offer or sell any securities unless accompanied by a prospectus supplement.

Neither the United States Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is       , 2025

You should rely only on the information provided by this prospectus, any prospectus supplement and any information incorporated by reference. We have not authorized anyone else to provide you with different or additional information or to make any representations other than those contained in or incorporated by reference to this prospectus or any accompanying prospectus supplement. We have not taken any action to permit a public offering of the securities described in this prospectus outside the United States or to permit the possession or distribution of this prospectus outside the United States. Persons outside the United States who come into possession of this prospectus must observe any restrictions relating to the offering of the securities described in this prospectus and the distribution of this prospectus outside of the United States. This prospectus is not an offer to sell, or solicitation of an offer to buy, any securities in any circumstances under which the offer of solicitation is unlawful.

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ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement on Form F-3 that we filed with the Securities and Exchange Commission, or the SEC, using a “shelf registration” process. Under this shelf registration process, we may, from time to time, sell any combination of the securities of EZGO described in this prospectus in one or more offerings up to a total dollar amount of up to US$200,000,000 (or its equivalent in foreign or composite currencies).

This prospectus provides you with a general description of the securities that may be offered. Each time we offer EZGO’s securities, we will provide you with a supplement to this prospectus that will describe the specific amounts, prices and terms of the securities we offer. The prospectus supplement may also add, update or change information contained in this prospectus. This prospectus, together with applicable prospectus supplements and the documents incorporated by reference in this prospectus and any prospectus supplements, includes all material information relating to an offering pursuant to this prospectus. Please read carefully both this prospectus and any prospectus supplement together with additional information described below under “Where You Can Find More Information.”

You should rely only on the information contained in or incorporated by reference in this prospectus and any applicable prospectus supplement. We have not authorized anyone to provide you with different or additional information. If anyone provides you with different or inconsistent information, you should not rely on it. We take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or any sale of securities described in this prospectus. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

You should not assume that the information contained in this prospectus and any accompanying prospectus supplement is accurate on any date subsequent to the date set forth on the front of the document or that any information that we have incorporated by reference is correct on any date subsequent to the date of the document incorporated by reference. EZGO’s business, financial condition, results of operations and prospects may have changed since those dates.

CONVENTIONS THAT APPLY TO THIS PROSPECTUS

Unless we indicate otherwise, all information in this prospectus reflects the following:

●	“BVI” refers to British Virgin Islands;

●	“CAC” refers to the Cyberspace Administration of China;

●	“China” or the “PRC”, in each case, refers to the People’s Republic of China, including Hong Kong and Macau. The term “Chinese” has a correlative meaning for the purpose of this prospectus;

●	“CSRC” refers to the China Securities Regulatory Commission;

●	“Exchange Act” refers to the Securities Exchange Act of 1934, as amended;

●	“EZGO” refers to EZGO Technologies Ltd., a British Virgin Islands business company, and “we,” “us,” “our company,” the “Company,” “our,” or similar terms used in this prospectus refer to EZGO Technologies Ltd. and/or its consolidated subsidiaries, other than the variable interest entity, Jiangsu EZGO Electronic Technologies, Co., Ltd., unless the context otherwise indicates;

●	“EZGO HK” refers to EZGO’s wholly-owned subsidiary, China EZGO Group Ltd. (formerly known as Hong Kong JKC Group Co., Limited), a Hong Kong company;

●	“FINRA” refers to the Financial Industry Regulatory Authority, Inc.;

●	“HK$,” “HKD” or “Hong Kong dollars” refers to the legal currency of the Hong Kong Special Administrative Region;

●	“Hong Kong” refers to the Hong Kong Special Administrative Region of the PRC;

●	“initial public offering” refers to our initial public offering, in which we offered and sold an aggregate of 3,038,500 Ordinary Shares at an offering price of US$4.00 per share, including a partial exercise of the underwriters’ over-allotment;

●	“JOBS Act” refers to the Jumpstart Our Business Startups Act, enacted in April 2012;

●	“MOFCOM” refers to China’s Ministry of Commerce;

●	“Ordinary Shares” refers to EZGO’s ordinary shares, no par value per share;

●	“PCAOB” refers to the Public Company Accounting Oversight Board of the United States;

●	“Preferred Shares” refers to EZGO’s preferred shares, no par value per share with a right to 20 votes per Preferred Share;

●	“RMB” or “Renminbi” refer to the legal currency of the People’s Republic of China;

●	“SAFE” refers to China’s State Administration of Foreign Exchange;

●	“SAT” refers to China’s State Administration of Taxation;

●	“SEC” refers to the United States Securities and Exchange Commission;

●	“Securities Act” refers to the Securities Act of 1933, as amended;

●	“share capital” or similar expressions include a reference to shares in a company that does not have a share capital under its governing law, but which is authorized to issue a maximum or unlimited number of shares;

●	“US$,” “$,” “dollars,” “USD” or “U.S. dollars” refer to the legal currency of the United States;

●	“U.S. GAAP” refers to the generally accepted accounting principles in the United States;

●	“VIE” refers to the variable interest entity, Jiangsu EZGO Electronic Technologies, Co., Ltd. (formerly known as Jiangsu Baozhe Electric Technologies, Co., Ltd.), a PRC company;

●	“WFOE” refers to EZGO HK’s wholly-owned subsidiary and wholly foreign owned enterprise, EZGO Technologies Group Co., Ltd. (formerly known as Changzhou EZGO Enterprise Management Co., Ltd. and Changzhou Jiekai New Energy Technology Company), a PRC company;

This prospectus contains information and statistics relating to China’s economy and the industries in which EZGO operates through its subsidiaries in China derived from various publications issued by market research companies and PRC governmental entities, which have not been independently verified by us. The information in such sources may not be consistent with other information compiled in or outside of China.

Unless otherwise noted, all other financial and other data related to the Company in this prospectus is presented in U.S. dollars. We present our financial results in RMB. We make no representation that any RMB or U.S. dollar amounts could have been, or could be, converted into U.S. dollars or RMB, as the case may be, at any particular rate, or at all. The PRC government imposes control over its foreign currency reserves in part through direct regulation of the conversion of RMB into foreign exchange and through restrictions on foreign trade. This prospectus contains translations of certain foreign currency amounts into U.S. dollars for the convenience of the reader. Unless otherwise stated, the consolidated balance sheets amounts, with the exception of equity, on September 30, 2023 and 2024 and March 31, 2025 were translated at RMB7.2960 to $1.00, RMB7.0176 to $1.00 and RMB7.2567 to $1.00, respectively. Equity accounts were stated at their historical rates. The average translation rates applied to consolidated statements of operations and cash flows for the fiscal years ended September 30, 2022, 2023 and 2024 and the six months ended March 31, 2024 and 2025 were RMB6.5532 to $1.00, RMB7.0533 to $1.00, RMB7.2043 to $1.00, RMB7.2064 to $1.00, and RMB7.2308 to $1.00  respectively.

Our fiscal year end is September 30. References to a particular “fiscal year” are to our fiscal year ended September 30 of that calendar year.

References in any prospectus supplement to “the accompanying prospectus” are to this prospectus and to “the prospectus” are to this prospectus and the applicable prospectus supplement taken together.

PROSPECTUS SUMMARY

Investors in EZGO’s securities are not purchasing an equity interest in our operating entities in China but instead are purchasing an equity interest in a British Virgin Islands holding company.

This summary highlights selected information that is presented in greater detail elsewhere, or incorporated by reference, in this prospectus. It does not contain all of the information that may be important to you and your investment decision. Before investing in the securities that we are offering, you should carefully read this entire prospectus, including the matters set forth under the section of this prospectus captioned “Risk Factors,” “Cautionary Note Regarding Forward-Looking Statements” and the financial statements and related notes and other information that we incorporate by reference herein, including, but not limited to, our 2024 Annual Report and our other SEC reports.

Overview

EZGO is a holding company incorporated in the BVI with operating subsidiaries and with substantially all of its operations and assets in China. As a holding company with no material operations of its own, EZGO conducts its business in China through its subsidiaries Leveraging its Internet of Things (“IoT”) product and service platform, EZGO has preliminarily established a business model centered on electric vehicle accessories including batteries cells and packs and electronic control system. Prior to the termination of the VIE Agreements, EZGO also (i) designs, manufactures, rents and sells e-bicycles and e-tricycles; (ii) sells, franchises, and operates smart charging piles for e-bicycles and other electronic devices, through the VIE and its subsidiaries in China. On September 25, 2025, EZGO terminated the VIE Agreements due to declined sales of e-bicycles.

The e-bicycles are models under the PRC Safety Technical Specification for Electric Bicycles (GB 17761-2018) (also referred to generally as the “New National Standards for Electric Bicycles” and referred to herein as the “New National Standards”) (“new standards e-bicycles”) and there are no domestic law and regulations related to urban e-tricycles. In addition, the two-wheel electric vehicle models that do not comply with the new standards e-bicycles that are manufactured under the New National Standards (“non-new standards e-bicycles”) are manufactured under the PRC National Standard General Specification for Electric Motorcycle and Electric Mopeds (GB/T24158-2018) (“General Specification Standard”), which came into effect on April 1, 2019. None of EZGO, the WFOE, the VIE, prior to the termination of the VIE Agreements, its subsidiaries, and other non-VIE subsidiaries in China produces any non-new standards e-bicycles. As of September 30, 2024 and March 31, 2025, EZGO, through the WFOE, the VIE, its subsidiaries, and other non-VIE subsidiaries in China, did not have non-new standards e-bicycles as our property, plants and equipment and no impairment was recognized for the fiscal years ended September 30, 2022, 2023 and 2024 and the six months ended March 31, 2025.

EZGO, through the WFOE, the VIE, its subsidiaries, and other non-VIE subsidiaries in China, has also engaged in the business of battery packs sales, which accounted for approximately, 40%, 52%, 77%, and 75%  of its total revenues from continuing and discontinued operations for the fiscal years ended September 30, 2022, 2023 and 2024 and the six months ended March 31, 2025, respectively. The revenue from e-bicycles sales accounted for approximately 54%, 27%, 14% and 10%  of its total revenues from continuing and discontinued operations for the fiscal years ended September 30, 2022, 2023 and 2024 and the six months ended March 31, 2025, respectively. During the fiscal years ended September 30, 2023 and 2024 and the six months ended March 31, 2025, electronic control system and intelligent robots sales accounted for approximately 15%, 7%, and 9% of EZGO’s total revenues from continuing and discontinued operations. For the fiscal years ended September 30, 2022, 2023 and 2024, as the self-developed smart charging piles for e-bicycles and other electronic devices, second-hand machinery, maintenance services, and photovoltaic engineering contracting have not yet entered into large-scale production and sales, the revenue from this business accounted for a small proportion of EZGO’s total revenues. For the fiscal year ended September 30, 2024 and the six months ended March 31, 2025, the revenue from this business accounted for 2% and 6%, respectively, of EZGO’s total revenues.

Contractual Arrangements and Corporate Structure

The diagram below shows our corporate structure as of the date of this prospectus.

Contractual Arrangements with the VIE and Its Shareholders and the Termination thereof

Due to PRC legal restrictions on foreign ownership in internet-based businesses, neither we nor our subsidiaries own any equity interest in the VIE. Instead, we receive the economic benefits of the VIE’s business operations through the VIE Agreements. The WFOE, the VIE and its equity holders entered into the VIE Agreements on November 8, 2019. The VIE Agreements are designed to provide the WFOE with contractual rights, and obligations, including certain control rights and the rights in the assets, property and revenue of the VIE, to (i) determine the most significant economic activities of the VIE, (ii) receive the majority of the economic benefits of the VIE, most importantly the ability to consolidate the financial statements of the VIE with the financial statements of our holding company, EZGO under U.S. GAAP, for which we are the primary beneficiary of the VIE for accounting purposes, and (iii) have an exclusive option to purchase or designate any third party to purchase all or part of the equity interests in and assets of the VIE when and to the extent permitted by PRC law. However, The VIE Agreements may not be as effective as direct ownership in providing us with control over the VIE and its subsidiaries, and the enforceability of the VIE Agreements has not been tested in a court of law, and the PRC government may take actions to exert more oversight and control over offerings by China based issuers conducted overseas and/or foreign investment in such companies, or could disallow the VIE Agreements, which would likely result in a material change in EZGO’s operations through the VIE and its subsidiaries in China and/or a material change in the value of the securities we have registered for sale, including that it could cause the value of EZGO’s securities could to significantly decline or become worthless. Specifically, the legal environment in the PRC is not as developed as in other jurisdictions, such as the United States. As a result, uncertainties in the PRC legal system could limit our ability, as a BVI holding company, to enforce these contractual arrangements and doing so may be quite costly. There are also substantial uncertainties regarding the interpretation and application of current and future PRC laws, regulations and rules regarding the status of the rights of the WFOE with respect to its contractual arrangements with the VIE and its shareholders. It is uncertain whether any new PRC laws or regulations relating to variable interest entity structure will be adopted or if adopted, what they would provide. If we or the VIE are found to be in violation of any existing or future PRC laws or regulations, or fail to obtain or maintain any of the required permits or approvals, the relevant PRC regulatory authorities would have broad discretion to take action in dealing with such violations or failures. In addition, the enforceability of the various contracts described above by our company against the VIE is dependent upon the shareholders of the VIE. If the shareholders of the VIE fail to perform their obligations under the contractual arrangements, we could be unable to enforce the contractual arrangements that enable us to consolidate the VIE’s operations and financial results in our financial statements in accordance with U.S. GAAP as the primary beneficiary. If this happens, we would need to deconsolidate the VIE. The majority of our assets, including the necessary licenses to conduct business in China are held by the VIE and its subsidiaries and part of our revenues are generated by the VIE and its subsidiaries. An event that results in the deconsolidation of the VIE would have a material effect on EZGO’s operations through the VIE and its subsidiaries in China and result in the value of its securities diminishing substantially or even become worthless. For a detailed description of the risks associated with our corporate structure, please refer to risks disclosed under “Risk Factors—Risks Related to Our Corporate Structure” on page 53.

As a result of our direct ownership in the WFOE and the VIE Agreements, we are regarded as the primary beneficiary of the VIE, and we treat the VIE as our consolidated variable interest entity under U.S. GAAP, which generally refers to an entity in which we do not have any equity interests but whose financial results are consolidated into our consolidated financial statements in accordance with U.S. GAAP because we have a controlling financial interest in, and thus are the primary beneficiary of, that entity. We have consolidated the financial results of the VIE and its subsidiaries in our consolidated financial statements in accordance with U.S. GAAP.

Each of the VIE Agreements is described in detail below and each of which is currently in full force and effect:

Exclusive Management Consulting and Technical Service Agreement

Pursuant to the Exclusive Management Consulting and Technical Service Agreement, dated November 8, 2019, between WFOE and the VIE (the “VIE Exclusive Management Agreement”), the VIE agrees to engage WFOE as its exclusive provider of management consulting, technical support, intellectual property license and relevant services, including all services within the VIE’s business scope and decided by WFOE from time to time as necessary. The VIE pays to WFOE service fees within three months after each fiscal year end. The service fees are set at 95% (or a percentage adjusted by WFOE in its sole discretion) of the after-tax profit after the deficit of the prior fiscal year is covered and the statutory common reserve is extracted. WFOE exclusively owns any intellectual property arising from the performance of the VIE Exclusive Management Agreement. The VIE Exclusive Management Agreement is effective for twenty years unless earlier terminated as set forth in the agreement or other written agreements entered into by the parties thereto. The VIE Exclusive Management Agreement shall be extended automatically at the end of its term, until WFOE’s business term or the VIE’s business term expires, unless otherwise notified by WFOE in writing. During the term of the VIE Exclusive Management Agreement, the VIE may not terminate the VIE Exclusive Management Agreement except in the case of WFOE’s gross negligence or fraud, or VIE Exclusive Management Agreement or applicable PRC laws provide otherwise. WFOE may terminate the VIE Exclusive Management Agreement by 30-day written notice to the VIE at any time.

Equity Pledge Agreement

Pursuant to the Equity Pledge Agreement, dated November 8, 2019, among WFOE, the VIE and the equity holders of the VIE (the “VIE Equity Pledge Agreement”), the equity holders of the VIE have pledged 100% of their equity interests in the VIE to WFOE to guarantee performance of all obligations under the VIE Exclusive Management Agreement, the VIE Loan Agreement (defined hereafter), the VIE Exclusive Call Option Agreement (defined hereafter) and the VIE Proxy Agreement (defined hereafter). If any event of default as provided for therein occurs, WFOE, as the pledgee, will be entitled to dispose of the pledged equity interests according to applicable PRC laws. On November 28, 2019, WFOE, the VIE and all its equity holders completed the registration of the equity pledge with the relevant office of State Administration of Market Regulation (“SAMR”, formerly known as State Administration for Industry and Commerce, or the SAIC) in accordance with the PRC Property Rights Law.

Exclusive Call Option Agreement

Pursuant to the Exclusive Call Option Agreement, dated November 8, 2019, among WFOE, the VIE and the equity holders of the VIE (the “VIE Exclusive Call Option Agreement”), each of the equity holders of the VIE has irrevocably granted WFOE an exclusive option to purchase, or to designate other persons to purchase, to the extent permitted by applicable PRC laws, rules and regulations, all of the equity interests and assets in the VIE from its equity holders. The equity holders of the VIE agree that, without the prior written consent of WFOE, they will not dispose of their equity interests in the VIE or create or allow any encumbrance on their equity interests. The purchase price for the equity interest is to be the minimum price permitted by applicable PRC laws, rules and regulations, or the amount that the equity holders actually pay to the VIE regarding the equity, whichever is lower. The purchase price for the assets is to be the minimum price permitted by applicable PRC laws, rules and regulations, or the net book value of the assets, whichever is lower. The VIE Exclusive Call Option Agreement expires when all the equity interests or all the assets are transferred pursuant to the agreement.

Proxy Agreement

Pursuant to the Proxy Agreement, dated November 8, 2019, among WFOE, the VIE and each of equity holders of the VIE (the “VIE Proxy Agreement”), each of the equity holders irrevocably authorizes WFOE to exercise his or her rights as an equity holder of the VIE, including the right to attend equity holders meetings, to exercise voting rights and to transfer all or a part of his or her equity interests therein pursuant to the VIE Exclusive Call Option Agreement. During the term of the VIE Proxy Agreement, the VIE and all its equity holders may not terminate the VIE Proxy Agreement except when the VIE Proxy Agreement or applicable PRC laws provide otherwise.

Loan Agreement

Pursuant to the Loan Agreement, dated November 8, 2019 (the “VIE Loan Agreement”), WFOE agrees to provide the VIE with loans of different amounts at an annual interest rate of 24% according to the VIE’s needs from time to time. The term of each loan is 20 years, which can be extended with the written consent of both parties. During the term of the loan or the extended term of the loan, the VIE may not prepay any loan without the written consent of WFOE while in case of certain circumstances, the VIE must repay the loan in advance upon WFOE’s written request.

Spousal Consent Letter

The spouses of individual equity holders of the VIE have each signed a spousal consent letter. Under the spousal consent letter, the signing spouse unconditionally and irrevocably has agreed to the execution by his or her spouse of the VIE Equity Pledge Agreement, the VIE Exclusive Call Option Agreement and the VIE Proxy Agreement, and that his or her spouse may perform, amend or terminate such agreements without his or her consent. In addition, in the event that the spouse obtains any equity interest in the VIE held by his or her spouse for any reason, he or she agrees to be bound by and sign any legal documents substantially similar to the contractual arrangements entered into by his or her spouse, as may be amended from time to time.

Through the current contractual arrangements, we established a contractual relationship with all equity holders of the VIE. Pursuant to these agreements, all equity holders of the VIE had irrevocably authorized WFOE to exercise voting rights and all other rights as the equity holder and pledged all of his or her equity interests in the VIE to WFOE as collateral to secure performance of all of his or her obligations under these agreements. However, the equity holders of the VIE may have potential conflicts of interest with us and may breach, or cause the VIE to breach, or refuse to renew, the existing contractual arrangements we have with them and the VIE. Any failure by the VIE or equity holders of the VIE to perform his or her obligations under our contractual arrangements with them would have a material adverse effect on EZGO’s business primarily through the VIE and its subsidiaries in China and financial condition.

We have relied on the opinion of our PRC counsel, AllBright Law Offices (Fuzhou), that:

●	the ownership structure of the VIE and WFOE in China does not violate any applicable PRC laws or regulations currently in effect; and

●	the contractual arrangements among WFOE, the VIE and the VIE’s shareholders governed by PRC law are valid, binding and enforceable in accordance with their terms and applicable PRC laws or regulations currently in effect and do not and will not violate any applicable PRC laws or regulations currently in effect.

However, there are substantial uncertainties regarding the interpretation and application of current and future PRC laws, regulations and rules, and the VIE Agreements have not been tested in a court of law. Accordingly, we may incur substantial costs to enforce the terms of the VIE Agreements, and the PRC regulatory authorities may in the future take a view that is contrary to or otherwise different from the above opinion of our PRC legal counsel.

On March 30, 2025, the Board of Directors of the Company approved the disposal of the VIE and its subsidiaries due to the declining performance of sales of e-bicycle business. The VIE and subsidiaries mainly operated in sales of e-bicycles business in PRC. The disposal of the sales of e-bicycles business represented strategic shifts of the Company that had a major impact on the Company’s financial results, and met the held-for-sale criteria, which trigger discontinued operations accounting in accordance with ASC 205-20-45.

On September 25, 2025, WFOE, the VIE, and shareholders of the VIE entered into a termination agreement and terminated the VIE Agreements. As of the date of this prospectus, the Company does not have a VIE structure.

VIE Financial Information

Set forth below is selected consolidated statements of operations and cash flows for the fiscal years ended September 30, 2022, 2023, 2024, and for the six months ended March 31, 2025, and selected balance sheet information as of September 30, 2022, 2023 2024, and as of March 31, 2025, showing financial information for parent company EZGO Technologies Ltd., non-VIE subsidiaries, the WFOE, the VIE and VIE’s subsidiaries, eliminating entries and consolidated information (dollars in thousands). In the tables below, the column headings correspond to the following entities in the organizational diagram on page 2.

●	“parent” refers to EZGO Technologies Ltd., a BVI business company;

●	“non-VIE subsidiaries” refer to the sum of (i) China EZGO Group Ltd., our wholly-owned Hong Kong subsidiary; (ii) Changzhou Langyi Electronic Technology Co., Ltd. a wholly-owned PRC subsidiary; (iii) Jiangsu EZGO Energy Supply Chain Technology Co., Ltd.; (iv) Jiangsu EZGO New Energy Technologies Co., Ltd.; (v) Sichuan EZGO Energy Technologies Co., Ltd.; (vi) Tianjin EZGO Electric Technologies Co., Ltd.; (vii) Changzhou Youdi Electric Bicycle Co., Ltd.; (viii) Changzhou Sixun Technologies Co., Ltd.; (ix) Changzhou Higgs Intelligent Technologies Co., Ltd.; and (x) Changzhou Zhuyun Technologies Co., Ltd;

●	“WFOE” refers to EZGO Technologies Group Co., Ltd. (formerly known as Changzhou EZGO Enterprise Management Co., Ltd., and Changzhou Jiekai Enterprise Management Co., Ltd.), our wholly-owned PRC subsidiary;

●	“VIE and its subsidiaries” refer to the sum of (i) Jiangsu EZGO Electronic Technologies, Co., Ltd., (ii) Changzhou Hengmao Power Battery Technology Co., Ltd., (iii) Changzhou Yizhiying IoT Technologies Co., Ltd., and (iv) Jiangsu Cenbird E-Motorcycle Technologies Co., Ltd; and

●	“VIE” refers to Jiangsu EZGO Electronic Technologies, Co., Ltd.

Consolidated Statements of Operations Information

	Six Months Ended March 31, 2025
	Parent	Non-VIE subsidiaries	WFOE	VIE and its subsidiaries	Eliminations	Consolidated
Net revenues	$-	$1,657,203	$4,908,164	$752,748	$-	$7,318,115
Cost of revenues	-	(1,170,391)	(4,723,508)	(736,438)	-	(6,630,337)
Gross profit	-	486,812	184,656	16,310	-	687,778
Operating expenses	(637,966)	(662,314)	(407,106)	(195,801)	-	(1,903,187)
Loss from operations	(637,966)	(175,502)	(222,450)	(179,491)	-	(1,215,409)
Other income, net	6	120,440	218,687	13,865	(216,156)	136,842
Loss before income tax benefit (expense)	(637,960)	(55,062)	(3,763)	(165,626)	(216,156)	(1,078,567)
Income tax benefit (expense)	-	(28,889)	7,555	-	-	(21,334)
Share of loss from subsidiaries	-	(87,109)	(6,690)	(63,152)	-	(156,951)
Net loss	(637,960)	(171,060)	(2,898)	(228,778)	(216,156)	(1,256,852)
Less: net loss attributable to non-controlling interests	-	(68,549)	-	(52,296)	-	(120,845)
Net loss attributable to EZGO’s shareholders	(637,960)	(102,511)	(2,898)	(176,482)	(216,156)	(1,136,007)

	Fiscal Year Ended September 30, 2024
	Parent	Non-VIE subsidiaries	WFOE	VIE and its subsidiaries	Eliminations	Consolidated

Net revenues	$-	$4,863,027	$13,359,133	$2,912,265	$-	$21,134,425
Cost of revenues	-	(3,684,292)	(12,841,630)	(3,099,220)	-	(19,625,142)
Gross profit	-	1,178,735	517,503	(186,955)	-	1,509,283
Operating expenses	(1,502,523)	(1,628,229)	(898,986)	(1,696,616)	-	(5,726,354)
Loss from operations	(1,502,523)	(449,494)	(381,483)	(1,883,571)	-	(4,217,071)
Share of loss from subsidiaries	(5,904,310)	(4,109,002)	(2,243,597)	-	12,256,909	-
Other income (expense), net	122,041	(1,581,894)	(2,253,741)	(972,576)	-	(4,686,170)
Loss before income tax expenses (benefit)	(7,284,792)	(6,140,390)	(4,878,821)	(2,856,147)	12,256,909	(8,903,241)
Net loss	(7,284,792)	(6,082,439)	(4,109,002)	(2,866,472)	12,256,909	(8,085,796)
Less: net loss attributable to non-controlling interests	-	(178,129)	-	(622,875)	-	(801,004)
Net loss attributable to EZGO’s shareholders	(7,284,792)	(5,904,310)	(4,109,002)	(2,243,597)	12,256,909	(7,284,792)

	Fiscal Year Ended September 30, 2023
	Parent	Non-VIE subsidiaries	WFOE	VIE and its subsidiaries	Eliminations	Consolidated

Net revenues	$-	$4,792,821	$5,852,450	$6,757,558	$(1,482,170)	$15,920,659
Cost of revenues	-	(4,066,673)	(5,544,860)	(6,651,897)	1,482,170	(14,781,260)
Gross profit	-	726,148	307,590	105,661	-	1,139,399
Operating expenses	(2,252,709)	(1,059,040)	(908,775)	(1,710,953)	-	(5,931,477)
Loss from operations	(2,252,709)	(332,892)	(601,185)	(1,605,292)	-	(4,792,078)
Share of loss from subsidiaries	(206,966)	(205,147)	-	-	412,113	-
Other income (expense), net	(408)	47,720	654,230	(2,180,789)	(844,907)	(2,324,154)
Loss before income tax expenses (benefit)	(2,460,083)	(490,319)	53,045	(3,786,081)	(432,794)	(7,116,232)
Net loss	(2,460,083)	(523,744)	(42,100)	(3,799,592)	(432,794)	(7,258,313)
Less: net loss attributable to non-controlling interests	-	(153,737)	-	(321,490)	-	(475,227)
Net loss attributable to EZGO’s shareholders	(2,460,083)	(370,007)	(42,100)	(3,478,102)	(432,794)	(6,783,086)

	Fiscal Year Ended September 30, 2022
	Parent	Non-VIE subsidiaries	WFOE	VIE and its subsidiaries	Eliminations	Consolidated

Net revenues	$-	$176,027	4,407,284	$12,805,906	$-	$17,389,217
Cost of revenues	-	(170,454)	(4,042,002)	(12,957,722)	-	(17,170,178)
Gross profit	-	5,573	365,282	(151,816)	-	219,039
Operating expenses	(1,449,339)	(14,993)	(1,095,508)	(4,121,806)	-	(6,681,646)
Loss from operations	(1,449,339)	(9,420)	(730,226)	(4,273,622)	-	(6,462,607)
Share of loss from subsidiaries	(157,105)	(149,440)	-	-	306,545	-
Other income (expense), net	327	(265)	605,606	(872,639)	-	(266,971)
Loss before income tax expenses (benefit)	(1,606,117)	(159,125)	(124,620)	(5,146,261)	306,545	(6,729,578)
Net loss	(1,606,117)	(157,105)	(149,440)	(5,862,713)	306,545	(7,468,830)
Less: net loss attributable to non-controlling interests	-	-	-	(1,005,032)	-	(1,005,032)
Net loss attributable to EZGO’s shareholders	(1,606,117)	(157,105)	(149,440)	(4,857,681)	306,545	(6,463,798)

Consolidated Balance Sheets Information

	As of March 31, 2025
	Parent	Non-VIE subsidiaries	WFOE	VIE and its subsidiaries	Eliminations	Consolidated
Amounts due from a subsidiary of EZGO	$24,366,757	$-	$-	$17	$(24,366,774)	$-
Amounts due from VIE and its subsidiaries	-	-	8,957,240	-	(8,957,240)	-
Amounts due from Non-VIE and its subsidiaries	8,080,448	-	20,780,523	-	(28,860,971)	-
Amounts due from WFOE	32,828,571	659,503	-	11,475,900	(44,963,974)	-
Current assets	65,283,699	4,979,677	51,056,451	17,614,551	(106,608,765)	32,325,613
Amounts due to VIE and its subsidiaries	-	(17)	(11,475,900)	-	11,475,917	-
Amounts due to WFOE	-	(20,780,523)	-	(8,957,240)	29,737,763	-
Amounts due to non-VIE and its subsidiaries	-	-	(659,503)	-	659,503	-
Amounts due to EZGO	-	(32,447,205)	(32,828,571)	-	65,275,776	-
Working capital (deficit)	64,092,428	(50,574,456)	4,282,111	9,896,129	(10,220,084)	17,476,128
Investment in non-VIE subsidiaries	-	-	5,583,805	-	(5,583,805)	-
Assets	65,283,699	74,757,173	67,539,614	18,963,193	(147,930,243)	78,613,436

	As of September 30, 2024
	Parent	Non-VIE subsidiaries	WFOE	VIE and its subsidiaries	Eliminations	Consolidated

Amounts due from a subsidiary of EZGO	$24,635,125	$-	$-	$-	$(24,635,125)	$-
Amounts due from VIE and its subsidiaries	-	-	9,575,923	-	(9,575,923)	-
Service fee receivable from VIE	-	-	116,190	-	(116,190)	-
Amounts due from Non-VIE and its subsidiaries	8,371,538	-	16,194,733	-	(24,566,271)	-
Amounts due from WFOE	32,707,247	691,948	-	11,345,913	(44,745,108)	-
Current assets	65,719,690	(8,960,931)	53,349,617	17,946,055	(86,650,772)	41,403,659
Amounts due to VIE and its subsidiaries	-	-	(11,345,913)	-	11,345,913	-
Amounts due to WFOE	-	(16,194,733)	-	(9,575,923)	25,770,656	-
Amounts due to non-VIE and its subsidiaries	-	-	(691,948)	-	691,948	-
Service fee payable to WFOE	-	-	-	(116,190)	116,190	-
Amounts due to EZGO	-	(33,006,663)	(32,707,247)	-	65,713,910	-
Working capital (deficit)	64,709,137	(44,026,860)	3,101,722	10,923,332	(10,195,518)	24,511,813
Investment in non-VIE subsidiaries	-	-	5,774,054	-	(5,774,054)	-
Assets	65,719,690	39,619,722	70,278,357	19,548,669	(109,806,775)	85,359,663

	As of September 30, 2023
	Parent	Non-VIE subsidiaries	WFOE	VIE and its subsidiaries	Eliminations	Consolidated

Amounts due from a subsidiary of EZGO	$16,132,200	$-	$-	$-	$(16,132,200)	$-
Prepaid on behalf of VIE	2,940,601	-	-	-	(2,940,601)	-
Amounts due from VIE and its subsidiaries	-	12,061,404	-	-	(12,061,404)	-
Service fee receivable from VIE	-	-	116,190	-	(116,190)	-
Amounts due from non-VIE subsidiaries	9,574,449	-	102,873,896	15,971,826	(128,420,171)	-
Amounts due from WFOE	29,328,300	16,107,637	-	-	(45,435,937)	-
Amounts due from EZGO	-	-	-	1,240,629	(1,240,629)	-
Current assets	66,903,734	2,700,294	36,136,611	25,321,902	(85,148,253)	45,914,288
Amounts due to VIE and its subsidiaries	(1,240,629)	(15,971,826)	-	-	17,212,455	-
Amounts due to WFOE	-	(102,873,896)	-	-	102,873,896	-
Service fee payable to WFOE	-	-	-	(116,190)	116,190	-
Amounts due to non-VIE and its subsidiaries	-	-	(16,107,637)	(12,061,404)	28,169,041	-
Amounts due to EZGO	-	(25,706,649)	(29,328,300)	(2,940,601)	57,975,550	-
Working capital	65,723,174	(21,683,899)	(10,530,672)	14,623,762	(13,257,034)	34,875,331
Investment in non-VIE subsidiaries	-	14,237,988	-	-	(14,237,988)	-
Assets	66,903,734	36,087,012	53,581,072	28,372,723	(103,037,022)	81,907,519

	As of September 30, 2022
	Parent	Non-VIE subsidiaries	WFOE	VIE and its subsidiaries	Eliminations	Consolidated

Amounts due from subsidiary of EZGO	$16,161,400	$-	$-	$-	$(16,161,400)	$-
Prepaid on behalf of VIE	3,014,680	-	-	-	(3,014,680)	-
Amounts due from VIE and its subsidiaries	-	-	12,370,844	-	(12,370,844)	-
Service fee receivable from VIE	-	-	116,190	-	(116,190)	-
Amounts due from non-VIE subsidiaries	-	-	5,971,687	704	(5,972,391)	-
Loans from WFOE	8,000,000	-		7,589,951	(15,589,951)	-
Amounts due from EZGO	-	-	-	417,138	(417,138)	-
Current assets	27,278,299	5,789,274	30,210,861	17,434,133	(47,558,531)	33,154,036
Amounts due to VIE and its subsidiaries	(417,138)	(704)	(7,589,951)	-	8,007,794	-
Amounts due to WFOE	-	(5,971,687)	-	(12,370,844)	18,342,531	-
Service fee payable to WFOE	-	-	-	(116,190)	116,190	-
Amounts due to EZGO	-	(16,161,400)	(8,000,000)	(3,014,680)	27,176,080	-
Working capital (deficit)	26,773,478	(16,904,159)	14,651,312	(5,334,798)	-	19,185,833
Investment in non-VIE subsidiaries	-	15,604,043	-	-	(15,604,043)	-
Assets	27,278,299	21,803,156	27,446,730	31,327,603	(93,502,243)	14,353,546

Consolidated Cash Flows Information

	Six Months Ended March 31, 2025
	Parent	Non-VIE subsidiaries	WFOE	VIE and its subsidiaries	Eliminations	Consolidated

Total cash (used in) provided by operating activities	$439,792	$8,814,892	$(7,159,641)	$(1,140,207)	$-	$954,836
Amounts due from VIE and its subsidiaries	-	-	(734,873)	-	734,873	-
Amounts due from non-VIE subsidiaries	(559,458)	-	4,585,790	17	(4,026,349)	-
Amounts due from WFOE	121,324	(32,445)	-	129,987	(218,866)	-
Purchase of long-term investments	-	-	-	(1,867)	-	(1,867)
Net cash inflow from disposal of a subsidiary	-	-	-	206,063	-	206,063
Proceed from redemption of a short-term investment	-	1,574,882	-	-	-	1,574,882
Invest in subsidiary	-	-	-	-	-	-
Others(1)	-	(4,646,325)	551,612	(685)	-	(4,095,398)
Total cash (used in) provided by investing activities	(438,134)	(3,103,888)	4,402,529	333,515	(3,510,342)	(2,316,320)
Amounts due to EZGO	-	559,458	(121,324)	-	(438,134)	-
Amounts due to non-VIE subsidiaries	-	-	32,445	-	(32,445)	-
Amounts due to the WFOE	-	(4,585,790)	-	734,873	3,850,917	-
Amounts due to VIE and its subsidiaries	-	(17)	(129,987)	-	130,004	-
Contribution from a shareholder	-	(1,300,000)	1,300,000	-	-	-
Repayments of short-term borrowings	-	(1,327,654)	(110,638)	-	-	(1,438,292)
Proceeds from long-term borrowings	-	-	-	-	-	-
Others(2)	-	-	(1,615,418)	36,428	-	(1,578,990)
Total cash (used in) provided by financing activities	-	(6,654,003)	(644,922)	771,301	3,510,342	(3,017,282)
Effect of exchange rate changes	-	-	311,836	(1,693)	-	310,143
Net (decrease) increase in cash	1,658	(942,999)	(3,090,198)	(37,084)	-	(4,068,623)

	For the year September 30, 2024
	Parent	Non-VIE subsidiaries	WFOE	VIE and its subsidiaries	Eliminations	Consolidated

Total cash (used in) provided by operating activities	$(437,396)	$2,675,835	$97,013	$(582,781)	$(12,061,404)	$(10,308,733)
Collection of loans to VIE and its subsidiaries	2,940,601	-	(9,575,923)	-	6,635,322	-
Amounts due from EZGO	-	-	-	1,240,629	(1,240,629)	-
Amounts due from non-VIE subsidiaries	(7,300,014)	-	(2,094,692)	15,971,826	(6,577,120)	-
Loans to the WFOE	(3,378,947)	15,415,689	-	(11,345,913)	(690,829)	-
Purchase of long-term investments	-	(3,996,882)	-	(2,915)	-	(3,999,797)
Net cash inflow from disposal of a subsidiary	-	-	-	861,291	-	861,291
Purchase of a short-term investment	-	(1,557,104)	-	-	-	(1,557,104)
Invest in subsidiary		(7,000,000)	-	-	7,000,000	-
Others(1)	-	(7,653,540)	961,926	144,703	-	(6,546,911)
Total cash (used in) provided by investing activities	(7,738,360)	(4,791,837)	(10,708,689)	6,869,621	5,126,744	(11,242,521)
Amounts due to EZGO	-	7,300,014	3,378,947	(2,940,601)	(7,738,360)	-
Amounts due to non-VIE subsidiaries	-	-	(15,415,689)	-	15,415,689	-
Amounts due to the WFOE	-	2,094,692	-	(2,485,481)	390,789	-
Amounts due to VIE and its subsidiaries	(1,240,629)	(15,971,826)	11,345,913	-	5,866,542	-
Contribution from a shareholder	-	-	7,000,000	-	(7,000,000)	-
Proceeds from short-term borrowings	-	1,887,761	3,747,762	-	-	5,635,523
Repayments of short-term borrowings	-	-	(1,318,657)	(277,612)	-	(1,596,269)
Proceeds from long-term borrowings	-	3,443,777	-	-	-	3,443,777
Others(2)	480,940	-	1,277,015	(608,758)	-	1,149,197
Total cash (used in) provided by financing activities	(759,689)	(1,245,582)	10,015,291	(6,312,452)	6,934,660	8,632,228
Effect of exchange rate changes	-	-	124,338	-	-	124,338
Net decrease in cash, cash equivalents and restricted cash	(8,935,445)	(3,361,584)	(472,047)	(25,612)	-	(12,794,688)

	For the year September 30, 2023
	Parent	Non-VIE subsidiaries	WFOE	VIE and its subsidiaries	Eliminations	Consolidated

Total cash (used in) provided by operating activities	$6,720,013	$(7,313,523)	$(7,644,249)	$6,346,133	$-	$(1,891,626)
Loans to VIE and its subsidiaries	-	(3,796)	313,236	-	(309,440)	-
Amounts due from EZGO	-	-	-	(823,491)	823,491	-
Amounts due from non-VIE subsidiaries	(9,149,944)	-	(8,126,807)	(610)	17,277,361	-
Loans to the WFOE	(21,723,605)	-	-	(8,865,949)	30,589,554	-
Net cash outflow due to acquisition of Changzhou Sixun	-	(572,296)	-	-	-	(572,296)
Net cash inflow from disposal of a subsidiary	-	-	-	5,089,321	-	5,089,321
Purchase of long-term investments	-	-	(10,687,851)	(1,425,574)	-	(12,113,425)
Prepayment for intent long-term investment	-	-	(2,835,552)	-	-	(2,835,552)
Cash paid for advances on customized equipment purchases		(7,221,017)				(7,221,017)
Others(1)	-	(3,564,461)	-	28,314	-	(3,536,147)
Total cash used in provided by investing activities	(30,873,549)	(11,361,570)	(21,336,974)	(5,997,989)	48,380,966	(21,189,116)
Loans from EZGO	-	9,149,944	21,723,605	-	(30,873,549)	-
Loans from the WFOE	-	-	-	(309,440)	309,440	-
Amounts due to the WFOE	-	8,126,807	-	-	(8,126,807)	-
Amounts due to VIE and its subsidiaries	823,491	610	8,865,949	-	(9,690,050)	-
Cash receipts from equity issuance, net of issuance cost	31,848,983	-	-	-	-	31,848,983
Proceeds from short-term borrowings	-	-	751,422	283,555	-	1,034,977
Repayments of short-term borrowings	-	-	-	(2,835,552)	-	(2,835,552)
Proceeds from long-term borrowings	-	4,536,883	-	-	-	4,536,883
Others(2)	420,067	-	-	1,164,549	-	1,584,616
Total cash provided by (used in) financing activities	33,092,541	21,814,244	31,340,976	(1,696,888)	(48,380,966)	36,169,907
Effect of exchange rate changes	-	(309,440)	-	61,052	-	(248,388)
Net increase (decrease) in cash, cash equivalents and restricted cash	8,939,005	2,829,711	2,359,753	(1,287,692)	-	12,840,777

	For the Ended September 30, 2022
	Parent	Non-VIE subsidiaries	WFOE	VIE and its subsidiaries	Eliminations	Consolidated

Total cash used in operating activities	$132,326	$(3,456)	(11,973,551)	$1,489,651	$-	$(10,355,030)
Loan to non-VIE subsidiaries	(308,200)	-		-	308,200	-
Loan to VIE and its subsidiaries	-	-	(335,714)	-	335,714	-
Amounts due from non-VIE subsidiaries	-	-	(1,546)	(722)	2,268	-
Loan to the WFOE	(8,000,000)	-	-	(5,675,124)	13,675,124	-
Invest in subsidiary	-	(313,000)	-	-	313,000	-
Others(1)	-	-	-	(4,481,075)	-	(4,481,075)
Total cash used in investing activities	(8,308,200)	(313,000)	(337,260)	(10,156,921)	14,634,306	(4,481,075)
Loans from EZGO	-	308,200	8,000,000	-	(8,308,200)	-
Loans from the WFOE	-	-	-	335,714	(337,260)	-
Amount due to the WFOE		1,546
Amounts due to VIE and its subsidiaries	-	722	5,675,124	-	(5,675,846)	-
Contribution from shareholder	8,000,000	-	313,000	-	(313,000)	8,000,000
Others(2)	-	-	-	6,243,210	-	6,243,210
Total cash provided by financing activities	8,000,000	310,468	13,988,124	6,578,924	(14,634,306)	14,243,210
Effect of exchange rate changes	2,657	-	1,280,821	(2,167,250)	-	(883,772)
Net increase in cash, cash equivalents and restricted cash	(173,217)	(5,988)	2,958,134	(4,255,596)	-	(1,476,667)

(1)	Other cash flows from investing activities mainly include the purchase of property, plants and equipment and land use right, the purchase of short-term investments, loans to related parties and collection of loans to related parties.

(2)	Other cash flows from financing activities mainly include the collection of receivables from a shareholder, loan from related parties, repayments of loan from related parties, and repayment of loans from third parties.

Transfer of Cash through Our Organization

EZGO can transfer cash to its subsidiaries through capital contributions and/or intercompany loans, and EZGO’s subsidiaries can transfer cash to EZGO through dividends or other distributions and/or intercompany loans. Additionally, prior to the termination of the VIE Agreements, EZGO’s subsidiaries could transfer cash to the VIE through loans, and the VIE could transfer cash to EZGO as service fees under the VIE Agreements and/or through loans.

Prior to the completion of our initial public offering in January 2021, the sources of funds of the VIE and its subsidiaries primarily consisted of shareholders capital injection and cash generated from operations.

After the completion of our initial public offering, our holding company, EZGO, transferred funds through a shareholder loan to EZGO HK. EZGO HK transferred funds through an increase in the registered capital to the WFOE. EZGO and the WFOE provided loans to the VIE, subject to statutory limits and restrictions.

For the fiscal year ended September 30, 2023, EZGO provided an additional interest-free loan of US$31,848,983 to the WFOE, and the WFOE provided an additional interest-free loans of US$8,696,766 to its wholly-owned subsidiaries. As of September 30, 2023, the WFOE had US$14,092,722 receivables from its wholly-owned subsidiaries and had US$15,971,124 of payables due to the VIE and VIE’s subsidiaries.

For the fiscal year ended September 30, 2024, EZGO provided an interest-free loan of US$3,378,947 to the WFOE; and EZGO HK injected registered capital of US$7,000,000 into the WFOE. The WFOE provided loans of US$2,094,692 to its wholly-owned subsidiaries. As of September 30, 2024, the WFOE had US$15,500,819 of receivables from its wholly-owned subsidiaries and US$1,769,990 of payables due to the VIE and its subsidiaries.

For the six months ended March 31, 2025, EZGO did not provide any interest-free loan to the WFOE; and EZGO HK injected registered capital of US$1,300,000 into the WFOE. the WFOE provided loans of US$4,585,790 to its wholly-owned subsidiaries. As of March 31, 2025, the WFOE had US$20,119,118 of receivables from its wholly-owned subsidiaries and US$2,604,475 of payables due to the VIE and its subsidiaries

The details of loans provided by the WFOE as of March 31, 2025 are shown below:

Start Date	Maturity Date	Amount	Annual Interest Rate
April 8, 2021	April 6, 2026	$3,445,092	5%
June 11, 2021	June 10, 2026	45,475	5%
June 22, 2021	June 21, 2026	2,021,580	5%
October 14, 2021	August 13, 2026	3,445,092	Chinese Loan Prime Rate (LPR)+0.25%
Total		$8,957,239

Foresaid transactions including capital injection and loans would be eliminated upon consolidation.

We maintain bank accounts in China, including cash in Renminbi in the amount of RMB30,970,516 and cash in USD in the amount of US$26,265 as of September 30, 2024. Funds were transferred between EZGO, its subsidiaries, and the VIE for their daily operation purposes. The transfer of funds between our PRC subsidiaries and the VIE, prior to the termination of the VIE Agreements, are subject to the Provisions on Private Lending Cases, which was implemented on August 20, 2020 to regulate the financing activities between natural persons, legal persons and unincorporated organizations. The Provisions on Private Lending Cases set forth that private lending contracts will be upheld as invalid under the circumstance that (i) the lender swindles loans from financial institutions for relending; (ii) the lender relends the funds obtained by means of a loan from another profit-making legal person, raising funds from its employees, illegally taking deposits from the public; (iii) the lender who has not obtained the lending qualification according to the law lends money to any unspecified object of the society for the purpose of making profits; (iv) the lender lends funds to a borrower when the lender knows or should have known that the borrower intended to use the borrowed funds for illegal or criminal purposes; (v) the lending is in violation of public orders or good morals; or (vi) the lending is in violation of mandatory provisions of laws or administrative regulations. Due to the circumstances aforementioned do not exist in the PRC subsidiaries’ operations, our PRC counsel, AllBright Law Offices (Fuzhou), is of the view that the Provisions on Private Lending Cases does not prohibit using cash generated from one subsidiary to fund another subsidiary’s operations. We have not been notified of any other restriction which could limit our PRC subsidiaries’ ability to transfer cash between subsidiaries. As of the date of this prospectus, we have not adopted any cash management policies that dictate how funds are transferred between us and our subsidiaries.

There is no assurance that the PRC government will not intervene or impose restrictions on the ability of us and our subsidiaries to transfer cash. Most of our cash is in Renminbi, and the PRC government could prevent the cash maintained from leaving the PRC, could restrict deployment of the cash into the business of the subsidiaries and restrict the ability to pay dividends. For details regarding the restrictions on our ability to transfer cash between us and our subsidiaries, see “Item 3. Key Information — D. Risk Factors — Risks Related to Doing Business in China — The PRC government could prevent the cash maintained from leaving the PRC, restrict deployment of the cash into the business of its subsidiaries and restrict the ability to pay dividends to U.S. shareholders, which could materially adversely affect EZGO’s operations through its subsidiaries in China” on page 36. We do not have cash management policies that dictate how funds are transferred between us and our subsidiaries.

Dividends and Other Distributions

EZGO is a holding company incorporated in the BVI with no material operations of its own and does not generate any revenue. It currently conducts its business in China through its subsidiaries, with substantially all of its operations and assets in China. We are permitted under PRC laws and regulations to provide funding to our wholly foreign-owned enterprise, WFOE only through loans or capital contributions, and to the VIE, prior to the termination of the VIE Agreements, only through loans, and only if we satisfy the applicable government registration and approval requirements. See “Risk Factors — Risks Related to Doing Business in China - PRC regulation on loans to, and direct investment in, PRC entities by offshore holding companies and governmental control in currency conversion may delay or prevent us from using the proceeds from any financing we raise, including any offerings made pursuant to this prospectus, to make loans to or make additional capital contributions to our PRC subsidiaries, which could materially and adversely affect our liquidity and our ability to fund and expand EZGO’s business.”

Under our current corporate structure, we rely on dividend payments from our PRC subsidiaries to fund any cash and financing requirements we may have, including the funds necessary to pay dividends and other cash distributions to our shareholders or to service any debt we may incur. Our subsidiaries and VIE, prior to the termination of the VIE Agreements, in the PRC generate and retain cash generated from operating activities and re-invest it in their business, respectively. If any of our PRC subsidiaries incurs debt on its own behalf in the future, the instruments governing such debt may restrict their ability to pay dividends to us.

Our PRC subsidiaries are permitted to pay dividends only out of their retained earnings. However, each of our PRC subsidiaries is required to set aside at least 10% of its after-tax profits each year, after making up for previous year’s accumulated losses, if any, to fund certain statutory reserves, until the aggregate amount of such funds reaches 50% of its registered capital. This portion of our PRC subsidiaries’ respective net assets are prohibited from being distributed to their shareholders as dividends. However, neither any of our subsidiaries nor the VIE has paid any dividends or made any other distributions to our holding company or any U.S. investors as of the date of this prospectus. See also “Risk Factors — Risks Related to Doing Business in China - Our PRC subsidiaries are subject to restrictions on paying dividends or making other payments to us, which may restrict our ability to satisfy our liquidity requirements, and any limitation on the ability of our PRC subsidiaries to make remittance to pay dividends to us could limit our ability to access cash generated by the operations of those entities.”

Under existing PRC foreign exchange regulations, currently our PRC subsidiaries may purchase foreign currency for settlement of “current account transactions,” including payment of dividends to us, without the approval of SAFE, by complying with certain procedural requirements. However, the relevant PRC governmental authorities may limit or eliminate our ability to purchase foreign currencies in the future for current account transactions. Since a significant amount of our PRC revenue is denominated in Renminbi, any existing and future restrictions on currency exchange or outbound capital flows may limit our ability to utilize revenue generated in Renminbi to fund EZGO’s business activities outside of the PRC, make investments, service any debt we may incur outside of China or pay dividends or make distributions in foreign currencies to our shareholders, including holders of EZGO’s Ordinary Shares. In addition, any transfer of funds by EZGO to our PRC subsidiaries, either as a shareholder loan or as an increase in the registered capital, is subject to a series of procedural requirements imposed by SAFE, SAMR, MOFCOM or their local counterparts. This may hinder or delay EZGO’s deployment of cash into its subsidiaries’ business, which could result in a material and adverse effect on EZGO’s operations through its subsidiaries in China. See also “Risk Factors— Risks Related to Doing Business in China – Restrictions on currency exchange or outbound capital flows may limit our ability to utilize our PRC revenue effectively.” on page 33, “Risk Factors— Risks Related to Doing Business in China – PRC regulations relating to foreign exchange registration of overseas investment by PRC residents may subject our PRC resident beneficial owners or our PRC subsidiaries to liability or penalties, limit our ability to inject capital into these subsidiaries, limit PRC subsidiaries’ ability to increase their registered capital or distribute profits to us, or may otherwise adversely affect us.” on page 34 and Risk Factors— Risks Related to Doing Business in China – The PRC government could prevent the cash maintained from leaving the PRC, restrict deployment of the cash into the business of its subsidiaries and restrict the ability to pay dividends to U.S. shareholders, which could materially adversely affect our EZGO’s operations through its subsidiaries in China.” on page 36.

As of the date of this prospectus, none of our subsidiaries have paid any dividends or made any other distributions to us or their respective holding companies nor have we or any of our subsidiaries ever paid dividends or made any other distributions to U.S. investors. EZGO intends to retain most, if not all, of its available funds and any future earnings and cash proceeds from overseas financing activities to fund the development and growth of its business. As a result, we do not expect to pay any cash dividends in the foreseeable future.

In addition, the PRC government imposes controls on the convertibility of the Renminbi into foreign currencies and, in certain cases, the remittance of currency out of China. If the foreign exchange control system prevents us from obtaining sufficient foreign currencies to satisfy our foreign currency demands, we may not be able to pay dividends in foreign currencies to our shareholders. See “Risk Factors — Risks Related to Doing Business in China - Restrictions on currency exchange or outbound capital flows may limit our ability to utilize our PRC revenue effectively.”

A 10% PRC withholding tax is applicable to dividends payable to investors that are non-resident enterprises. Any gain realized on the transfer of ordinary shares by such investors is also subject to PRC tax at a current rate of 10% which in the case of dividends will be withheld at source if such gain is regarded as income derived from sources within the PRC. See also “Risk Factors — Risks Related to Doing Business in China- There are significant uncertainties under the PRC EIT Law relating to the withholding tax liabilities of our PRC subsidiaries, and dividends payable by our PRC subsidiaries to our offshore subsidiaries may not qualify to enjoy certain treaty benefits”.

Foreign Private Issuer Status

We are a foreign private issuer within the meaning of the rules under the Exchange Act. As such, we are exempt from certain provisions applicable to United States domestic public companies. For example:

●	we are not required to provide as many Exchange Act reports, or as frequently, as a domestic public company;

●	for interim reporting, we are permitted to comply solely with our home country requirements, which are less rigorous than the rules that apply to domestic public companies;

●	we are not required to provide the same level of disclosure on certain issues, such as executive compensation;

●	we are exempt from provisions of Regulation FD aimed at preventing issuers from making selective disclosures of material information;

●	we are not required to comply with the sections of the Exchange Act regulating the solicitation of proxies, consents or authorizations in respect of a security registered under the Exchange Act; and

●	we are not required to comply with Section 16 of the Exchange Act requiring insiders to file public reports of their share ownership and trading activities and establishing insider liability for profits realized from any “short-swing” trading transaction.

Implications of Being an Emerging Growth Company

As a company with less than US$1.07 billion in revenue for the last fiscal year, we qualify as an “emerging growth company” pursuant to the JOBS Act. An emerging growth company may take advantage of specified reduced reporting and other requirements that are otherwise applicable generally to public companies. These provisions include exemption from the auditor attestation requirement under Section 404 of the Sarbanes-Oxley Act of 2002, or Section 404, in the assessment of the emerging growth company’s internal control over financial reporting. The JOBS Act also provides that an emerging growth company does not need to comply with any new or revised financial accounting standards until such date that a private company is otherwise required to comply with such new or revised accounting standards.

We will remain an emerging growth company until the earliest of (i) the last day of our fiscal year during which we have total annual gross revenues of at least US$1.07 billion; (ii) the last day of our fiscal year following the fifth anniversary of the completion of our initial public offering; (iii) the date on which we have, during the previous three year period, issued more than US$1.0 billion in non-convertible debt; or (iv) the date on which we are deemed to be a “large accelerated filer” under the Exchange Act, which would occur if the market value of EZGO’s Ordinary Shares that are held by non-affiliates exceeds US$700 million as of the last business day of our most recently completed second fiscal quarter and we have been publicly reporting for at least 12 months. Once we cease to be an emerging growth company, we will not be entitled to the exemptions provided in the JOBS Act discussed above.

Recent Developments

References to share and per share data of described in this Section (except for the subsection titled “Reverse Share Split and Nasdaq Minimum Bid Price Non-Compliance”) have not been adjusted to give effect to the Reverse Share Split.

2025 Equity Incentive Plan

On February 18, 2025, the Board of Directors of the Company approved and adopted an equity incentive plan (the “2025 Equity Incentive Plan”), which became effective on February 18, 2025. The 2025 Equity Incentive Plan authorizes the Company to issue up to 500,000  Ordinary Shares to its directors, officers, managers, employees, consultants and advisors. On February 18, 2025, 500,000 restricted shares with 12-month service condition were granted to management under the 2025 Equity Incentive Plan, which was issued on March 3, 2025 and shall vest after first anniversary of date of grant.

Change of Director and Officers

Change of Director

On July 30, 2025, Qixiang Liu tendered his resignation as a director and the Chair of Nominating and Corporate Governance Committee, a member of Audit Committee and a member of Compensation Committee of the Company, effective July 30, 2025.

On July 31, 2025, approved by the Board of Directors and the Nominating and Corporate Governance Committee of the Company, Zhenguo Wu was appointed as a director and the Chair of Nominating and Corporate Governance Committee, a member of Audit Committee and a member of Compensation Committee, effective July 31, 2025.

The biographical information of Zhenguo Wu is set forth below:

Zhenguo Wu, aged 39, has substantial legal professional experience in capital markets. He has been a lawyer and providing capital markets legal advisory services at Watson & Band Law Offices since December 2024. He has also served as independent director of WORK Medical Technology Group Ltd. since January 2025. From April 2021 to November 2024, he served as the board secretary and general counsel at Xuhang Holdings Ltd. From October 2015 to February 2021, he served as the senior vice president of the investment banking division of Shenwan Hongyuan Securities Underwriting and Sponsoring Co., Ltd. Mr. Wu obtained a bachelor’s degree in English from Tangshan Normal University in 2010 and a master’s degree in law from East China University of Political Science and Law in 2013.

Zhenguo Wu does not have a family relationship with any director or executive officer of the Company. He has not been involved in any transaction with the Company during the past two years that would require disclosure under Item 404(a) of Regulation S-K.

The Board has determined that Zhenguo Wu is independent, pursuant to the definition of independence under Rule 5605(a)(2) of the Nasdaq Listing Rules, based on an evaluation of the relationships between the Company and them.

Pursuant to the director offer letter by and between the Company and Zhenguo Wu, dated July 31, 2025, the term shall continue until his successor is duly elected and qualified. The Board of Directors may terminate the position as a director for any or no reason. The position shall be up for re-election every year at the Company’s annual general meeting. Zhenguo Wu is entitled to compensation of RMB50,000 for each calendar year.

Change of Officer

Effective August 31, 2025, Jingyan Wu resigned as Chief Financial Officer of the Company. Ms. Wu’s resignation was not due to any disagreements with the Company regarding its operations, policies, or practices.

Effective September 4, 2025, Yuehan Ling was appointed as the Chief Financial Officer of the Company.

The biographical information of Yuehan Ling is set forth below:

Yuehan Ling has served as our Chief Financial Officer since September 4, 2025. Mr. Ling has over 10 years of professional experience in accounting and auditing. From September 2014 until March 2025 served as an auditor at Ernst & Young Hua Ming LLP. As an auditor at Ernst & Young, from October 2020 to March 2025, Mr. Ling provided auditing services to several public companies as manager and senior manager. Mr. Ling received his bachelor’s degree from Fudan University in June 2014. He has been a Certified Public Accountant in China since 2019.

Yuehan Ling does not have any family relationship with any director or executive officer of the Company. He has not been involved in any transactions with the Company during the past two years that would require disclosure under Item 404(a) of Regulation S-K.

Warrant Exchange

On August 27, 2025, the Company entered into a warrant exchange agreement (the “Exchange Agreement”) with certain holders (the “Holders”) of 5,389,126 warrants (the “Existing Warrants”), each to purchase one Ordinary Share issued by the Company in September 2023. Pursuant to the terms of the Exchange Agreement, the Company and the Holders agreed to retire and cancel the Existing Warrants, in exchange for an aggregate of 1,246,000 Ordinary Shares (the “Exchange Shares”) and 10,879,534 pre-funded warrants (the “Pre-Funded Warrants”), each to receive one Ordinary Share (the “Exchange”).The Company agreed to issue the Exchange Shares and the Pre-Funded Warrants within one trading day from the execution of the Exchange Agreement. The Existing Warrants were issued pursuant to a securities purchase agreement dated September 11, 2023 in a registered direct offering, being made pursuant to the Company’s “shelf” registration statement on Form F-3 (File No. 333-263315), which was declared effective by the Securities Exchange Commission (the “Commission”) on November 30, 2022, the prospectus contained therein and a prospectus supplement filed with the Commission on September 11, 2023.

The Pre-Funded Warrants were issued to the Holders, whose receipt of such securities pursuant to the Exchange would otherwise have resulted in the Holders, together with its affiliates and certain related parties, beneficially owning more than 4.99% or 9.99%, as elected by such Holders, of the outstanding share capital of the Company following the Exchange. Each Pre-Funded Warrant represents the right to purchase one Ordinary Share at an exercise price of $0.04 per share. The Pre-Funded Warrants are exercisable immediately and may be exercised at any time during the six month from the issuance date of the Pre-Funded Warrants (subject to the beneficial ownership limitation described above). In addition, the Holder may elect an “alternative cashless exercise” pursuant to which they would receive an aggregate number of shares equal to the number of Ordinary Shares that would be issuable upon a cash exercise of the Pre-Funded Warrant subject to the beneficial ownership limitation described above). No fractional Ordinary Shares will be issued in connection with the exercise of a Pre-Funded Warrants. If, upon exercise, a Holder is entitled to receive a fractional interest in an Ordinary Share, the Company will round up to the nearest whole number of the number of Ordinary Shares to be issued to the Holder.

Pursuant to the Exchange Agreement, the Company has also agreed that it will not, without the Holders’ prior written consent, (i) implement any share combination or reserve split of the Ordinary Shares; (ii) offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, change the terms of, or grant any option, right or warrant to purchase, lend, or otherwise transfer or dispose of, directly or indirectly, any Ordinary Shares or any securities convertible into or exercisable or exchangeable for Ordinary Shares; (iii) file or cause to be filed any registration statement with the Commission relating to the offering of any Ordinary Shares or any securities convertible into or exercisable or exchangeable for Ordinary Shares; (iv) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of Ordinary Shares, for a period of forty-five (45) days from the date of the Exchange Agreement, subject to certain exceptions.

As of the date of this prospectus, the Pre-Funded Warrants have been exercised in full.

The Exchange Shares, the Pre-Funded Warrants and the Ordinary Shares underlying the Pre-Funded Warrants were issued in reliance on an exemption from registration under Section 3(a)(9) of the Securities Act of 1933, as amended.

Termination of the VIE Agreement

On March 30, 2025, the Board of Directors of the Company approved the disposal of the VIE and its subsidiaries due to the declining performance of sales of e-bicycle business. The VIE and subsidiaries mainly operated in sales of e-bicycles business in PRC. The disposal of the sales of e-bicycles business represented strategic shifts of the Company that had a major impact on the Company’s financial results, and met the held-for-sale criteria, which trigger discontinued operations accounting in accordance with ASC 205-20-45.

On September 25, 2025, WFOE, the VIE, and shareholders of the VIE entered into a termination agreement and terminated the VIE Agreements due to declined sales of e-bicycles. As of the date of this prospectus, the Company does not have a VIE structure.

October 2025 Equity Incentive Plan

On October 1, 2025, the Board of Directors of the Company approved and adopted an equity incentive plan (the “October 2025 Equity Incentive Plan”), which became effective on October 1, 2025. The October 2025 Equity Incentive Plan authorizes the Company to issue up to 3,400,000 Ordinary Shares to its directors, officers, managers, employees, consultants and advisors.

On October 2, 2025, the Company issued 3,400,000 Ordinary Shares under October 2025 Equity Incentive Plan to WXYZ Group Ltd., an entity 100% owned by Mr. Jianhui Ye, the CEO and a director of the Company, as compensation for his continued service in the Company. The shares were issued in a transaction exempt from the registration requirements of the U.S. Securities Act of 1933, as amended, pursuant to Section 4(a)(2) thereof and/or Regulation S promulgated thereunder.

Change in Authorized Shares

At the extraordinary meeting of shareholders of the Company convened on November 4, 2025, at 2:00 p.m., Beijing Time (November 4, 2025, at 1:00 a.m. Eastern Time), at Building #A, Floor 2, Changzhou Institute of Dalian University of Technology, Science and Education Town, Wujin District, Changzhou City, Jiangsu, China 213164, the shareholders of the Company adopted resolutions to change the maximum number of shares that the Company is authorized to issue from 100,010,000 shares divided into up to 100,000,000 ordinary shares with a par value of US$0.04 each and up to 10,000 Preferred Shares of no par value each into 110,000,000 shares divided into up to 100,000,000 Ordinary Shares with a par value of US$0.04 each and 10,000,000 Preferred Shares of no par value each. Each Ordinary Share confer on the holder one vote and each Preferred Share confer on the holder 20 votes on any resolution of members. The Company’s then effective memorandum and articles of association was amended and restated to reflect the change on November 6, 2025.

Reverse Share Split and Nasdaq Minimum Bid Price Non-Compliance

On December 30, 2024, we received written notification, or the Notification Letter, that we were not in compliance with the minimum bid price requirement of US$1.00 per share under the Nasdaq Listing Rules (the “Minimum Bid Price Requirement”). In accordance with Nasdaq Listing Rules, we were required to regain compliance with the Minimum Bid Price Requirement within 180 calendar days, or by June 30, 2025. On July 2, 2025, the Company received a letter from Nasdaq, indicating that the Company is granted an additional 180 calendar days, until December 29, 2025, to regain compliance with the minimum bid price requirement of $1 per share, as stipulated by Nasdaq Listing Rule 5550(a)(2). To regain compliance, EZGO’s Ordinary Shares were required to have had a closing bid price of at least US$1.00 for a minimum of 10 consecutive trading days or before December 29, 2025.

On November 7, 2025, our Board of Directors approved a reverse share split (the “Reverse Share Split”) of the Company’s Ordinary Shares at a ratio of 1-for-25 so that every forty (25) shares are combined into one (1) share (with the fractional shares rounding off to the nearest whole share). The Company’s Ordinary Shares began trading on the Nasdaq Stock Market on a post-split basis on November 21, 2025. The Company’s then effective memorandum and articles of association was amended and restated to reflect the change on November 7, 2025. Contemporaneously with the Reverse Share Split, the Board of Directors approved an increase in the maximum number of shares the Company is authorized to issue from up to 4,000,000 ordinary shares with a par value of US$1.00 each to up to 1,000,000,000 ordinary shares of no par value each, which included a change to the par value of the Ordinary Shares of the Company from $0.04 per share to US$1.00 per share (as a result of the Reverse Share Split) and then to no par value per share, and the Company’s issued and outstanding Ordinary Shares was reduced from 21,700,706 to approximately 868,060. The Company’s then effective memorandum and articles of association was amended and restated to reflect the change on November 10, 2025.

There can be no assurance that we will be able to regain compliance with the Minimum Bid price Requirement, without having to effect a reverse share split of EZGO’s Ordinary Shares, or maintain compliance with the Minimum Bid Price Requirement, after we have regained compliance, even if we implement another reverse share split.

Recent Regulatory Developments in China

Recently, the PRC government initiated a series of regulatory actions and made a number of public statements on the regulation of business operations in China with little advance notice, including cracking down on illegal activities in the securities market, enhancing supervision over China-based companies listed overseas, adopting new measures to extend the scope of cybersecurity reviews, and expanding efforts in anti-monopoly enforcement.

Among other things, the Regulations on Mergers and Acquisitions of Domestic Enterprises by Foreign Investors (the “M&A Rules”) and Anti-Monopoly Law of the People’s Republic of China promulgated by the SCNPC which became effective in 2008 (“Anti-Monopoly Law”), established additional procedures and requirements that could make merger and acquisition activities by foreign investors more time-consuming and complex. Such regulation requires, among other things, that the SAMR be notified in advance of any change-of-control transaction in which a foreign investor acquires control of a PRC domestic enterprise or a foreign company with substantial PRC operations, if certain thresholds under the Provisions of the State Council on the Standard for Declaration of Concentration of Business Operators, issued by the State Council in 2008, are triggered. Moreover, the Anti-Monopoly Law requires that transactions which involve the national security, the examination on the national security shall also be conducted according to the relevant provisions of the State. In addition, the PRC Measures for the Security Review of Foreign Investment which became effective in January 2021 require acquisitions by foreign investors of PRC companies engaged in military-related or certain other industries that are crucial to national security be subject to security review before consummation of any such acquisition.

On July 6, 2021, the relevant PRC government authorities made public the “Opinions on Strictly Cracking Down Illegal Securities Activities in Accordance with the Law” or the “Opinions.” The Opinions emphasized the need to strengthen the administration over illegal securities activities and the supervision on overseas listings by China-based companies and proposed to take effective measures, such as promoting the construction of relevant regulatory systems to deal with the risks and incidents faced by China-based overseas-listed companies. As the Opinions are recently issued, official guidance and related implementation rules have not been issued yet and the interpretation of the Opinions remains unclear at this stage. See “Risk Factors – Risks Related to Doing Business in China - The M&A Rules and certain other PRC regulations establish complex procedures for some acquisitions of Chinese companies by foreign investors, which could make it more difficult for us to pursue growth through acquisitions in China” on page 40.

In addition, on December 28, 2021, the Measures for Cybersecurity Review (2021 version) was promulgated and became effective on February 15, 2022, which iterates that any “online platform operators” controlling personal information of more than one million users which seeks to list on a foreign stock exchange should also be subject to cybersecurity review. The Measures for Cybersecurity Review (2021 version), further elaborates the factors to be considered when assessing the national security risks of the relevant activities, including, among others, (i) the risk of core data, important data or a large amount of personal information being stolen, leaked, destroyed, and illegally used or exited the country; and (ii) the risk of critical information infrastructure, core data, important data or a large amount of personal information being affected, controlled, or maliciously used by foreign governments after listing abroad. Our PRC counsel, AllBright Law Offices (Fuzhou), is of the view that as a result of: (i) EZGO is listed on the Nasdaq and does not “seek to list on any other foreign stock exchange”; (ii) we do not hold personal information on more than one million users in EZGO’s business operations through its subsidiaries; and (iii) data processed in its business does not have a bearing on national security and thus may not be classified as core or important data by the authorities, we are not required to apply for a cybersecurity review under the Measures for Cybersecurity Review (2021 version).

On February 17, 2023, the CSRC issued the Trial Measures for the Administration of Overseas Issuance and Listing of Securities by Domestic Enterprises and five supporting guidelines, which became effective on March 31, 2023 (the “Overseas Listing Regulations”). The Overseas Listing Regulations are applicable to overseas securities offerings and/or listings conducted by issuers who are (i) companies incorporated in the PRC (“PRC domestic companies”) and (ii) companies incorporated overseas with substantial operations in the PRC. The Overseas Listing Regulations stipulate that such issuer shall fulfill the filing procedures within three working days after it makes an application for initial public offering and listing in an overseas stock market. As for subsequent securities offerings of the company in the same overseas market where it has previously offered and listed securities, which requires a company, such as ours, to file with the CSRC. When securities are issued through a phased distribution method within the authorized scope, the company shall file with the CSRC within three working days after the completion of the first issuance, stating the total number of securities to be issued. After all subsequent issuances are completed, the company shall submit a consolidated report on the issuance situation to the CSRC. The required filing materials shall include, but not be limited to, (1) filing report and relevant commitment letter and (2) domestic legal opinions. The Overseas Listing Regulations may subject us to additional compliance requirements in the future, and we cannot assure you that we will be able to get the clearance of filing procedures under the Overseas Listing Regulations on a timely basis, or at all. Any failure of us to fully comply with new regulatory requirements may significantly limit or completely hinder our ability to offer or continue to offer our securities, cause significant disruption to our business operations, and severely damage our reputation, which would materially and adversely affect our financial condition and results of operations and cause our securities to significantly decline in value or become worthless.

On February 24, 2023, the CSRC, together with the MOF, National Administration of State Secrets Protection and National Archives Administration of China, revised the Provisions on Strengthening Confidentiality and Archives Administration for Overseas Securities Offering and Listing, which were issued by the CSRC and National Administration of State Secrets Protection and National Archives Administration of China in 2009, or the “Provisions.” The revised Provisions were issued under the title the “Provisions on Strengthening Confidentiality and Archives Administration of Overseas Securities Offering and Listing by Domestic Companies”, and came into effect on March 31, 2023, together with the Overseas Listing Regulations. One of the major revisions to the revised Provisions is expanding their application to cover indirect overseas offering and listing, as is consistent with the Overseas Listing Regulations. The revised Provisions require that, among other things, (a) a domestic company that plans to, either directly or indirectly through its overseas listed entity, publicly disclose or provide to relevant individuals or entities including securities companies, securities service providers and overseas regulators, any documents and materials that contain state secrets or working secrets of government agencies, shall first obtain approval from competent authorities according to law, and file with the secrecy administrative department at the same level; and (b) a domestic company that plans to, either directly or indirectly through its overseas listed entity, publicly disclose or provide to relevant individuals and entities including securities companies, securities service providers and overseas regulators, any other documents and materials that, if leaked, will be detrimental to national security or public interest, shall strictly fulfill relevant procedures stipulated by applicable national regulations. Any failure or perceived failure by our company or our PRC subsidiaries to comply with the above confidentiality and archives administration requirements under the revised Provisions and other PRC laws and regulations may result in the relevant entities being held legally liable by competent authorities and referred to the judicial organ to be investigated for criminal liability if suspected of committing a crime.

According to the Notice by the General Office of the State Council of Comprehensively Implementing the List-based Management of Administrative Licensing Items (No. 2 [2022] of the General Office of the State Council) and its attachment, the List of Administrative Licensing Items Set by Laws, Administrative Regulations, and Decisions of the State Council (2022 Edition), as of the date of this prospectus, we and our subsidiaries have received from PRC authorities all requisite licenses, permissions or approvals needed to engage in the businesses currently conducted in China, and no permission or approval has been denied. Such licenses and permissions include, but not be limited to, business registration, pollutant discharge permit, construction planning permit, fire protection design review of construction project, and fire protection acceptance of construction project. The following table provides details on the licenses and permissions held by our PRC subsidiaries:

Company	License/Permission	Issuing Authority	Validity
EZGO HK	Business Registration Certificate	Registrar of Companies Hong Kong Special Administrative Region	February 13, 2024 - February 12, 2026
The WFOE	Business License	Market Supervision Administrative Bureau of Changzhou Wujin	June 12, 2019 - Long-term
Jiansu EZGO Energy Supply Chain Technologies Co., Ltd.	Business License	Administrative Examination and Approval Bureau of Changzhou Wujin	December 10, 2021 - Long-term
Changzhou Langyi	Business License	Administrative Examination and Approval Bureau of Changzhou Wujin	August 6, 2021 - Long-term

As of the date of this prospectus, as advised by our PRC legal counsel, AllBright Law Offices (Fuzhou), none of our company or our subsidiaries are covered by permissions requirements from the CSRC, the Cyberspace Administration of China (the “CAC”), or any other governmental agency that is required to approve the operations, and therefore no such permission or approval has been denied.

As of the date of this prospectus, no relevant laws or regulations in the PRC explicitly require us or our subsidiaries, to seek approval from the CSRC or any other PRC governmental authorities for our overseas listing or securities offering plans, nor has our company or any of our subsidiaries or any of its subsidiaries received any inquiry, notice, warning or sanctions regarding any planned securities offering from the CSRC or any other PRC governmental authorities. However, since these statements and regulatory actions by the PRC government are newly published and official guidance and related implementation rules have not been issued, it is highly uncertain what the potential impact such modified or new laws and regulations will have on our daily business operations, or the ability to accept foreign investments and list on a U.S. or other foreign exchange. The SCNPC or other PRC regulatory authorities may in the future promulgate laws, regulations or implementing rules that require our company or its subsidiaries to obtain regulatory approval from Chinese authorities before offering securities in the U.S. See “Risk Factors – Risks Related to Doing Business in China- The PRC government exerts substantial influence over the manner in which EZGO conducts its business activities through its subsidiaries in China. The PRC government may also intervene or influence EZGO’s operations through its subsidiaries in China at any time, which could result in a material change in its operations and its Ordinary Shares could decline in value or become worthless” on page 28 for a discussion of these legal and operational risks and other information that should be considered before making a decision to purchase EZGO’s securities. In the event that we or our subsidiaries (i) do not receive or maintain any requisite permissions or approvals, (ii) inadvertently conclude that such permissions or approvals are not required, or (iii) applicable laws, regulations, or interpretations change and we are required to obtain such permissions or approvals in the future, we and our subsidiaries may be subject to sanctions imposed by the relevant PRC regulatory authority, including fines and penalties, revocation of the licenses of its subsidiaries, and suspension of these entities’ business, restrictions or limitations on our ability to pay dividends outside of China, regulatory orders, including injunctions requiring its subsidiaries to cease collecting or processing data, litigation or adverse publicity, the delisting of EZGO’s securities on Nasdaq, and other forms of sanctions, which may materially and adversely affect its business, financial condition, and results of operations.

Effect of Holding Foreign Companies Accountable Act

The HFCA ACT, which was signed into law on December 18, 2020, requires a foreign company to submit that it is not owned or manipulated by a foreign government or disclose the ownership of governmental entities and certain additional information, if the PCAOB is unable to inspect completely a foreign auditor that signs the company’s financial statements. If the PCAOB is unable to inspect the Company’s auditors for three consecutive years, the Company’s securities will be prohibited from trading on a national exchange. The Accelerating Holding Foreign Companies Accountable Act was enacted on December 29, 2022. It decreases the number of non-inspection years from three years to two, thus reducing the time period before EZGO’s Ordinary Shares may be prohibited from trading or delisted. Due to a position taken by the CSRC, the PCAOB is prevented from fully inspecting auditing records and evaluating quality control procedures of the auditors based in China. As a result, the investors may be deprived of the benefits of such PCAOB inspections. Any inability of the PCAOB to conduct inspections of auditors in China could make it more difficult to evaluate the effectiveness of these accounting firms’ audit procedures or quality control procedures as compared to auditors outside of China that are subject to the PCAOB inspections, which could cause existing and potential investors in EZGO’s Ordinary Shares to lose confidence in our reported financial information and the quality of our financial statements. These developments could add uncertainties to our offering, including the possibility that the SEC may prohibit trading in EZGO’s securities if the PCAOB cannot fully inspect or investigate our auditor and we fail to appoint a new auditor that is accessible to the PCAOB and that Nasdaq can delist EZGO’s Ordinary Shares.

On December 16, 2021, the PCAOB issued its determination that the PCAOB is unable to inspect or investigate completely PCAOB-registered public accounting firms headquartered in mainland China and in Hong Kong, because of positions taken by PRC authorities in those jurisdictions, and the PCAOB included in the report of its determination a list of the accounting firms that are headquartered in mainland China or Hong Kong. This list does not include our former Wei, Wei & Co. or our current auditor, HTL International, LLC. On August 26, 2022, the PCAOB announced that it had signed the Statement of Protocol with the CSRC and the MOF. The terms of the Statement of Protocol would grant the PCAOB complete access to audit work papers and other information so that it may inspect and investigate PCAOB-registered accounting firms headquartered in mainland China and Hong Kong. According to the PCAOB, its December 2021 determinations under the HFCA ACT remain in effect. The PCAOB is required to reassess these determinations by the end of 2022. Under the PCAOB’s rules, a reassessment of a determination under the HFCA ACT may result in the PCAOB reaffirming, modifying or vacating the determination. Our auditor, as an auditor of companies that are traded publicly in the United States and a firm registered with the PCAOB, is subject to laws in the United States pursuant to which the PCAOB conducts regular inspections to assess its compliance with the applicable professional standards. However, the PCAOB is currently unable to conduct inspections in China without the approval of Chinese government authorities, but access to audit work and papers may be available in the near future, as a result of the Statement of Proposal. If the PCAOB does gain such access, there is no assurance that it may not later be determined that the PCAOB is unable to inspect or investigate our auditor completely, and investors may be deprived of the benefits of such inspection. Any audit reports not issued by auditors that are completely inspected by the PCAOB, or a lack of PCAOB inspections of audit work undertaken in China that prevents the PCAOB from regularly evaluating our auditors’ audits and their quality control procedures, could result in a lack of assurance that our financial statements and disclosures are adequate and accurate, then such lack of inspection could cause EZGO’s securities to be delisted from the stock exchange.

On December 2, 2021, the SEC adopted final amendments to its rules implementing the HFCA ACT. Such final rules establish procedures that the SEC will follow in (i) determining whether a registrant is a “Commission-Identified Issuer” (a registrant identified by the SEC as having filed an annual report with an audit report issued by a registered public accounting firm that is located in a foreign jurisdiction and that the PCAOB is unable to inspect or investigate completely because of a position taken by an authority in that jurisdiction) and (ii) prohibiting the trading of an issuer that is a Commission-Identified Issuer for three consecutive years under the HFCA ACT. The SEC began identifying Commission-Identified Issuers for the fiscal years beginning after December 18, 2020. A Commission-Identified Issuer is required to comply with the submission and disclosure requirements in the annual report for each year in which it was identified. If a registrant is identified as a Commission-Identified Issuer based on its annual report for the fiscal year ended, for example, September 30, 2025, the registrant will be required to comply with the submission or disclosure requirements in its annual report filing covering the fiscal year ended September 30, 2026. As of the date of this prospectus, we have not been, and do not expect to be identified by the SEC under the HFCA Act. However, whether the PCAOB will continue to conduct inspections and investigations completely to its satisfaction of PCAOB-registered public accounting firms headquartered in mainland China and Hong Kong is subject to uncertainty and depends on a number of factors out of our, and our auditor’s control including positions taken by authorities of the PRC. The PCAOB is expected to continue to demand complete access to inspections and investigations against accounting firms headquartered in mainland China and Hong Kong in the future. The PCAOB is required under the HFCA Act to make its determination on an annual basis with regards to its ability to inspect and investigate completely accounting firms based in the mainland China and Hong Kong. The possibility of being a “Commission-Identified Issuer” and risk of delisting could continue to adversely affect the trading price of our securities. Should the PCAOB again encounter impediments to inspections and investigations in mainland China or Hong Kong as a result of positions taken by any authority in either jurisdiction, the PCAOB will make determinations under the HFCA Act as and when appropriate.

For details on the effects of HFCA ACT on us, see “Risk Factors— EZGO’s Ordinary Shares may be delisted or prohibited from trading under the HFCA Act if the PCAOB is unable to adequately inspect our auditors. The delisting of EZGO’s Ordinary Shares, or the threat of their being delisted, may materially and adversely affect the value of EZGO’s Ordinary Shares. Additionally, the inability of the PCAOB to conduct adequate inspection deprives EZGO shareholders of the benefits of such inspections. Furthermore, AHFCA Act amended the HFCA Act and requires the SEC to prohibit an issuer’s securities from trading on any U.S. stock exchanges if its auditor is not subject to PCAOB inspections for two consecutive years instead of three, and thus EZGO’s Ordinary Shares could be prohibited from trading and delisted after two years instead of three.” on page 43.

Corporate Information

Our principal executive offices in China are located at Building #A, Floor 2, Changzhou Institute of Dalian University of Technology, Science and Education Town, Wujin District, Changzhou, Jiangsu Province. Our telephone number at this address is +86 51983683805. Our registered agent in the BVI is Maples Corporate Services (BVI) Limited, PO Box 173, Kingston Chambers, Road Town Tortola, British Virgin Islands. Investors should submit any inquiries to the address and telephone number of our principal executive offices.

Our principal website is www.ezgotech.com.cn. The information contained on this website is not a part of this prospectus.

RISK FACTORS SUMMARY

EZGO’s business is subject to numerous risks described in the section titled “Risk Factors” and elsewhere in this prospectus. The main risks set forth below and others you should consider are discussed more fully in the section entitled “Risk Factors,” which you should read in its entirety.

Risks Related to Doing Business in China

We are subject to risks and uncertainties relating to doing business in China in general, including, but are not limited to, the following:

●	Uncertainties in the interpretation and enforcement of PRC laws and regulations could limit the legal protections available to you and us. The Chinese government may intervene or influence EZGO’s operations at any time, or may exert more control over offerings conducted overseas and/or foreign investment in China-based issuers, which could result in a material change in EZGO’s operations and/or the value of the securities EZGO has registered for sale. Any actions by the Chinese government to exert more oversight and control over offerings that are conducted overseas and/or foreign investment in China-based issuers could significantly limit or completely hinder EZGO’s ability to offer or continue to offer its securities to investors and cause the value of such securities to significantly decline or become worthless.

●	We may be adversely affected by the complexity, uncertainties, and changes in PRC regulation of internet retailers.

●	Changes in China’s economic, political, or social conditions or government policies could have a material adverse effect on EZGO’s business and operations. The enforcement of laws and rules and regulations in China may change quickly with little advance notice, which could result in a material adverse change in EZGO’s operations and the value of EZGO’s Ordinary Shares.

●	Restrictions on currency exchange or outbound capital flows may limit our ability to utilize our PRC revenue effectively.

●	PRC regulations relating to foreign exchange registration of overseas investment by PRC residents may subject our PRC resident beneficial owners or our PRC subsidiaries to liability or penalties, limit our ability to inject capital into these subsidiaries, limit PRC subsidiaries’ ability to increase their registered capital or distribute profits to us, or may otherwise adversely affect us.

●	PRC regulation on loans to, and direct investment in, PRC entities by offshore holding companies and governmental control in currency conversion may delay or prevent us from using the proceeds of any financing we raise, including any offerings made pursuant to this prospectus, to make loans to or make additional capital contributions to our PRC subsidiaries, which could materially and adversely affect our liquidity and our ability to fund and expand EZGO’s business.

●	Our PRC subsidiaries are subject to restrictions on paying dividends or making other payments to us, which may restrict our ability to satisfy our liquidity requirements, and any limitation on the ability of our PRC subsidiaries to make remittance to pay dividends to us could limit our ability to access cash generated by the operations of those entities.

●	The CSRC issued the Overseas Listing Regulations for China-based companies seeking to offer its securities in foreign markets. The Chinese government may exert more oversight and control over offerings that are conducted overseas and foreign investment in China-based issuers, which could significantly limit or completely hinder EZGO’s ability to continue to offer its Ordinary Shares to investors and could cause the value of its securities to significantly decline or become worthless.

●	You may experience difficulties in effecting service of legal process, enforcing foreign judgments or bringing actions in China against us or our management named in this prospectus based on foreign laws. Substantially all of EZGO’s current operations are conducted in the PRC through its subsidiaries, and substantially all of its assets are located in the PRC. A majority of EZGO’s current directors and officers are nationals and residents of the PRC and a substantial portion of their assets are located outside the United States. As a result, it may be difficult for an EZGO shareholder to effect service of process within the United States upon these persons, or to enforce against us or them judgments obtained in United States courts, including judgments predicated upon the civil liability provisions of the securities laws of the United States or any state in the United States.

●	EZGO’s Ordinary Shares may be delisted or prohibited from trading under the HFCA Act if the PCAOB is unable to adequately inspect our auditors. The delisting of EZGO’s Ordinary Shares, or the threat of their being delisted, may materially and adversely affect the value of EZGO’s Ordinary Shares. Additionally, the inability of the PCAOB to conduct adequate inspection deprives EZGO shareholders of the benefits of such inspections. Furthermore, AHFCA Act amended the HFCA Act and requires the SEC to prohibit an issuer’s securities from trading on any U.S. stock exchanges if its auditor is not subject to PCAOB inspections for two consecutive years instead of three, and thus EZGO’s Ordinary Shares could be prohibited from trading and delisted after two years instead of three.

Risks Related to Our Business and Industry

Risks and uncertainties related to EZGO’s business operations through its subsidiaries in China, and industry include, but are not limited to, the following:

●	We may incur losses in the future.

●	If we are unable to manage our growth or execute our strategies effectively, our business and prospects may be materially and adversely affected.

●	Our marketing strategy of appealing to and growing sales to a more diversified group of customers may not be successful.

●	We face intense competition in the electric vehicle accessories market, and if we fail to compete effectively, we may lose market share and customers.

●	Our products and services may experience quality problems from time to time, which could result in decreased sales, adversely affect our results of operations and harm our reputation.

●	We may be subject to product liability claims if people or properties are harmed by our products and we may be compelled to undertake product recalls or take other actions, which could adversely affect our brand image and results of operations.

●	Our products are subject to safety and other standards and failure to satisfy such mandated standards would have a material adverse effect on our business and operating results.

Risks Related to Our Corporate Structure

Risks and uncertainties relating to our corporate structure include, but are not limited to, the following:

●	Our current corporate structure and business operations may be affected by the newly enacted Foreign Investment Law.

●	Our previous contractual arrangements were governed by PRC law. We also have contract engagements that are currently governed by PRC laws. Accordingly, these contracts would be interpreted in accordance with PRC law, and any disputes would be resolved in accordance with PRC legal procedures, which may not protect you as much as those of other jurisdictions, such as the United States.

●	Previous contractual arrangements in relation to the VIE may be subject to scrutiny by the PRC tax authorities and they may determine that the VIE owes additional taxes, which could negatively affect our financial condition and the value of your investment.

●	We may lose the ability to use and enjoy assets held by our subsidiaries that are material to the operation of our business if the entity goes bankrupt or becomes subject to a dissolution or liquidation proceeding.

Risks Related to EZGO’s Ordinary Shares

In addition to the risks and uncertainties described above, we are subject to risks relating to EZGO’s Ordinary Shares, including, but not limited to, the following:

●	An active trading market for EZGO’s Ordinary Shares may not continue and the trading price for EZGO’s Ordinary Shares may fluctuate significantly.

●	The trading price of EZGO’s Ordinary Shares may be volatile, which could result in substantial losses to EZGO’s shareholders.

●	We may not be able to maintain our listing on Nasdaq which could limit EZGO’s shareholders’ and potential investors’ ability to make transactions in EZGO’s securities and subject us to additional trading restrictions.

●	Because we do not expect to pay dividends in the foreseeable future, you must rely on price appreciation of EZGO’s Ordinary Shares for return on your investment.

RISK FACTORS

Risks Related to Doing Business in China

Uncertainties in the interpretation and enforcement of PRC laws and regulations could limit the legal protections available to you and us.

Our PRC subsidiaries are subject to various PRC laws and regulations generally applicable to companies in China. The PRC legal system is based on written statutes. Unlike common law systems, it is a system in which legal cases have limited value as precedents. In the late 1970s, the PRC government began to promulgate a comprehensive system of laws and regulations governing economic matters in general. The overall effect of legislation over the past four decades has significantly increased the protections afforded to various forms of foreign or private-sector investment in China.

As relevant laws and regulations are relatively new and the PRC legal system continues to rapidly evolve, the interpretations of many laws, regulations and rules are not always uniform and enforcement of these laws, regulations and rules involve uncertainties.

From time to time, we may have to resort to administrative and court proceedings to enforce our legal rights. However, since PRC administrative and court authorities have significant discretion in interpreting and implementing statutory and contractual terms, it may be more difficult to evaluate the outcome of administrative and court proceedings and the level of legal protection we enjoy than in more developed legal systems. Furthermore, the PRC legal system is based in part on government policies and internal rules (some of which are not published in a timely manner or at all) that may have retroactive effect. As a result, we may not be aware of our violation of these policies and rules until sometime after the violation. Such uncertainties, including uncertainty over the scope and effect of our contractual, property (including intellectual property) and procedural rights, and any failure to respond to changes in the regulatory environment in China could materially and adversely affect EZGO’s business through the WFOE, the VIE, its subsidiaries, and other non-VIE subsidiaries in China and impede its ability to continue its operations.

Recently, the General Office of the Central Committee of the Communist Party of China and the General Office of the State Council jointly issued the “Opinions on Severely Cracking Down on Illegal Securities Activities According to Law,” or the Opinions, which was made available to the public on July 6, 2021. The Opinions emphasized the need to strengthen the administration over illegal securities activities, and the need to strengthen the supervision over overseas listings by Chinese companies. Effective measures, such as promoting the construction of relevant regulatory systems will be taken to deal with the risks and incidents of China-concept overseas listed companies, and cybersecurity and data privacy protection requirements and similar matters.

On December 28, 2021, the Measures for Cybersecurity Review (2021 version) was promulgated and will become effective on February 15, 2022, which iterates that any “online platform operators” controlling personal information of more than one million users which seeks to list in a foreign stock exchange should also be subject to cybersecurity review. We do not believe EZGO’s operations through the WFOE, the VIE, its subsidiaries, and other non-VIE subsidiaries in China would be considered an “operator of critical information infrastructure” or “data processor” as mentioned above, however, the revised draft of the Measures for Cybersecurity Review is in the process of being formulated and the Opinions remain unclear on how it will be interpreted, amended, and implemented by the relevant PRC governmental authorities. Thus, it is still uncertain how PRC governmental authorities will regulate overseas listing in general and whether we are required to obtain any specific regulatory approvals. Furthermore, if the CSRC or other regulatory agencies later promulgate new rules or explanations requiring that EZGO obtains their approvals for any follow-on offering, EZGO may be unable to obtain such approvals which could significantly limit or completely hinder its ability to offer or continue to offer its securities to its investors.

On February 17, 2023, the CSRC issued the Overseas Listing Regulations. The Overseas Listing Regulations are applicable to overseas securities offerings and/or listings conducted by issuers who are (i) PRC domestic companies and (ii) companies incorporated overseas with substantial operations in the PRC. The Overseas Listing Regulations stipulate that such issuer shall fulfill the filing procedures within three working days after it makes an application for initial public offering and listing in an overseas stock market. The Overseas Listing Regulations may subject us to additional compliance requirements in the future, and we cannot assure you that we will be able to get the clearance of filing procedures under the Overseas Listing Regulations on a timely basis, or at all. Any failure of us to fully comply with new regulatory requirements may significantly limit or completely hinder our ability to offer or continue to offer our securities, cause significant disruption to our business operations, and severely damage our reputation, which would materially and adversely affect our financial condition and results of operations and cause our securities to significantly decline in value or become worthless.

Furthermore, the PRC government authorities may strengthen oversight and control over offerings that are conducted overseas and/or foreign investment in China-based issuers like us. Such actions taken by the PRC government authorities may intervene or influence EZGO’s operations through the WFOE, the VIE, its subsidiaries and other non-VIE subsidiaries in China at any time, which are beyond its control. Therefore, any such action may adversely affect EZGO’s operations through the WFOE, the VIE, its subsidiaries and other non-VIE subsidiaries in China and significantly limit or hinder its ability to offer or continue to offer its securities to investors and reduce the value of such securities.

Uncertainties regarding the enforcement of laws and the fact that rules and regulations in China can change quickly with little advance notice, along with the risk that the Chinese government may intervene or influence EZGO’s operations through the WFOE, the VIE, its subsidiaries, and other non-VIE subsidiaries in China at any time, or may exert more control over offerings conducted overseas and/or foreign investment in China-based issuers could result in a material change in its operations, financial performance and/or the value of EZGO’s Ordinary Shares or impair its ability to raise money.

The PRC government exerts substantial influence over the manner in which EZGO conducts part of its business activities through its subsidiaries in China. The PRC government may also intervene or influence EZGO’s operations through its subsidiaries in China at any time, which could result in a material change in its operations and its Ordinary Shares could decline in value or become worthless.

Based on the advice of our PRC counsel, AllBright Law Offices (Fuzhou), that we are currently not required to obtain approval from Chinese authorities for our overseas securities offering plans, nor the execution of the VIE Agreements. However, if the VIE or the holding company were required to obtain approval in the future and were denied permission from Chinese authorities for listing on U.S. or other foreign exchanges, EZGO will not be able to continue listing on a U.S. or other foreign exchange, continue to offer its securities to investors, or materially affect the interest of investors and cause significantly depreciation of the price of its Ordinary Shares.

The Chinese government has exercised and continues to exercise substantial control over virtually every sector of the Chinese economy through regulation and state ownership. Our ability to operate in China may be harmed by changes in its laws and regulations, including those relating to taxation, environmental regulations, land use rights, property, and other matters. The central or local governments of these jurisdictions may impose new, stricter regulations or interpretations of existing regulations that would require additional expenditures and efforts on our part to ensure our compliance with such regulations or interpretations. Accordingly, government actions in the future, including any decision not to continue to support recent economic reforms and to return to a more centrally planned economy or regional or local variations in the implementation of economic policies, could have a significant effect on economic conditions in China or particular regions thereof, and could require EZGO to divest ourselves of any interest it then holds in its operations in China. Accordingly, the Chinese government may intervene or influence EZGO’s operations through the WFOE, the VIE and its subsidiaries in China at any time, which could result in a material change in its operations and/or the value of the securities EZGO has registered.

For example, the Chinese cybersecurity regulator announced on July 2, 2021, that it had begun an investigation of Didi Global Inc. (NYSE: DIDI) and two days later ordered that the company’s app be removed from smartphone app stores. Similarly, EZGO’s business segments may be subject to various government and regulatory interference in the regions in which it operates through the WFOE, the VIE and its subsidiaries in China. We could be subject to regulation by various political and regulatory entities, including various local and municipal agencies and government sub-divisions. We may incur increased costs necessary to comply with existing and newly adopted laws and regulations or penalties for any failure to comply.

Furthermore, it is uncertain when and whether we will be required to obtain permission from the PRC government for listing on U.S. or other foreign exchanges, or enter into VIE Agreements in the future, and even when such permission is obtained, whether it will be denied or rescinded. Although, in the opinion of our PRC legal counsel, AllBright Law Offices (Fuzhou), we are currently not required to obtain permission from any of the PRC central or local government and has not received any denial for listing on the U.S. or other foreign exchange or enter into VIE Agreements, EZGO’s operations through the WFOE, the VIE and its subsidiaries in China could be adversely affected, directly or indirectly, by existing or future laws and regulations relating to its business or industry. Recent statements by the Chinese government indicating an intent, and the PRC government may take actions to exert more oversight and control over offerings that are conducted overseas and/or foreign investment in China-based issuers, which could significantly limit or completely hinder EZGO’s ability to offer or continue to offer its securities to investors and cause the value of its securities to significantly decline or become worthless.

The CSRC issued the Overseas Listing Regulations for China-based companies seeking to offer its securities in foreign markets. The Chinese government may exert more oversight and control over offerings that are conducted overseas and foreign investment in China-based issuers, which could significantly limit or completely hinder EZGO’s ability to continue to offer its Ordinary Shares to investors and could cause the value of its securities to significantly decline or become worthless.

On February 17, 2023, the CSRC issued the Overseas Listing Regulations, which became effective on March 31, 2023. The Overseas Listing Regulations lay out the filing regulation arrangement for both direct and indirect overseas listing, and clarify the determination criteria for indirect overseas listing in overseas markets.

The Overseas Listing Regulations are applicable to overseas securities offerings and/or listings conducted by issuers who are (i) PRC domestic companies and (ii) companies incorporated overseas with substantial operations in the PRC. The Overseas Listing Regulations stipulate that such issuer shall fulfill the filing procedures within three working days after it makes an application for initial public offering and listing in an overseas stock market. Among other things, if an overseas listed issuer intends to effect any follow-on offering in an overseas stock market, it should, through its major operating entity incorporated in the PRC, submit filing materials to the CSRC within three working days after the completion of the offering. The required filing materials shall include, but not be limited to, (1) filing report and relevant commitment letter and (2) domestic legal opinions.

In addition, an overseas offering and listing is prohibited under any of the following circumstances: (1) that the intended securities offering and listing is specifically prohibited by national laws and regulations and relevant provisions; (2) that the intended securities offering and listing may constitute a threat to or endangers national security as reviewed and determined by competent authorities under the State Council in accordance with law; (3) that, in the past three years, the domestic enterprise or its controlling shareholders or actual controllers have committed corruption, bribery, embezzlement, misappropriation of property, or other criminal offenses disruptive to the order of the socialist market economy; (4) that the domestic enterprise is currently under judicial investigation for suspicion of criminal offenses or is under investigation for suspicion of major violations, and there are no clear conclusions yet; and (5) that there are material ownership disputes over the equity of the domestic enterprise held by the controlling shareholder, a shareholder controlled by the controlling shareholder or the actual controller. The Overseas Listing Regulations stipulate the legal consequences for breaches, including failure to fulfill filing obligations or engaging in fraudulent filing behavior, which may result in a fine ranging from RMB1 million to RMB10 million, and in cases of severe violations, the relevant responsible persons may also be barred from entering the securities market.

The Overseas Listing Regulations may subject us to additional compliance requirements in the future, and we cannot assure you that we will be able to get the clearance of filing procedures under the Overseas Listing Regulations on a timely basis, or at all. We believe that none of the situations that would clearly prohibit overseas offering and listing applies to us. In reaching this conclusion, based on the advice of our PRC counsel, AllBright Law Offices (Fuzhou ), the Company is currently not required to obtain permissions from the Chinese government that is required to approve of EZGO’s operations through the WFOE, the VIE, its subsidiaries, and other non-VIE subsidiaries in China and/or offering. Any failure of EZGO to fully comply with new regulatory requirements may significantly limit or completely hinder EZGO’s ability to continue to offer its securities to investors, cause significant disruption to its business operations, and severely damage its reputation, which could materially and adversely affect our financial condition and results of operations and cause its securities, including the securities EZGO has registered for sale in a prospectus, to significantly decline in value or become worthless.

We may be adversely affected by the complexity, uncertainties, and changes in PRC regulation of Internet retailers.

The PRC government extensively regulates the Internet industry, including foreign ownership of, and the licensing and permit requirements pertaining to, companies in the Internet industry. These internet-related laws and regulations are relatively new and evolving, and their interpretation and enforcement involve significant uncertainties. As a result, in certain circumstances it may be difficult to determine what actions or omissions may be deemed to be in violation of applicable laws and regulations. Issues, risks, and uncertainties relating to PRC government regulation of the Internet industry include, but are not limited to, the following:

●	Due to the lack of clarity under the existing PRC regulatory regime, we may be required to comply with additional legal and licensing requirements. For example, we are providing mobile applications to mobile device users and we are in the process of applying for the valued-added telecommunications business operating license for electronic data interchange business, or the EDI License. It is uncertain if our PRC subsidiaries will be required to obtain a separate valued-added telecommunications business operating license for Internet content provision, or the ICP License in addition to the EDI License. Although we believe that we are not required to obtain such separate license which is in line with the current market practice, there can be no assurance that we will not be required to apply for an operating license for our mobile applications in the future.

●	The evolving PRC regulatory system for the Internet industry may lead to the establishment of new regulatory agencies. For example, in May 2011, the State Council announced the establishment of a new department, the State Internet Information Office (with the involvement of the State Council Information Office, the MIIT, and the Ministry of Public Security). The primary role of this new agency is to facilitate the policy-making and legislative development in this field to direct and coordinate with the relevant departments in connection with online content administration and to deal with cross-ministry regulatory matters in relation to the Internet industry.

●	New laws and regulations may be promulgated that will regulate internet activities, including online retail. If these new laws and regulations are promulgated, additional licenses may be required for EZGO’s operations. If EZGO’s operations do not comply with these new regulations at the time they become effective, or if EZGO fails to obtain any licenses required under these new laws and regulations, it could be subject to penalties.

The interpretation and application of existing PRC laws, regulations and policies and possible new laws, regulations or policies relating to the Internet industry have created substantial uncertainties regarding the legality of existing and future foreign investments in, and the businesses and activities of, internet businesses in China, including EZGO’s business through the WFOE, the VIE, its subsidiaries, and other non-VIE subsidiaries in China. We cannot assure you that the WFOE, the VIE, its subsidiaries, and other non-VIE subsidiaries have obtained all the permits or licenses required for conducting our business in China or will be able to maintain existing licenses or obtain new ones.

EZGO’s business, through the WFOE, the VIE, its subsidiaries, and other non-VIE subsidiaries in China, is subject to complex and evolving Chinese laws and regulations regarding data privacy and security. Many of these laws and regulations are subject to change and uncertain interpretation, and could result in claims, penalties, changes to EZGO’s business practices, increased cost of operations, damages to its reputation and brand, or otherwise harm its business through the WFOE, the VIE, its subsidiaries, and other non-VIE subsidiaries in China.

In the PRC, governmental authorities have enacted a series of laws and regulations to enhance the protection of data privacy and cybersecurity. The Cybersecurity Law of the PRC and relevant regulations require network operators, which may include us, to ensure the security and stability of the services provided via network and protect individual privacy and the security of personal data in general by requiring the consent of internet users prior to the collection, use or disclosure of their personal data. Under the Cybersecurity Law, the owners and administrators of networks and network service providers have various personal information security protection obligations, including restrictions on the collection and use of personal information of users, and they are required to take steps to prevent personal data from being divulged, stolen, or tampered with. Regulatory requirements regarding the protection of personal information are constantly evolving and can be subject to differing interpretations or significant changes, making the extent of our responsibilities in that regard uncertain. An example of such evolving regulatory requirements is the Measures for Cybersecurity Review (2021 version), which was promulgated on December 28, 2021 and took effect on February 15, 2022. The measures, among others, stipulate that any “online platform operators” controlling personal information of more than one million users which seeks to list in a foreign stock exchange should also be subject to cybersecurity review by the CAC. The cybersecurity review, among others, evaluates the potential risks of critical information infrastructure, core data, important data, or a large amount of personal information being influenced, controlled or maliciously used by foreign governments after the overseas listing of an operator. The procurement of network products and services, data processing activities and overseas listing should also be subject to the cybersecurity review if the CAC concerns or they potentially pose risks to national security. Our PRC counsel, AllBright Law Offices (Fuzhou), is of the view that EZGO is not subject to the cybersecurity review by the CAC, since (i) the cybersecurity review is not applicable to further equity or debt offerings by companies that have completed their initial public offerings in the United States; (ii) data processed in EZGO’s business operations through the WFOE, the VIE, its subsidiaries, and other non-VIE subsidiaries in China do not have a bearing on national security and may not be classified as core or important data by the PRC governmental authorities. However, we cannot assure you that the PRC governmental authorities will not hold opposing views or interpretations regarding the applicability of the cybersecurity review to us. As of the date of this prospectus, we have not been identified as an “operator of critical information infrastructure” by any PRC governmental authority, nor have we been informed by any PRC governmental authority to undergo a cybersecurity review.

In addition, the Data Security Law of the People’s Republic of China (the “Data Security Law”) was promulgated by the SCNPC on June 10, 2021 and took effect on September 1, 2021. Further, on July 7, 2022, the CAC released the Measures for the Security Assessment of Cross-Border Data, which will become effective on September 1, 2022. According to the Measures for the Security Assessment of Cross-Border Data, where a data processor provides data abroad under any of the following circumstances, it shall apply for exit security assessment of data to the national cyberspace administration through the local provincial cyberspace administration: (i) the data processor provides important data abroad; (ii) the operators of key information infrastructure and data processors that process the personal information of more than 1 million people provide personal information abroad; (iii) data processors who have provided 100,000 personal information or 10,000 sensitive personal information abroad since January 1 of last year provide personal information abroad; and (iv) other situations required for security assessment as stipulated by the state cyberspace administration. Given the recency of the issuance of the Measures for the Security Assessment of Cross-Border Data and their pending effectiveness, there is a general lack of guidance and substantial uncertainties exist with respect to their interpretation and implementation. On November 14, 2021, the CAC released the Regulations on Cyber Data Security Management (Draft for Comments), or the draft regulations, which shall apply to the processing of personal and organizational data out of the territory of China, under the following circumstances: (i) for the purpose of providing products or services in the PRC; (ii) conducting analysis and evaluation of domestic individuals and organizations; (iii) processing of important domestic data; or (iv) other circumstances provided by laws and administrative regulations. The draft regulations classify data into three categories-general data, important data and core data. Data processors that transfer data collected and generated in the PRC outside of the territory of China are required to prepare a data security assessment report to the local cyberspace administration if (i) the data to be transmitted outside of the territory of China include important data, (ii) critical information technology infrastructure operators and data processors holding over one million users that transfer data outside the territory of China, or (iii) other circumstances that the CAC deems necessary. Meanwhile, a data processor that transfers personal information and important data out of the territory of China shall report to the local cyberspace administration of the following in the past calendar year: (i) the identities and contact information of all data receivers, (ii) the types, quantities and purposes of the transmitted data, (iii) the locations and periods of storage as well as the scope and method of use of the transmitted data, (iv) user complaints and the corresponding treatments related to the transmitted data, (v) violation of data security and the corresponding treatments related to the transmitted data, (vi) the re-transmission of the transmitted data, and (vii) other circumstances that the CAC deems necessary. A maximum of RMB10 million can be imposed on a data processor that is in violation of the draft regulations. It is uncertain whether and when the abovementioned draft measures and regulations will be adopted, and if adopted, whether the final version will contain the same provisions as the draft regulations.

The Data Security Law and the Cybersecurity Law, together with other relevant regulations, are promulgated to jointly regulate China’s online spheres in relation to personal information cybersecurity protection. There remain uncertainties regarding the further interpretation and implementation of those laws and regulations. Despite our efforts to comply with applicable laws, regulations and other obligations relating to privacy, data protection and information security, we cannot assure you that we will be compliant with such new laws, regulations and obligations in all respects, and we may be ordered to rectify and terminate any actions that are deemed non-compliant by the regulatory authorities and become subject to fines and other sanctions. As of the date of this prospectus, we have not been involved in any investigations on cybersecurity review made by the CAC on such basis, and we have not received any inquiry, notice, warning, or sanctions in such respect. We believe that that we are compliant with the regulations and policies that have been issued by the CAC to date.

In order for us to maintain or achieve compliance with applicable laws as they come into effect, it may require substantial expenditures of resources to continually evaluate our policies and processes and adapt to new requirements that are or become applicable to us. Complying with any additional or new regulatory requirements may impose significant burdens and costs on EZGO’s operations through the WFOE, the VIE, its subsidiaries, and other non-VIE subsidiaries in China or require it to alter its business practices. While we strive to protect our users’ privacy and data security and to comply with data protection laws and regulations applicable to us, however, we cannot assure that our existing user information protection system and technical measures will be considered sufficient under all applicable laws and regulations in all respects. Any failure or perceived failure by us to comply with applicable data privacy laws and regulations, including in relation to the collection of necessary end-user consents and providing end-users with sufficient information with respect to our use of their personal data, may result in fines and penalties imposed by regulators, governmental enforcement actions (including enforcement orders requiring us to cease collecting or processing data in a certain way), litigation and/or adverse publicity. Proceedings against us-regulatory, civil or otherwise-could force us to spend money and devote resources in the defense or settlement of, and remediation related to, such proceedings. EZGO’s business operations through the WFOE, the VIE, its subsidiaries, and other non-VIE subsidiaries in China could be adversely affected if the existing or future laws and regulations are interpreted or implemented in a manner that is inconsistent with our current business practices or requires changes to these practices.

The enforcement of the PRC Labor Contract Law and other labor-related regulations in the PRC may adversely affect EZGO’s business through the WFOE, the VIE, its subsidiaries, and other non-VIE subsidiaries in China and its results of operations.

The PRC Labor Law and the Labor Contract Law require that employers must execute written employment contracts with full-time employees. All employers must compensate their employees with wages equal to at least the local minimum wage standards. Violations of the PRC Labor Law and the Labor Contract Law may result in the imposition of fines, compensations and other administrative sanctions, and serious violations may constitute criminal offenses.

The PRC Labor Contract Law became effective and was implemented on January 1, 2008, which was amended on December 28, 2012. It has reinforced the protection of employees who, under the PRC Labor Contract Law, have the right, among others, to enter into written labor contracts, to enter into labor contracts with no fixed terms under certain circumstances, to receive overtime wages and to terminate or alter terms in labor contracts. According to the PRC Social Insurance Law, which became effective on July 1, 2011, and the Administrative Regulations on the Housing Funds, companies operating in China are required to participate in pension insurance, work-related injury insurance, medical insurance, unemployment insurance, maternity insurance and housing funds plans, and the employers must pay all or a portion of the social insurance premiums and housing funds for their employees.

As the interpretation and implementation of these laws and regulations are still evolving, our employment practice may not at all times be deemed in compliance with the new laws and regulations. If we are subject to severe penalties or incur significant liabilities in connection with labor disputes or investigations, EZGO’s business through the WFOE, the VIE, its subsidiaries, and other non-VIE subsidiaries in China and results of operations may be adversely affected.

Failure to make adequate contributions to various employee benefit plans and withhold individual income tax on employees’ salaries as required by PRC regulations may subject us to penalties.

Companies operating in China are required to participate in various government-mandated employee benefit contribution plans, including certain social insurance, housing funds and other welfare-oriented payment obligations, and contribute to the plans in amounts equal to certain percentages of salaries, including bonuses and allowances, of EZGO’s employees up to a maximum amount specified by the local government from time to time at locations where EZGO, through the WFOE, the VIE, its subsidiaries, and other non-VIE subsidiaries in China, operates its businesses. The requirement of employee benefit contribution plans has not been implemented consistently by the local governments in China given the different levels of economic development in different locations. Companies operating in China are also required to withhold individual income tax on employees’ salaries based on the actual salary of each employee upon payment. We may be subject to late fees and fines in relation to the underpaid employee benefits and under-withheld individual income tax, EZGO’s financial condition and results of operations may be adversely affected.

Changes in China’s economic, political, or social conditions or government policies could have a material adverse effect on EZGO’s business and operations through the WFOE, the VIE, its subsidiaries, and other non-VIE subsidiaries in China.

Currently substantially all of EZGO’s business operations are conducted in China through the WFOE, the VIE, its subsidiaries and other non-VIE subsidiaries, and substantially all of EZGO’s sales are made in China. Accordingly, EZGO’s business through the WFOE, the VIE, its subsidiaries and other non-VIE subsidiaries in China, financial condition, results of operations and prospects may be influenced to a significant degree by political, economic, and social conditions in China generally and by continued economic growth in China as a whole.

China’s economy differs from the economies of most developed countries in many respects, including the level of government involvement, level of development, growth rate, control of foreign exchange and allocation of resources. Although the PRC government has implemented measures since the late 1970’s emphasizing the utilization of market forces for economic reform, the reduction of state ownership of productive assets, and the establishment of improved corporate governance in business enterprises, which are generally viewed as a positive development for foreign business investment, a substantial portion of productive assets in China is still owned by the PRC government. In addition, the PRC government continues to play a significant role in regulating industry development by imposing industrial policies. The PRC government also exercises significant control over the PRC economic growth through allocating resources, controlling payments of foreign currency-denominated obligations, setting monetary policy, and providing preferential treatment to particular industries or companies.

While China’s economy has experienced significant growth over the past decades, growth has been uneven, both geographically and among various sectors of the economy, and the rate of growth has been slowing down. Some of the governmental measures may benefit the overall Chinese economy, but may have a negative effect on us. For example, our financial condition and results of operations may be adversely affected by government control over capital investments or changes in tax regulations. Any stimulus measures designed to boost the Chinese economy may contribute to higher inflation, which could adversely affect our results of operations and financial condition. For example, certain operating costs and expenses, such as employee compensation and office operating expenses, may increase as a result of higher inflation. In addition, the PRC government has implemented in the past certain measures to control the pace of economic growth. These measures may cause decreased economic activity, which in turn could lead to a reduction in demand for EZGO’s products and services provided through the WFOE, the VIE, its subsidiaries, and other non-VIE subsidiaries in China, and consequently have a material adverse effect on its businesses, financial condition, and results of operations. Since the end of 2022, raw materials for lithium battery have continued to fall from a high level, with a maximum decline of 85%. As of September 31, 2024 and March 31, 2025, raw materials for lithium battery still maintain a relatively low level, which forms a greater support for the company’s lithium battery sales. As a result, recent inflationary pressures have not materially impacted EZGO’s operations through the WFOE, the VIE, its subsidiaries, and other non-VIE subsidiaries in China.

Restrictions on currency exchange or outbound capital flows may limit our ability to utilize our PRC revenue effectively.

All of our revenue is denominated in Renminbi. The Renminbi is currently convertible under the “current account,” which includes dividends, trade, and service-related foreign exchange transactions, but requires approval from or registration with appropriate government authorities or designated banks under the “capital account,” which includes foreign direct investment and loans, such as loans we may secure from our onshore subsidiaries. Currently, our PRC subsidiaries, a foreign invested enterprise, may purchase foreign currency for settlement of “current account transactions,” including payment of dividends to us, without the approval of the SAFE by complying with certain procedural requirements. However, the relevant PRC governmental authorities may limit or eliminate our ability to purchase foreign currencies in the future for current account transactions.

Since 2016, PRC governmental authorities have imposed more stringent restrictions on outbound capital flows, including heightened scrutiny over “irrational” overseas investments for certain industries, as well as over four kinds of “abnormal” offshore investments, which are:

●	investments through enterprises established for only a few months without substantive operation;

●	investments with amounts far exceeding the registered capital of onshore parent and not supported by its business performance shown on financial statements;

●	investments in targets that are not related to onshore parent’s main business; and

●	investments with abnormal sources of Renminbi funding suspected to be involved in illegal transfer of assets or illegal operation of underground banking.

On January 26, 2017, SAFE promulgated the Circular on Further Improving Reform of Foreign Exchange Administration and Optimizing Genuineness and Compliance Verification, which tightened the authenticity and compliance verification of cross-border transactions and cross-border capital flow. In addition, the Outbound Investment Sensitive Industry Catalogue (2018) lists certain sensitive industries that are subject to the National Development and Reform Commission (“NDRC”) pre-approval requirements prior to remitting investment funds offshore, which subjects us to increased approval requirements and restrictions with respect to our overseas investment activity. Since a significant amount of our PRC revenue is denominated in Renminbi, any existing and future restrictions on currency exchange or outbound capital flows may limit our ability to utilize revenue generated in Renminbi to fund EZGO’s business activities outside of the PRC, make investments, service any debt we may incur outside of China or pay dividends in foreign currencies to EZGO’s shareholders, including holders of EZGO’s Ordinary Shares.

PRC regulations relating to foreign exchange registration of overseas investment by PRC residents may subject our PRC resident beneficial owners or our PRC subsidiaries to liability or penalties, limit our ability to inject capital into these subsidiaries, limit PRC subsidiaries’ ability to increase their registered capital or distribute profits to us, or may otherwise adversely affect us.

On July 4, 2014, SAFE promulgated the Circular on Relevant Issues Relating to Domestic Resident’s Investment and Financing and Roundtrip Investment through Special Purpose Vehicles, or SAFE Circular 37, which replaced the former Notice on Relevant Issues Concerning Foreign Exchange Administration for PRC Residents to Engage in Financing and Inbound Investment via Overseas Special Purpose Vehicles (generally known as SAFE Circular 75) promulgated by SAFE on October 21, 2005. On February 13, 2015, SAFE further promulgated the Circular on Further Simplifying and Improving the Administration of the Foreign Exchange Concerning Direct Investment, or SAFE Circular 13, which took effect on June 1, 2015. This SAFE Circular 13 has amended SAFE Circular 37 by requiring PRC residents or entities to register with qualified banks rather than SAFE or its local branch in connection with their direct establishment or indirect control of an offshore entity established for the purpose of overseas investment or financing with such PRC residents’ legally owned assets or equity interests in domestic enterprises or offshore assets or interests. Qualified local banks will directly examine and accept foreign exchange registration for overseas direct investment, including the initial foreign exchange registration and amendment registration, under SAFE Circular 37 from June 1, 2015.

These circulars further require amendment to the registration in the event of any significant changes with respect to the special purpose vehicle, such as an increase or decrease of capital contributed by PRC residents, share transfer or exchange, merger, division, or other material events. In the event that a PRC resident holding interests in a special purpose vehicle fails to complete the required SAFE registration, the PRC subsidiary of that special purpose vehicle may be prohibited from making profit distributions to the offshore parent and from carrying out subsequent cross-border foreign exchange activities, and the special purpose vehicle may be restricted in its ability to contribute additional capital into its PRC subsidiary. Furthermore, it is unclear how this regulation, and any future regulation concerning offshore or cross-border transactions, will be interpreted, amended, and implemented by the relevant PRC government authorities, and we cannot predict how these regulations will affect EZGO’s business operations through the WFOE, the VIE, its subsidiaries, and other non-VIE subsidiaries in China or future strategy. Failure to comply with the various SAFE registration requirements described above could result in liability under PRC law for evasion of foreign exchange controls. This may have a material adverse effect on EZGO’s business, financial condition, and results of operations.

According to SAFE Circular 37 and SAFE Circular 13, EZGO’s shareholders or beneficial owners who are PRC residents are subject to SAFE Circular 37 or other foreign exchange administrative regulations in respect of their investment in our company. To the best of our knowledge, EZGO’s PRC resident shareholders who directly or indirectly hold shares in our BVI holding company and who are known to us have completed the application for foreign exchange registrations for their foreign investment in our company in accordance with SAFE Circular 37 and SAFE Circular 13. We have taken steps to notify significant beneficial owners of Ordinary Shares whom we know are PRC residents of their filing obligations. However, we may not at all times be fully aware or informed of the identities of all EZGO’s shareholders or beneficial owners that are required to make such registrations, and we may not always be able to compel them to comply with all relevant foreign exchange regulations. As a result, we cannot assure you that all of EZGO’s shareholders or beneficial owners who are PRC residents will at all times comply with, or in the future make or obtain any applicable registrations or approvals required by all relevant foreign exchange regulations. The failure or inability of such individuals to comply with the registration procedures set forth in these regulations may subject us to fines or legal sanctions, restrictions on our cross-border investment activities or our PRC subsidiaries’ ability to distribute dividends to, or obtain foreign-exchange-dominated loans from, our company, or prevent us from making distributions or paying dividends. As a result, EZGO’s business operations through the WFOE, the VIE and its subsidiaries in China and its ability to make distributions to EZGO’s shareholders could be materially and adversely affected.

Furthermore, as these foreign exchange regulations are still relatively new and their interpretation and implementation have been constantly evolving, it is unclear how these regulations, and any future regulation concerning offshore or cross-border transactions, will be interpreted, amended and implemented by the relevant government authorities. We cannot predict how these regulations will affect EZGO’s business operations through the WFOE, the VIE and its subsidiaries in China or future strategy. In addition, if we decide to acquire a PRC domestic company, we cannot assure you that we or the owners of such company, as the case may be, will be able to obtain the necessary approvals or complete the necessary filings and registrations required by the foreign exchange regulations. This may restrict our ability to implement our acquisition strategy and could adversely affect EZGO’s business through the WFOE, the VIE and its subsidiaries in China and prospects.

PRC regulation on loans to, and direct investment in, PRC entities by offshore holding companies and governmental control in currency conversion may delay or prevent us from using the proceeds of any financing we raise, including any offerings made pursuant to this prospectus to make loans to or make additional capital contributions to our PRC subsidiaries, which could materially and adversely affect our liquidity and our ability to fund and expand EZGO’s business.

EZGO is a company incorporated in the BVI structured as a holding company conducting its operations in China through its PRC subsidiaries. As permitted under PRC laws and regulations, in utilizing the proceeds of its initial public offering or follow-on offering, EZGO may make loans to its PRC subsidiaries subject to the approval from governmental authorities and limitation of amount, or EZGO may make additional capital contributions to its PRC subsidiaries. Furthermore, loans by EZGO to its PRC subsidiaries to finance their activities cannot exceed the difference between their respective total project investment amount and registered capital or 2.5 times of their net worth and capital contributions to its PRC subsidiaries are subject to the requirement of making necessary filings in the Foreign Investment Comprehensive Management Information System and registration with other governmental authorities in China.

The SAFE promulgated the Notice of the State Administration of Foreign Exchange on Reforming the Administration of Foreign Exchange Settlement of Capital of Foreign-invested Enterprises, or SAFE Circular 19, effective on June 1, 2015, in replacement of the Circular on the Relevant Operating Issues Concerning the Improvement of the Administration of the Payment and Settlement of Foreign Currency Capital of Foreign-Invested Enterprises, the Notice from the State Administration of Foreign Exchange on Relevant Issues Concerning Strengthening the Administration of Foreign Exchange Businesses, and the Circular on Further Clarification and Regulation of the Issues Concerning the Administration of Certain Capital Account Foreign Exchange Businesses. According to SAFE Circular 19, the flow and use of the RMB capital converted from foreign currency-denominated registered capital of a foreign-invested company is regulated such that RMB capital may not be used for the issuance of RMB entrusted loans, the repayment of inter-enterprise loans or the repayment of bank loans that have been transferred to a third party. Although SAFE Circular 19 allows RMB capital converted from foreign currency-denominated registered capital of a foreign-invested enterprise to be used for equity investments within the PRC, it also reiterates the principle that RMB converted from the foreign currency-denominated capital of a foreign-invested company may not be directly or indirectly used for purposes beyond its business scope. Thus, it is unclear whether the SAFE will permit such capital to be used for equity investments in the PRC in actual practice. The SAFE promulgated the Notice of the State Administration of Foreign Exchange on Reforming and Standardizing the Foreign Exchange Settlement Management Policy of Capital Account, or SAFE Circular 16, effective on June 9, 2016, which reiterates some of the rules set forth in SAFE Circular 19, but changes the prohibition against using RMB capital converted from foreign currency-denominated registered capital of a foreign-invested company to issue RMB entrusted loans to a prohibition against using such capital to grant loans to non-associated enterprises. Violations of SAFE Circular 19 and SAFE Circular 16 could result in administrative penalties. SAFE Circular 19 and SAFE Circular 16 may significantly limit our ability to transfer any foreign currency we hold, including the net proceeds from our initial public offering or follow-on offering, to our PRC subsidiaries, which may adversely affect our liquidity and our ability to fund and expand EZGO’s business in the PRC through the WFOE, the VIE and its subsidiaries.

In light of the various requirements imposed by PRC regulations on loans to, and direct investment in, PRC entities by offshore holding companies, we cannot assure you that we will be able to complete the necessary government registrations or obtain the necessary government approvals on a timely basis, if at all, with respect to future loans by us to our PRC subsidiaries or with respect to future capital contributions by us to our PRC subsidiaries. If we fail to complete such registrations or obtain such approvals, our ability to use the proceeds from our initial public offering or follow-on offering and to capitalize or otherwise fund our PRC operations may be negatively affected, which could materially and adversely affect our liquidity and our ability to fund and expand EZGO’s business.

The PRC government could prevent the cash maintained from leaving the PRC, restrict deployment of the cash into the business of its subsidiaries and restrict the ability to pay dividends to U.S. shareholders, which could materially adversely affect EZGO’s operations through its subsidiaries in China.

The PRC government controls the conversion of Renminbi into foreign currencies and the remittance of currencies out of the PRC. We receive substantially all of our revenues in Renminbi, and most of our cash is in Renminbi. Under our corporate structure, EZGO, a BVI holding company, primarily relies on dividend payments from our PRC subsidiaries to fund any cash and financing requirements it may have. Under the existing PRC foreign exchange regulations, payments of current account items, including profit distributions, interest payments and trade- and-service-related foreign exchange transactions, can be made in foreign currencies without prior approval from the SAFE by complying with certain procedural requirements. As such, under the existing exchange restrictions, cash generated from the operations of our PRC subsidiaries is able to be paid as dividends in foreign currencies to EZGO without prior approval from the SAFE by complying with certain procedural requirements. However, approval from or registration with appropriate government authorities is required where Renminbi is to be converted into foreign currency and remitted out of China to pay capital expenses such as the repayment of loans denominated in foreign currencies. The PRC government may also at its discretion in the future restrict access to foreign currencies for current account transactions. There is no assurance that the PRC government will not intervene or impose restrictions on the ability of us, our subsidiaries or the VIE to transfer cash. If the foreign exchange control system prevents us from obtaining sufficient foreign currencies to satisfy our foreign currency demands, we may not be able to pay dividends in foreign currencies from the PRC subsidiary to the offshore subsidiaries, across borders, and to EZGO’s shareholders, including the U.S. shareholders. These foreign exchange restrictions and limitations could prevent the cash maintained from leaving the PRC, and restrict our ability to pay dividends to EZGO and the U.S. shareholders.

There are limitations on our PRC subsidiaries’ and the VIE’s ability to distribute earnings to their respective shareholders. On the one hand, under the current PRC laws and regulations, our PRC subsidiaries may pay dividends only out of their accumulated profits. In addition, our PRC subsidiaries are required to set aside at least 10% of their accumulated after-tax profits each year, if any, to fund certain statutory reserve funds, until the aggregate amount of such fund reaches 50% of their registered capital. Our PRC subsidiaries may at their discretion allocate a portion of their after-tax profits to staff welfare and bonus funds in accordance with relevant PRC rules and regulations. These reserve funds and staff welfare and bonus funds cannot be distributed as cash dividends. Moreover, if the PRC subsidiaries incur debt on their own behalf in the future, the instruments governing the debt may restrict their ability to pay dividends or make other distributions to us. On the other hand, through the VIE Agreements among the WFOE, the VIE and its shareholders, we receive substantially all of the economic benefits of the VIE, most importantly, the ability to consolidate the financial statements of the VIE with the financial statements of our holding company, EZGO under U.S. GAAP, for which we are the primary beneficiary of the VIE for accounting purposes, in consideration for the services provided by the WFOE. For more information, see “Contractual Arrangements and Corporate Structure” on page 2. The VIE Agreements are not equivalent to equity ownership, and may limit our ability to settle amounts owed by the VIE under the VIE Agreements. For example, the contractually bound shareholders of the VIE could potentially breach their contractual agreements with us by failing to fulfill their contractual obligations, failing to act in our interest, or acting to the detriment of our interest. Moreover, as these shareholders, rather than the WFOE, are the actual shareholders of the VIE, we are unable to independently exercise any rights as a shareholder of the VIE and force the VIE to distribute its earnings to us. In addition, the legality or enforceability of the VIE Agreements have never been tested in a court of law in China. If any relevant contractual provisions were to ultimately be held unenforceable by the PRC courts or other governmental authorities, such uncertainty could result in us facing a reduced ability or complete inability to receive the economic benefits of the business operations of the VIE. These restrictions and limitations could limit our ability to settle amounts owed under the VIE Agreements and our subsidiaries’ ability to pay dividends.

In addition, any transfer of funds by EZGO to our PRC subsidiaries, either as a shareholder loan or as an increase in the registered capital, is subject to a series of procedural requirements imposed by SAFE, SAMR, MOFCOM, or their local counterparts. This may hinder or delay EZGO’s deployment of cash into its subsidiaries’ and the VIE’ business, which could result in a material and adverse effect on EZGO’s operations through the WFOE, the VIE and its subsidiaries in China.

Under the PRC EIT Law, we may be classified as a PRC “resident enterprise” for PRC enterprise income tax purposes. Such classification would likely result in unfavorable tax consequences to us and EZGO’s non-PRC shareholders and has a material adverse effect on our results of operations and the value of your investment.

Under the PRC EIT Law, that became effective in January 2008 and was amended in February 2017 and December 2018, as well as its implementing rules, an enterprise established outside the PRC with “de facto management bodies” within the PRC is considered a “resident enterprise” for PRC enterprise income tax purposes and is generally subject to a uniform 25% enterprise income tax rate on its worldwide income. Under the implementation rules to the EIT Law, a “de facto management body” is defined as a body that has material and overall management and control over the manufacturing and business operations, personnel and human resources, finances and properties of an enterprise. In addition, a circular, known as SAT Circular 82, issued in April 2009 by the State Administration of Taxation, or the SAT, specifies that certain offshore incorporated enterprises controlled by PRC enterprises or PRC enterprise groups will be classified as PRC resident enterprises if the following are located or resident in the PRC: senior management personnel and departments that are responsible for daily production, operation and management; financial and personnel decision making bodies; key properties, accounting books, company seal, and minutes of board meetings and shareholders’ meetings; and half or more of the senior management or directors having voting rights. Further to SAT Circular 82, the SAT issued a bulletin, known as SAT Bulletin 45, which took effect in September 2011, to provide more guidance on the implementation of SAT Circular 82 and clarify the reporting and filing obligations of such “Chinese-controlled offshore incorporated resident enterprises.” SAT Bulletin 45 provides procedures and administrative details for the determination of resident status and administration on post-determination matters. Although both SAT Circular 82 and SAT Bulletin 45 only apply to offshore enterprises controlled by PRC enterprises or PRC enterprise groups, not those controlled by PRC individuals or foreign individuals, the determining criteria set forth in SAT Circular 82 and SAT Bulletin 45 may reflect the SAT’s general position on how the “de facto management body” test should be applied in determining the tax resident status of offshore enterprises, regardless of whether they are controlled by PRC enterprises, PRC enterprise groups or by PRC or foreign individuals.

We do not believe that EZGO, as a company incorporated in the BVI, meets all of the conditions above thus we do not believe that EZGO is a PRC resident enterprise, though all members of our management team as well as the management team of our offshore holding company are located in China. However, if the PRC tax authorities determine that we are a PRC resident enterprise for PRC enterprise income tax purposes, a number of unfavorable PRC tax consequences could follow. First, we will be subject to the uniform 25% enterprise income tax on our world-wide income, which could materially reduce our net income. In addition, we will also be subject to PRC enterprise income tax reporting obligations. However, the tax resident status of an enterprise is subject to determination by the PRC tax authorities and uncertainties remain with respect to the interpretation of the term “de facto management body.”

Finally, dividends payable by us to EZGO’s shareholders and gains on the sale of our shares may become subject to PRC withholding tax, at a rate of 10% in the case of non-PRC enterprises or 20% in the case of non-PRC individuals (in each case, subject to the provisions of any applicable tax treaty), if such gains are deemed to be from PRC sources. It is unclear whether non-PRC shareholders of EZGO would be able to claim the benefits of any tax treaties between their country of tax residence and the PRC in the event that we are treated as a PRC resident enterprise. Any such tax may reduce the returns on your investment in the Ordinary Shares.

There are significant uncertainties under the PRC EIT Law relating to the withholding tax liabilities of our PRC subsidiaries, and dividends payable by our PRC subsidiaries to our offshore subsidiaries may not qualify to enjoy certain treaty benefits.

Under the PRC EIT Law and its implementation rules, we, as a non-resident enterprise, that is, an enterprise lawfully incorporated pursuant to the laws of a foreign country (region) that has an office or premises established in China with no actual management functions performed in China, or an enterprise that has income derived from or accruing in China although it does not have an office or premises in China, will be subject to a withholding tax rate of 10%. Pursuant to a special arrangement between Hong Kong and mainland China, such rate may be reduced to 5% if a Hong Kong resident enterprise owns more than 25% of the equity interest in the PRC company. the WFOE is wholly owned by EZGO HK, EZGO’s wholly-owned subsidiary. Accordingly, EZGO HK may qualify for a 5% tax rate in respect of distributions from the WFOE. Under the Notice of the State Administration of Taxation on Issues regarding the Administration of the Dividend Provision in Tax Treaties promulgated on February 20, 2009, the taxpayer needs to satisfy certain conditions to enjoy the benefits under a tax treaty. These conditions include: (1) the taxpayer must be the beneficial owner of the relevant dividends, and (2) the corporate shareholder to receive dividends from the PRC subsidiaries must have continuously met the direct ownership thresholds during the 12 consecutive months preceding the receipt of the dividends. Further, under Announcement of the State Administration of Taxation on Issues Relating to “Beneficial Owner” in Tax Treaties, which took effect on April 1, 2018, a “Beneficial Owner” shall mean a person who has ownership and control over the income and the rights and property from which the income is derived. To determine the “beneficial owner” status of a resident of the treaty counterparty who needs to enjoy the tax treaty benefits, a comprehensive analysis shall be carried out, taking into account actual conditions of the specific case.

Entitlement to a lower tax rate on dividends according to tax treaties or arrangements between the PRC central government and governments of other countries or regions is subject to State Administration of Taxation Circular 60 (“Circular 60”). Circular 60 provides that non-resident enterprises are not required to obtain pre-approval from the relevant tax authority in order to enjoy the reduced withholding tax. Instead, non-resident enterprises and their withholding agents may, by self-assessment and on confirmation that the prescribed criteria to enjoy the tax treaty benefits are met, directly apply the reduced withholding tax rate, and file necessary forms and supporting documents when performing tax filings, which will be subject to post-tax filing examinations by the relevant tax authorities. As a result, we cannot assure you that we will be entitled to any preferential withholding tax rate under tax treaties for dividends received from WFOE.

Enhanced scrutiny over acquisition transactions by the PRC tax authorities may have a negative impact on potential acquisitions we may pursue in the future.

Pursuant to the Notice on Strengthening Administration of Enterprise Income Tax for Share Transfers by Non-PRC Resident Enterprises, or SAT Circular 698, issued by the SAT on December 10, 2009, where a foreign investor transfers the equity interests of a resident enterprise indirectly via disposition of the equity interests of an overseas holding company, or an “indirect transfer,” and such overseas holding company is located in a tax jurisdiction that (i) has an effective tax rate less than 12.5% or (ii) does not tax foreign income of its residents, the foreign investor shall report the indirect transfer to the competent tax authority. The PRC tax authority will examine the true nature of the indirect transfer, and if the tax authority considers that the foreign investor has adopted an “abusive arrangement” in order to avoid PRC tax, it may disregard the existence of the overseas holding company and re-characterize the indirect transfer and as a result, gains derived from such indirect transfer may be subject to PRC withholding tax at a rate of up to 10%.

On February 3, 2015, the SAT issued the Announcement of the State Administration of Taxation on Several Issues Concerning the Enterprise Income Tax on Indirect Property Transfer by Non-Resident Enterprises, or SAT Bulletin 7, to supersede existing provisions in relation to the “indirect transfer” as set forth in SAT Circular 698, while the other provisions of SAT Circular 698 remain in force. Pursuant to SAT Bulletin 7, where a non-resident enterprise indirectly transfers properties such as equity in PRC resident enterprises without any justifiable business purposes and aiming to avoid the payment of enterprise income tax, such indirect transfer must be reclassified as a direct transfer of equity in PRC resident enterprise. To assess whether an indirect transfer of PRC taxable properties has reasonable commercial purposes, all arrangements related to the indirect transfer must be considered comprehensively and factors set forth in SAT Bulletin 7 must be comprehensively analyzed in light of the actual circumstances. SAT Bulletin 7 also provides that, where a non-PRC resident enterprise transfers its equity interests in a resident enterprise to its related parties at a price lower than the fair market value, the competent tax authority has the power to make a reasonable adjustment to the taxable income of the transaction.

On October 17, 2017, the SAT issued the Announcement of the State Administration of Taxation on Matters Concerning Withholding of Income Tax of Non-resident Enterprises as Source, or SAT Bulletin 37, which repealed the entire SAT Circular 698 and the provision in relation to the time limit for the withholding agent to declare to the competent tax authority for payment of such tax of SAT Bulletin 7. Pursuant to SAT Bulletin 37, the income from a property transfer, as stipulated in the second item under Article 19 of the Law on Enterprise Income Tax, shall include the income derived from transferring such equity investment assets as stock equity. The balance of deducting the equity’s net value from the total income from equity transfer shall be taxable income from equity transfer. Where a withholding agent enters into a business contract, involving the income specified in the third paragraph of Article 3 in the Law on Enterprise Income Tax, with a non-resident enterprise, the tax-excluding income of the non-resident enterprise will be treated as the tax-including income, based on which the tax payment will be calculated and remitted, if it is agreed in the contract that the withholding agent shall assume the tax payable.

There has been very limited application of SAT Bulletin 7 and SAT Bulletin 37 because these regulations were newly issued and came into force in February 2015 and in December 2017 respectively. During the effective period of SAT Circular 698, some intermediary holding companies were actually looked through by the PRC tax authorities, and consequently the non-PRC resident investors were deemed to have transferred the PRC subsidiary and PRC corporate taxes were assessed accordingly. It is possible that we or our non-PRC resident investors may become at risk of being taxed under SAT Bulletin 7 and SAT Bulletin 37 and may be required to expend valuable resources to comply with SAT Bulletin 7 and SAT Bulletin 37 or to establish that we or our non-PRC resident investors should not be taxed under SAT Bulletin 7 and SAT Bulletin 37, which may have an adverse effect on our financial condition and results of operations or such non-PRC resident investors’ investment in EZGO.

Our PRC subsidiaries are subject to restrictions on paying dividends or making other payments to us, which may restrict our ability to satisfy our liquidity requirements, and any limitation on the ability of our PRC subsidiaries to make remittance to pay dividends to us could limit our ability to access cash generated by the operations of those entities.

EZGO is a company incorporated in the BVI structured as a holding company. EZGO may need dividends and other distributions on equity from our PRC subsidiaries to satisfy EZGO’s liquidity requirements. Current PRC regulations permit our PRC subsidiaries to pay dividends to EZGO only out of their accumulated profits, if any, determined in accordance with PRC accounting standards and regulations. In addition, EZGO’s PRC subsidiaries are required to set aside at least 10% of their respective accumulated profits each year, if any, to fund certain reserve funds until the total amount set aside reaches 50% of their respective registered capital. EZGO’s PRC subsidiaries may also allocate a portion of its after-tax profits based on PRC accounting standards to employee welfare and bonus funds at their discretion. These reserves are not distributable as cash dividends. Furthermore, if our PRC subsidiaries incur debt on their own behalf in the future, the instruments governing the debt may restrict their ability to pay dividends or make other payments to us. Any limitation on the ability of EZGO’s subsidiaries to distribute dividends or to make payments to it may restrict EZGO’s ability to satisfy its liquidity requirements.

In addition, the EIT Law, and its implementation rules provide that a withholding tax rate of up to 10% will be applicable to dividends payable by Chinese companies to non-PRC-resident enterprises unless otherwise exempted or reduced according to treaties or arrangements between the PRC central government and governments of other countries or regions where the non-PRC-resident enterprises are incorporated.

Fluctuations in exchange rates could result in foreign currency exchange losses to us.

The value of the Renminbi against the U.S. dollar and other currencies may fluctuate and is affected by, among other things, changes in political and economic conditions and the foreign exchange policy adopted by the PRC government. In August 2015, the People’s Bank of China, or PBOC, changed the way it calculates the mid-point price of Renminbi against the U.S. dollar, requiring the market-makers who submit for reference rates to consider the previous day’s closing spot rate, foreign-exchange demand and supply as well as changes in major currency rates. In 2017, the value of the Renminbi appreciated by approximately 6.3% against the U.S. dollar; and in 2018, the Renminbi depreciated by approximately 5.7% against the U.S. dollar. From the end of 2018 through the end of September 2021, the value of the Renminbi appreciated by approximately 5.20% against the U.S. dollar. From September 2021 through the end of September 2024, the value of the Renminbi depreciated by approximately 8.30% against the U.S. dollar. It is difficult to predict how market forces or PRC or U.S. government policy, including any interest rate increases by the Federal Reserve, may impact the exchange rate between the Renminbi and the U.S. dollar in the future. There remains significant international pressure on the PRC government to adopt a more flexible currency policy, including from the U.S. government, which has threatened to label China as a “currency manipulator,” which could result in greater fluctuation of the Renminbi against the U.S. dollar. However, the PRC government may still at its discretion restrict access to foreign currencies for current account transactions in the future. Therefore, it is difficult to predict how market forces or government policies may impact the exchange rate between the RMB and the U.S. dollar or other currencies in the future. In addition, the PBOC regularly intervenes in the foreign exchange market to limit fluctuations in RMB exchange rates and achieve policy goals. If the exchange rate between RMB and U.S. dollar fluctuates in unanticipated manners, our results of operations and financial condition, and the value of, and dividends payable on, EZGO’s shares in foreign currency terms may be adversely affected. EZGO may not be able to pay dividends in foreign currencies to its shareholders. Appreciation of RMB to the U.S. dollar will result in exchange loss, while depreciation of RMB to the U.S. dollar will result in exchange gain.

It may be difficult for overseas shareholders and/or regulators to conduct investigation or collect evidence within China.

Shareholder claims or regulatory investigation that are common in the United States generally are difficult to pursue as a matter of law or practicality in China. For example, in China, there are significant legal and other obstacles to providing information needed for regulatory investigations or litigation initiated outside China. Although the authorities in China may establish a regulatory cooperation mechanism with the securities regulatory authorities of another country or region to implement cross-border supervision and administration, such cooperation with the securities regulatory authorities in the Unities States may not be efficient in the absence of mutual and practical cooperation mechanism. Furthermore, according to Article 177 of the PRC Securities Law, or Article 177, which became effective in March 2020, no overseas securities regulator is allowed to directly conduct investigation or evidence collection activities within the territory of the PRC. While detailed interpretation of or implementation rules under Article 177 have yet to be promulgated, the inability for an overseas securities regulator to directly conduct investigation or evidence collection activities within China may further increase difficulties faced by you in protecting your interests.

The M&A Rules and certain other PRC regulations establish complex procedures for some acquisitions of Chinese companies by foreign investors, which could make it more difficult for us to pursue growth through acquisitions in China.

The M&A Rules discussed in the preceding risk factor and related regulations and rules concerning mergers and acquisitions established additional procedures and requirements that could make merger and acquisition activities by foreign investors more time-consuming and complex. For example, the M&A Rules require that MOFCOM be notified in advance of any change-of-control transaction in which a foreign investor takes control of a PRC domestic enterprise, if (i) any important industry is concerned, (ii) such transaction involves factors that have or may have impact on the national economic security, or (iii) such transaction will lead to a change in control of a domestic enterprise which holds a famous trademark or PRC time-honored brand, (iv) or in circumstances where overseas companies established or controlled by PRC enterprises or residents acquire affiliated domestic companies. Mergers, acquisitions or contractual arrangements that allow one market player to take control of or to exert decisive impact on another market player must also be notified in advance to the MOFCOM when the threshold under the Provisions on Thresholds for Prior Notification of Concentrations of Undertakings, or the Prior Notification Rules, issued by the State Council in August 2008 is triggered.

We have relied on the opinion of our PRC counsel, AllBright Law Offices (Fuzhou), that we do not need to obtain prior approval from the CSRC pursuant to the M&A Rules. However, uncertainties still exist as to how the M&A Rules will be interpreted and implemented, and we may subject to any new laws, rules, and regulations or detailed implementations and interpretations in any form relating to the M&A Rules. If the CSRC or other PRC regulatory body subsequently determines that we need to obtain the CSRC’s approval for any future offering or if the CSRC or any other PRC government authorities promulgates any interpretation or implements rules before our listing that would require us to obtain CSRC or other governmental approvals for any future offering, we may face adverse actions or sanctions by the CSRC or other PRC regulatory agencies. In any such event, these regulatory agencies may impose fines and penalties on EZGO’s operations through the WFOE, the VIE, its subsidiaries, and other non-VIE subsidiaries in China, limit its operating privileges in China, delay or restrict the repatriation of the proceeds from any future offering into the PRC or take other actions that could have a material adverse effect on its business, financial condition, results of operations, reputation and prospects, as well as its ability to complete any future offering. The CSRC or other PRC regulatory agencies may also take actions requiring us, or making it advisable for us, to halt any future offering before settlement and delivery. Consequently, if you engage in market trading or other activities in anticipation of and prior to settlement and delivery, you do so at the risk that such settlement and delivery may not occur.

In addition, the security review rules issued by the MOFCOM that became effective in September 2011 specify that mergers and acquisitions by foreign investors that raise “national defense and security” concerns and mergers and acquisitions through which foreign investors may acquire de facto control over domestic enterprises that raise “national security” concerns are subject to strict review by the MOFCOM, and the rules prohibit any activities attempting to bypass a security review, including by structuring the transaction through a proxy or contractual control arrangement. Furthermore, according to the security review, foreign investments that would result in acquiring the actual control of assets in certain key sectors, such as critical agricultural products, energy and resources, equipment manufacturing, infrastructure, transport, cultural products and services, information technology, Internet products and services, financial services, and technology sectors, are required to obtain approval from designated governmental authorities in advance.

In the future, EZGO may grow its business by acquiring complementary businesses. Complying with the requirements of the above-mentioned regulations and other relevant rules to complete such transactions could be time-consuming, and any required approval processes, including obtaining approval from the MOFCOM or its local counterparts may delay or inhibit our ability to complete such transactions. It is unclear whether EZGO’s business operations through the WFOE, the VIE, its subsidiaries and other non-VIE subsidiaries in China would be deemed to be in an industry that raises “national defense and security” or “national security” concerns. However, the MOFCOM or other government agencies may publish explanations in the future determining that EZGO’s business through the WFOE, the VIE, its subsidiaries, and other non-VIE subsidiaries in China is in an industry subject to the security review, in which case our future acquisitions in the PRC, including those by way of entering into contractual control arrangements with target entities, may be closely scrutinized or prohibited. EZGO’s ability to expand its business or maintain or expand its market share through future acquisitions would as such be materially and adversely affected. Furthermore, according to the M&A Rules, if a PRC entity or individual plans to merge or acquire its related PRC entity through an overseas company legitimately incorporated or controlled by such entity or individual, such a merger and acquisition will be subject to examination and approval by the MOFCOM. There is a possibility that the PRC regulators may promulgate new rules or explanations requiring that we obtain the approval of the MOFCOM or other PRC governmental authorities for our completed or ongoing mergers and acquisitions. There is no assurance that, if we plan to make an acquisition, we can obtain such approval from the MOFCOM or any other relevant PRC governmental authorities for our mergers and acquisitions, and if we fail to obtain those approvals, we may be required to suspend our acquisition and be subject to penalties. Any uncertainties regarding such approval requirements could have a material adverse effect on EZGO’s business, results of operations and corporate structure.

In addition, on July 6, 2021, the relevant PRC government authorities made public the Opinions on Strictly Cracking Down Illegal Securities Activities in Accordance with the Law. These opinions emphasized the need to strengthen the administration over illegal securities activities and the supervision on overseas listings by China-based companies and proposed to take effective measures, such as promoting the construction of relevant regulatory systems to deal with the risks and incidents faced by China-based overseas-listed companies. As these opinions were recently issued, official guidance and related implementation rules have not been issued yet and the interpretation of these opinions remains unclear at this stage. If the CSRC or other regulatory agencies later promulgate new rules or explanations requiring that EZGO obtains their approvals for any future follow-on offering, EZGO may be unable to obtain such approvals which could significantly limit or completely hinder its ability to offer or continue to offer its securities to its investors outside China.

U.S. regulatory bodies may be limited in their ability to conduct investigations or inspections of EZGO’s operations through the WFOE, the VIE, its subsidiaries, and other non-VIE subsidiaries in China.

Any disclosure of documents or information located in China by foreign agencies may be subject to jurisdiction constraints and must comply with China’s state secrecy laws, which broadly define the scope of “state secrets” to include matters involving economic interests and technologies. There is no guarantee that requests from U.S. federal or state regulators or agencies to investigate or inspect EZGO’s operations through the WFOE, the VIE, its subsidiaries, and other non-VIE subsidiaries in China will be honored by us, by entities who provide services to us or with whom we associate, without violating PRC legal requirements, especially as those entities are located in China. Furthermore, under the current PRC laws, an on-site inspection of our facilities by any of these regulators may be limited or prohibited.

You may experience difficulties in effecting service of legal process, enforcing foreign judgments or bringing actions in China against us or our management named in this prospectus based on foreign laws.

EZGO is a company incorporated under the laws of the BVI, and EZGO conduct substantially all of its operations in China through the WFOE, the VIE, its subsidiaries, and other non-VIE subsidiaries and substantially all of its assets are located in China. In addition, a majority of EZGO’s current directors and officers, including Mr. Jianhui Ye, Mr. Zebin Zhao, Mr. Yuehan Ling, Ms. Peiyao Jin, Mr. Guanghui Yang and Mr. Zhenguo Wu are nationals and residents of the PRC and a substantial portion of their assets are located outside the United States. As a result, it may be difficult for you to effect service of process upon us or those persons inside mainland China. It may also be difficult for you to enforce in U.S. courts judgments obtained in U.S. courts based on the civil liability provisions of the U.S. federal securities laws against us and our officers and directors as none of them currently resides in the United States or has substantial assets located in the United States. In addition, there is uncertainty as to whether the courts of the PRC would recognize or enforce judgments of U.S. courts against us or such persons predicated upon the civil liability provisions of the securities laws of the United States or any state.

The recognition and enforcement of foreign judgments are provided for under the PRC Civil Procedures Law. PRC courts may recognize and enforce foreign judgments in accordance with the requirements of the PRC Civil Procedures Law based either on treaties between China and the country where the judgment is made or on principles of reciprocity between jurisdictions. China does not have any treaties or other forms of written arrangement with the United States that provide for the reciprocal recognition and enforcement of foreign judgments. In addition, according to the PRC Civil Procedures Law, the PRC courts will not enforce a foreign judgment against us or our directors and officers if they decide that the judgment violates the basic principles of PRC laws or national sovereignty, security, or public interest. As a result, it is uncertain whether and on what basis a PRC court would enforce a judgment rendered by a court in the United States.

EZGO’s Ordinary Shares may be delisted or prohibited from trading under the HFCA Act if the PCAOB is unable to adequately inspect our auditors. The delisting of EZGO’s Ordinary Shares, or the threat of their being delisted, may materially and adversely affect the value of EZGO’s Ordinary Shares. Additionally, the inability of the PCAOB to conduct adequate inspection deprives EZGO shareholders of the benefits of such inspections. Furthermore, AHFCA Act amended the HFCA Act and requires the SEC to prohibit an issuer’s securities from trading on any U.S. stock exchanges if its auditor is not subject to PCAOB inspections for two consecutive years instead of three, and thus EZGO’s Ordinary Shares could be prohibited from trading and delisted after two years instead of three.

The HFCA Act was enacted on December 18, 2020. The HFCA Act states if the SEC determines that a company has filed audit reports issued by a registered public accounting firm that has not been subject to inspection by the PCAOB for three consecutive years beginning in 2021, the SEC shall prohibit such Ordinary Shares from being traded on a national securities exchange or in the over the counter trading market in the U.S.

On March 24, 2021, the SEC adopted interim final rules relating to the implementation of certain disclosure and documentation requirements of the HFCA Act. A company will be required to comply with these rules if the SEC identifies it as having a “non-inspection” year under a process to be subsequently established by the SEC. The SEC is assessing how to implement other requirements of the HFCA Act, including the listing and trading prohibition requirements described above. Furthermore, AHFCA Act amended the HFCA Act and requires the SEC to prohibit an issuer’s securities from trading on any U.S. stock exchanges if its auditor is not subject to PCAOB inspections for two consecutive years instead of three, and thus, would reduce the time before EZGO’s securities may be prohibited from trading or delisted. On September 22, 2021, the PCAOB adopted a final rule implementing the HFCA Act, which provides a framework for the PCAOB to use when determining, as contemplated under the HFCA Act, whether the PCAOB is unable to inspect or investigate completely registered public accounting firms located in a foreign jurisdiction because of a position taken by one or more authorities in that jurisdiction.

On December 2, 2021, the SEC adopted final amendments to its rules implementing the HFCA Act. Such final rules establish procedures that the SEC will follow in (i) determining whether a registrant is a “Commission-Identified Issuer” (a registrant identified by the SEC as having filed an annual report with an audit report issued by a registered public accounting firm that is located in a foreign jurisdiction and that the PCAOB is unable to inspect or investigate completely because of a position taken by an authority in that jurisdiction) and (ii) prohibiting the trading of an issuer that is a Commission-Identified Issuer for three consecutive years under the HFCA Act. The SEC began identifying Commission-Identified Issuers for the fiscal years beginning after December 18, 2020. A Commission-Identified Issuer is required to comply with the submission and disclosure requirements in the annual report for each year in which it was identified. If a registrant is identified as a Commission-Identified Issuer based on its annual report for the fiscal year ended, for example, September 30, 2025, the registrant will be required to comply with the submission or disclosure requirements in its annual report filing covering the fiscal year ended September 30, 2026. As of the date of this prospectus, we have not been, and do not expect to be identified by the SEC under the HFCA Act.

On December 16, 2021, the PCAOB issued its determination report that the PCAOB is unable to inspect or investigate completely PCAOB-registered public accounting firms headquartered in mainland China and in Hong Kong, because of positions taken by PRC authorities in those jurisdictions, and the PCAOB included in the report of its determination a list of the accounting firms that are headquartered in mainland China or Hong Kong. This report does not include our former auditor, Wei, Wei & Co., LLP, or our current auditor, HTL International, LLC.

On August 26, 2022, the PCAOB announced that it had signed the Statement of Protocol with the CSRC and the MOF. The terms of the Statement of Protocol would grant the PCAOB complete access to audit work papers and other information so that it may inspect and investigate PCAOB-registered accounting firms headquartered in mainland China and Hong Kong. On December 15, 2022, the PCAOB announced that it has secured complete access to inspect and investigate registered public accounting firms headquartered in mainland China and Hong Kong and voted to vacate the previous 2021 determination report to the contrary. As a result, we do not expect to be identified as a “Commission-Identified Issuer” under the HFCA Act for the fiscal year ended September 30, 2022 after we file our annual report on Form 20-F for such fiscal year. However, whether the PCAOB will continue to conduct inspections and investigations completely to its satisfaction of PCAOB-registered public accounting firms headquartered in mainland China and Hong Kong is subject to uncertainty and depends on a number of factors out of our, and our auditor’s control including positions taken by authorities of the PRC. The PCAOB is expected to continue to demand complete access to inspections and investigations against accounting firms headquartered in mainland China and Hong Kong in the future and states that it has already made plans to resume regular inspections in early 2023 and beyond. The PCAOB is required under the HFCA Act to make its determination on an annual basis with regards to its ability to inspect and investigate completely accounting firms based in the mainland China and Hong Kong. The possibility of being a “Commission-Identified Issuer” and risk of delisting could continue to adversely affect the trading price of our securities. Should the PCAOB again encounter impediments to inspections and investigations in mainland China or Hong Kong as a result of positions taken by any authority in either jurisdiction, the PCAOB will make determinations under the HFCA Act as and when appropriate.

Furthermore, various equity-based research organizations have recently published reports on China-based companies after examining their corporate governance practices, related party transactions, sales practices and financial statements, and these reports have led to special investigations and listing suspensions on U.S. national exchanges. Any similar scrutiny on us, regardless of its lack of merit, could cause the market price of EZGO’s Ordinary Shares to fall, divert management resources and energy, cause us to incur expenses in defending ourselves against rumors, and increase the premiums we pay for director and officer insurance.

Our former auditor, Wei, Wei & Co., LLP, as an auditor of companies that are traded publicly in the United States and a firm registered with the PCAOB, is subject to laws in the United States pursuant to which the PCAOB conducts regular inspections to assess its compliance with the applicable professional standards. Wei, Wei & Co., LLP is headquartered in Flushing, New York, and is subject to inspection by the PCAOB on a regular basis with the last inspection in February 2022.

Our current auditor as of the date of this prospectus, HTL International, LLC, as an auditor of companies that are traded publicly in the United States and a firm registered with the PCAOB, is subject to laws in the United States pursuant to which the PCAOB conducts regular inspections to assess its compliance with the applicable professional standards. HTL International, LLC is headquartered in Houston, TX, and is subject to inspection by the PCAOB on a regular basis.

Notwithstanding the foregoing, in the future, if there is any regulatory change or step taken by PRC regulators that does not permit our auditor to provide audit documentations located in China to the PCAOB for inspection or investigation, EZGO’s shareholders may be deprived of the benefits of such inspection. Any audit reports not issued by auditors that are completely inspected by the PCAOB, or a lack of PCAOB inspections of audit work undertaken in China that prevents the PCAOB from regularly evaluating our auditors’ audits and their quality control procedures, could result in a lack of assurance that our financial statements and disclosures are adequate and accurate, then such lack of inspection could cause EZGO’s securities to be delisted from the stock exchange. The recent developments would add uncertainties to our offering pursuant to a prospectus and we cannot assure you whether Nasdaq or regulatory authorities would apply additional and more stringent criteria to us after considering the effectiveness of such auditor’s audit procedures and quality control procedures, adequacy of personnel and training, or sufficiency of resources, geographic reach or experience as it relates to the audit of our financial statements.

The SEC may propose additional rules or guidance that could impact us if such auditor is not subject to PCAOB inspection. For example, on August 6, 2020, the President’s Working Group on Financial Markets, or the PWG, issued, to the then President of the United States, the Report on Protecting United States Investors from Significant Risks from Chinese Companies. This report recommended the SEC implement five recommendations to address companies from jurisdictions that do not provide the PCAOB with sufficient access to fulfill its statutory mandate. Some of the concepts of these recommendations were implemented with the enactment of the HFCA Act. However, some of the recommendations were more stringent than the HFCA Act. For example, if a company’s auditor was not subject to PCAOB inspection, the report recommended that the transition period before a company would be delisted would end on January 1, 2022.

The SEC has announced that the SEC staff is preparing a consolidated proposal for the rules regarding the implementation of the HFCA Act and to address the recommendations in the PWG report. It is unclear when the SEC will complete its rulemaking and when such rules will become effective and what, if any, of the PWG recommendations will be adopted. The implications of this possible regulation in addition to the requirements of the HFCA Act are uncertain. While we understand that there has been dialogue among the CSRC, the SEC and the PCAOB regarding the inspection of PCAOB-registered accounting firms in China, there can be no assurance that we will be able to comply with requirements imposed by U.S. regulators. Such uncertainty could cause the market price of EZGO’s Ordinary Shares to be materially and adversely affected, and EZGO’s securities could be delisted and prohibited from being traded on a national securities exchange earlier than would be required by the HFCA Act. If EZGO’s securities are unable to be listed on another securities exchange by then, such a delisting would substantially impair the ability to sell or purchase EZGO’s Ordinary Shares when desired, and the risk and uncertainty associated with a potential delisting would have a negative impact on the price of EZGO’s Ordinary Shares.

Should the PCAOB be unable to fully conduct inspections in China, which prevents it from fully evaluating the audits and quality control procedures of our independent registered public accounting firm, we, EZGO’s shareholders and potential investors in EZGO’s securities may be deprived of the benefits of such PCAOB inspections. Any inability of the PCAOB to conduct inspections of auditors in China could make it more difficult to evaluate the effectiveness of our independent registered public accounting firm’s audit procedures or quality control procedures as compared to auditors outside of China that are subject to the PCAOB inspections, which could cause EZGO’s shareholders and potential investors in our shares to lose confidence in our audit procedures and reported financial information and the quality of our financial statements, which could materially and adversely affect the value of in its securities. Further, new laws and regulations or changes in laws and regulations in both the United States and China could affect our ability to list EZGO’s Ordinary Shares on Nasdaq, which could materially impair the market for and market price of its Ordinary Shares.

Risks Related to Our Business and Industry

We may incur losses in the future.

We had net loss of approximately $7.26 million and $8.09 million, for the fiscal years ended September 30, 2023 and 2024, and net loss of approximately $1.3 million for the six months ended March 31, 2025, respectively. We anticipate that our operating expenses (such as sale expense, marketing expense and research and development expense), together with general administrative expenses of a growing public company, will increase proportionally in the foreseeable future as we seek to maintain and continue to grow our business, attract potential customers and further enhance our product offering. These efforts may prove more expensive than we currently anticipate, and we may not succeed in increasing our revenue sufficiently to offset these higher expenses. As a result of the foregoing and other factors, we may incur net losses in the future and may be unable to achieve or maintain profitability on an interim or annual basis for the foreseeable future.

If we are unable to manage our growth or execute our strategies effectively, our business and prospects may be materially and adversely affected.

To accommodate our growth, we anticipate that we will need to implement a variety of new and upgraded operational and financial systems, procedures, and controls, including the improvement of our accounting and other internal management systems. We will also need to continue to expand, train, manage and motivate our workforce and manage our relationships with customers and third-party suppliers. All of these endeavors involve risks, and will require substantial management effort and significant additional expenditures. We may not be able to manage our growth or execute our strategies effectively, and any failure to do so may have a material adverse effect on our business and prospects.

Our marketing strategy of appealing to and growing sales to a more diversified group of customers may not be successful.

To grow the business over the long term, we must be successful in selling products and services and promoting our brand experience to a broader and more customer base. We must also execute our diversification strategy without adversely impacting the strength of the brand with core customers. Failure to successfully drive demand for our battery cells and packs and electronic control systems may have a material adverse effect on our business and results of operations.

We face intense competition in the electric vehicle accessories market, and if we fail to compete effectively, we may lose market share and customers.

New and enhanced technologies may increase the competition in the electric vehicle accessories industry. Increased competition may reduce our profitability, market share, customer base and brand recognition. There can be no assurance that we will be able to compete successfully against current or future competitors, and such competitive pressures may have a material and adverse effect on our business, financial condition, and results of operations.

Our products and services may experience quality problems from time to time, which could result in decreased sales, adversely affect our results of operations and harm our reputation.

Our products and services may contain design and manufacturing defects. There can be no assurance that we will be able to detect and fix all defects in the products and services we offer. Failure to do so could result in lost in revenue, significant warranty and other expenses and harm to our reputation.

We may be subject to product liability claims if people or properties are harmed by our products and we may be compelled to undertake product recalls or take other actions, which could adversely affect our brand image and results of operations.

We are subject to product liability claims for our products sold or rented through online and offline channels. As a result, sales and/or rentals of such products on our platform could expose us to product liability claims relating to personal injury or property damage and may require product recalls or other actions. Third-parties subject to such injury or damage may bring claims or legal proceedings against us as retailer, and manufacturer and lessor of the products. In the future, we may at various times, voluntarily or involuntarily, initiate a recall if any of our products, including any systems or parts sourced from our suppliers, prove to be defective or noncompliant with applicable laws and regulations. Such recalls, whether voluntary or involuntary or caused by systems or components engineered or manufactured by us or our suppliers, could involve significant expense and could adversely affect our brand image in our target markets, as well as our business, prospects, financial condition and results of operations.

Our products are subject to safety and other standards and failure to satisfy such mandated standards would have a material adverse effect on our business and operating results.

Our batteries must comply with the national standard GB/T 36972-2018 Lithium Batteries for Electric Bicycles, which was officially released on December 28, 2018 and implemented on July 1, 2019. Lithium batteries that do not meet standard may be returned by customers, harm our reputation and subject us to additional regulatory actions. This could harm our relationship with our business partners and reputation in the industry. Any of these occurrences could have a material adverse effect on our operations and financial results.

We were dependent upon our core customers for substantial portions of the sale and rental of our e-bicycles and batteries. Any interruption in our relationship with our core customers could materially and adversely affect our growth and financial condition.

We relied on our three major customers in sales of batteries, including Ningbo Yiqi New Energy Technology Co., Ltd., Changzhou Copidi Energy Co., Ltd., and Guangzhou Shengkang Power Equipment Co., Ltd., each accounted for approximately 31%, 31%, and 27%, respectively, of our sales of batteries for the six months ended March 31, 2025. We relied on our three major customers in sales of batteries, including Ningbo Yiqi New Energy Technology Co., Ltd., Changzhou Copidi Energy Co., Ltd., and Guangzhou Shengkang Power Equipment Co., Ltd., each accounted for approximately 40%, 28% and 14%, respectively, of our sales of batteries for the fiscal year ended September 30, 2024. We relied on three major customers in sales of batteries, including Ningbo Yiqi New Energy Technology Co., Ltd., Chengdu Baiya Technologies Co., Ltd. and Changzhou Copidi Energy Co., Ltd., each accounted for approximately 51%, 26% and 16%, respectively, of our sales of batteries for the fiscal year ended September 30, 2023. We relied on our three major customers in sales of batteries, including Ningbo Yiqi New Energy Technology Co., Ltd., Zhejiang Weichen Technology Co., Ltd., and Changzhou Copidi Energy Co., Ltd., each accounted for approximately 29%, 23% and 23%, respectively, of our sales of batteries for the fiscal year ended September 30, 2022.

We relied on two major customers, Youon Technology Co., Ltd. and Jiangsu Biyaqiao Motorcycle Sales Co., Ltd., which accounted for approximately 54% and 40% of our e-bicycles sales revenue for the six months ended March 31, 2025. We relied on one major customer, Youon Technology Co., Ltd., which accounted for approximately 86% of our e-bicycles sales revenue for the fiscal year ended September 30, 2024. We relied on our two major customers in sales of e-bicycles, including Piesat Information Technology Co., Ltd. and Jiangsu Biyaqiao Motorcycle Sales Co., Ltd., each accounted for approximately 35% and 20%, respectively, of our e-bicycles sales revenue for the fiscal year ended September 30, 2023. We relied on our two major customers in sales of e-bicycles, including Jiangsu Biyaqiao Motorcycle Sales Co., Ltd. and Wenzhou Longwan Yongzhong Tengbu Bicycle Firm, each accounted for approximately 22% and 13%, respectively, of our e-bicycles sales revenue for the fiscal year ended September 30, 2022. Any disputes with our business partners could have a material adverse effect on our business and results of operations.

Our success depends on our ability to retain our core management team and other key personnel.

Our performance depends on the continued service and performance of our directors and senior management as they are expected to play an important role in guiding the implementation of our business strategies and future plans. Specifically, Mr. Qixiang Liu, a prior director of the Company, resigned on July 30, 2025, and Ms. Jingyan Wu, our prior Chief Financial Officer, resigned on August 31, 2025. While we were able to appoint Mr. Zhenguo Wu as a new director on July 31, 2025 and Mr. Yuehan Ling as the new Chief Financial Officer on September 4, 2025, if any of our current directors or any members of our senior management were to terminate their service or employment, there can be no assurance that we would be able to find suitable replacements in a timely manner, at acceptable cost or at all. The loss of services of key personnel or the inability to identify, hire, train and retain other qualified and managerial personnel in the future may materially and adversely affect our business, financial condition, results of operations and prospects. Additionally, we rely on our research and development personnel for product development and technology innovation. If any of our key research and development personnel were to leave us, we cannot assure you that we can secure equally competent research and development personnel in a timely manner, or at all.

Competition for our employees is intense, and we may not be able to attract and retain the highly skilled employees needed to support our business.

We believe our success depends on the efforts and talents of our employees, including management team and financial personnel. Our future success depends on our continued ability to attract, develop, motivate and retain highly qualified and skilled employees. Competition for highly skilled personnel is extremely intense. We may not be able to hire and retain these personnel at compensation levels consistent with our existing compensation and salary structure. Many of the companies with which we compete for experienced employees have greater resources than we do and may be able to offer more attractive terms of employment.

In addition, we invest significant time and expense in training our employees, which increases their value to competitors who may seek to recruit them. If we fail to retain our employees, we could incur significant expenses in hiring and training their replacements, and the quality of our services and our ability to serve customers could diminish, resulting in a material adverse effect on our business.

We may not be able to prevent others from unauthorized use of our intellectual property, which could harm our business and competitive position.

We regard our trademarks, domain names, trade secrets, proprietary technologies and other intellectual property as critical to our business. We rely on a combination of intellectual property laws and contractual arrangements, including confidentiality agreements with our employees, partners and others, to protect our proprietary rights. As of the date of this prospectus, we have obtained eight registered patents from the PRC related to technologies used in our battery cell manufacturing, battery packing and two-stroke permanent magnet engines as well as e-bicycle manufacturing. cell manufacturing, battery packing and two-stroke permanent magnet engines as well as e-bicycle manufacturing. We have also registered 12 trademarks with the China Trademark Office and have right to use one registered “Cenbird” trademark, and 17 copyright registrations with the PRC. See “Item 4. Information on the Company - B. Business Overview - Intellectual Property” of our 2024 Annual Report.

It is often difficult to register, maintain and enforce intellectual property rights in China. Statutory laws and regulations are subject to judicial interpretation and enforcement and may not be applied consistently due to the lack of clear guidance on statutory interpretation. Accordingly, we may not be able to effectively protect our intellectual property rights or to enforce our contractual rights in China. Policing any unauthorized use of our intellectual property is difficult and costly and the steps we have taken may be inadequate to prevent the misappropriation of our intellectual property. In the event that we resort to litigation to enforce our intellectual property rights, such litigation could result in substantial costs and a diversion of our managerial and financial resources. We can provide no assurance that we will prevail in such litigation. In addition, our trade secrets may be leaked or otherwise become available to, or be independently discovered by, our competitors. Any failure in protecting or enforcing our intellectual property rights could materially and adversely affect our business, financial condition and results of operations.

As our patents may expire and may not be extended, our patent applications may not be granted and our patent rights may be contested, circumvented, invalidated or limited in scope, our patent rights may not protect us effectively.

As of the date of this prospectus, we own 48 registered patents relating to various aspects of our operations. The rights granted under any issued patents, however, may not provide us with proprietary protection or The rights granted under any issued patents, however, may not provide us with proprietary protection or competitive advantages. The claims under any patents that issue from our patent applications may not be broad enough to prevent others from developing technologies that are similar or that achieve results similar to ours. It is also possible that the intellectual property rights of others will bar us from licensing. Numerous patents owned by others exist in the fields in which we have developed and are developing our technology. These patents and patent applications might have priority over our patent applications and could subject our patent applications to invalidation. Finally, in addition to those who may claim priority, any of our existing patents may also be challenged by others on the basis that they are otherwise invalid or unenforceable. Any failure in extending our existing patents, or if our patent rights were to be contested, circumvented, invalidated or limited in scope could materially and adversely affect our business, financial condition and results of operations.

We may be subject to intellectual property infringement claims, which may be expensive to defend and may disrupt our business and operations.

We cannot be certain that our operations or any aspects of our business do not or will not infringe upon or otherwise violate patents, copyrights or other intellectual property rights held by third parties. We have been, and from time to time in the future may be, subject to legal proceedings and claims relating to the intellectual property rights of others. In addition, there may be other third-party intellectual property that is infringed by our products, services or other aspects of our business. There could also be existing patents of which we are not aware that our products may inadvertently infringe. Holders of patents purportedly relating to some aspect of our products or business, if any such holders exist, may seek to enforce such patents against us in China, the United States or any other jurisdictions. Further, the application and interpretation of China’s patent laws and the procedures and standards for granting patents in China are still evolving and are uncertain, and PRC courts or regulatory authorities may not agree with our analysis. If we are found to have violated the intellectual property rights of others, we may be subject to liability for our infringement activities or may be prohibited from using such intellectual property, and we may incur licensing fees or be forced to develop alternatives of our own. In addition, we may incur significant expenses, and may be forced to divert management’s time and other resources from our business and operations to defend against these third-party infringement claims, regardless of their merits. Infringement of our intellectual property rights or successful licensing claims made against us may result in significant monetary liabilities and may materially disrupt our business and operations by restricting or prohibiting our use of the intellectual property in question.

Our business, financial condition and results of operations may be adversely affected by a downturn in the global or Chinese economies.

Because our sales are mostly generated in China, our business and prospects may be affected by economic conditions in China or globally. Although the Chinese economy has grown steadily in the past decade, there is considerable uncertainty over the long-term effects of the expansionary monetary and fiscal policies adopted by the People’s Bank of China and financial authorities of some of the world’s leading economies, including the United States and China. There have been concerns over unrest and terrorist threats in the Middle East, Europe, and Africa, which have resulted in volatility in oil and other markets. There have also been concerns on the relationship among China and other Asian countries, which may result in or intensify potential conflicts in relation to territorial disputes. In addition, the economic conditions in China are sensitive to global economic conditions, as well as changes in domestic economic and political policies and the expected or perceived overall economic growth rate in China. A decline in the economic prospects in the mechanics and other industries could alter current or prospective customers’ spending priorities. We cannot assure you that the spending in general or with respect to our product offerings in particular will increase, or not decrease, from current levels. Therefore, a slowdown in China’s economy or the global economy may lead to a reduction in demand for our products and services, which could materially and adversely affect our financial condition and results of operations.

We have identified material weaknesses in our internal control over financial reporting. If we fail to develop and maintain an effective system of internal control over financial reporting, we may be unable to accurately report our financial results or prevent fraud.

In connection with the preparation of our financial statements for the fiscal years ended September 30, 2022, 2023 and 2024 and for the six months ended March 31, 2025, we have identified material weaknesses and other control deficiencies including significant deficiencies in our internal control over financial reporting. These material weaknesses remained unremediated as of September 30, 2024, and continued to exist as of March 31, 2025. As defined in the standards established by the PCAOB, a “material weakness” is a deficiency, or combination of deficiencies, in internal control over financial reporting, such that there is a reasonable possibility that a material misstatement of the annual or interim financial statements will not be prevented or detected on a timely basis.

One material weakness that has been identified related to our lack of sufficient financial reporting and accounting personnel with appropriate knowledge of U.S. GAAP and SEC reporting requirements to properly address complex U.S. GAAP accounting issues and to prepare and review our consolidated financial statements and related disclosures to fulfill U.S. GAAP and SEC financial reporting requirements. The other material weakness that has been identified related to our lack of key monitoring mechanisms such as internal control department to oversee and monitor Company’s risk management, business strategies and financial reporting procedures.

We have already taken some steps and have continued to implement measures to remediate the material weakness identified, including but not limited to (a) continuing our efforts to set up the internal audit department, and enhance the effectiveness of the internal control system; and (b) pertaining to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the company; and (c) implementing regular and continuous U.S. GAAP accounting and financial reporting training programs for our accounting and financial reporting personnel. For details on these initiatives, please see “Item 15. Controls and Procedures - (b) Internal Control Over Financial Reporting” of our 2024 Annual Report.

Pursuant to Section 404 of the Sarbanes-Oxley Act, we are required to file a report by our management on our internal control over financial reporting, including an attestation report on internal control over financial reporting issued by our independent registered public accounting firm. However, while we remain an emerging growth company, we will not be required to include an attestation report on internal control over financial reporting issued by our independent registered public accounting firm.

We cannot be certain that these measures will successfully remediate the material weakness or that other material weaknesses will not be discovered in the future. If we fail to achieve and maintain an effective internal control environment, it could result material misstatements in our financial statements and we could fail to meet our reporting obligations, which would likely cause EZGO’s shareholders and potential investors to lose confidence in our reported financial information. This could in turn limit our access to capital markets, harm our results of operations, and lead to a decline in the trading price of EZGO’s Ordinary Shares. Additionally, ineffective internal control over financial reporting could expose us to increased risk of fraud or misuse of corporate assets and subject us to potential delisting from the stock exchange on which we list, regulatory investigations and civil or criminal sanctions. We may also be required to restate our financial statements from prior periods.

Any significant cybersecurity incident or disruption of our information technology systems or those of third-party partners could materially damage user relationships and subject us to significant reputational, financial, legal and operation consequences.

We depend on our information technology systems, as well as those of third parties, to develop new products and services, host and manage our services, store data and process transactions. Any material disruption or slowdown of our systems or those of third parties whom we depend upon could cause outages or delays in our services, particularly in the form of interruption of services delivered by our website, which could harm our brand and adversely affect our operating results. If changes in technology cause our information technology systems, or those of third parties whom we depend upon, to become obsolete, or if our or their information systems are inadequate to handle our growth, we could lose users, and our business and operating results could be adversely affected.

We have limited insurance coverage, which could expose us to significant costs and business disruption.

We are exposed to various risks associated with our business and operations, and we have limited liability insurance coverage. A successful liability claim against us due to injuries or damages suffered by our users could materially and adversely affect our reputation, results of operations and financial conditions. Even if unsuccessful, such a claim could cause us adverse publicity, require substantial costs to defend, and divert the time and attention of our management. In addition, we do not have any business disruption insurance. Any business disruption event could result in substantial costs to us and a diversion of our resources.

Changes in U.S. and Chinese regulations or in relations between the United States and China may adversely impact our business, our operating results, our ability to raise capital and the market price of EZGO’s Ordinary Shares. Any such changes may take place quickly and with very little notice

The U.S. government, including the SEC, has recently made statements and taken certain actions that may lead to significant changes to U.S. and international relations, and will impact companies with connections to the United States or China. It is unknown whether and to what extent new tariffs or other new laws or regulations will be adopted, or the effect that any such actions would have on us or our industry and users. Although cross-border business may not be an area of our major focus, if we increase the selling of our products internationally in the future, any unfavorable government policies on international trade, such as capital controls or tariffs, may affect the demand for our products and services, impact the competitive position of our products or prevent us from being able to sell products in certain countries. If any new tariffs, legislation and/or regulations are implemented, or if existing trade agreements are renegotiated or, in particular, if the U.S. government takes retaliatory trade actions due to the recent U.S.-China trade tension, such changes could have an adverse effect on our business, financial condition, results of operations.

In addition, the SEC has issued statements primarily focused on companies with significant China-based operations, such as us. For example, on July 30, 2021, Gary Gensler, Chairman of the SEC, issued a Statement on Investor Protection Related to Recent Developments in China, pursuant to which Chairman Gensler stated that he has asked the SEC staff to engage in targeted additional reviews of filings for companies with significant China-based operations. The statement also addressed risks inherent in companies with variable interest entity structure. It is possible that the Company’s filings with the SEC may be subject to enhanced review by the SEC and this additional scrutiny could affect our ability to effectively raise capital in the United States.

In response to the SEC’s July 30, 2021 statement, the CSRC announced on August 1, 2021, that “[i]t is our belief that Chinese and U.S. regulators shall continue to enhance communication with the principle of mutual respect and cooperation, and properly address the issues related to the supervision of China-based companies listed in the U.S. so as to form stable policy expectations and create benign rules framework for the market.” While the CSRC will continue to collaborate “closely with different stakeholders including investors, companies, and relevant authorities to further promote transparency and certainty of policies and implementing measures,” it emphasized that it “has always been open to companies’ choices to list their securities on international or domestic markets in compliance with relevant laws and regulations.” If any new legislation, executive orders, laws and/or regulations are implemented, if the U.S. or Chinese governments take retaliatory actions due to the recent U.S.-China tension or if the Chinese government exerts more oversight and control over securities offerings that are conducted in the United States, such changes could have an adverse effect on our business, financial condition and results of operations, our ability to raise capital and the market price of EZGO’s Ordinary Shares.

Operating as a publicly traded company in the United States subjects us to additional rules and regulations, require us to incur substantial costs and require substantial management attention. In addition, our management team has limited experience managing a public company.

As a publicly traded company in the United States, we incur substantial legal, accounting, director and officer insurance and other expenses that we did not incur as a private company. For example, we are subject to the reporting requirements of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), the applicable requirements of the Sarbanes-Oxley Act and the Dodd-Frank Wall Street Reform and Consumer Protection Act, and the rules and regulations of the SEC. The Nasdaq listing requirements, as well as other applicable securities rules and regulations, also apply to us. We need to establish and maintain effective disclosure and financial controls and make changes to our corporate governance practices. Compliance with these requirements will increase our legal and financial compliance costs and will make some activities more time consuming.

Most of our management and other personnel have little experience managing a public company and preparing public filings. In addition, we expect that our management and other personnel will need to divert attention from other business matters to devote substantial time to the reporting and other requirements of being a public company. In particular, we expect to incur significant expense and devote substantial management effort to complying with the requirements of Section 404 of the Sarbanes-Oxley Act. We may need to hire additional accounting and financial staff with appropriate public company experience and technical accounting knowledge.

In addition, changing laws, regulations and standards relating to corporate governance and public disclosure are creating uncertainty for public companies, increasing legal and financial compliance costs and making some activities more time consuming. These laws, regulations and standards are subject to varying interpretations, in many cases due to their lack of specificity, and, as a result, their application in practice may evolve over time as new guidance is provided by regulatory and governing bodies. This could result in continuing uncertainty regarding compliance matters and higher costs necessitated by ongoing revisions to disclosure and governance practices. We intend to invest resources to comply with evolving laws, regulations and standards, and this investment may result in increased general and administrative expenses and a diversion of management’s time and attention from revenue-generating activities to compliance activities. If our efforts to comply with new laws, regulations and standards differ from the activities intended by regulatory or governing bodies due to ambiguities related to their application and practice, regulatory authorities may initiate legal proceedings against us and our business may be adversely affected.

These new rules and regulations may make it more expensive for us to obtain director and officer liability insurance, and in the future, we may be required to accept reduced coverage or incur substantially higher costs to obtain coverage. These factors could also make it more difficult for us to attract and retain qualified members of our Board of Directors, particularly to serve on our audit committee, compensation committee, and nominating and corporate governance committee, and qualified senior management.

By disclosing information in this prospectus and in filings required of a public company, our business and financial condition become visible, which we believe may result in threatened or actual litigation, including by competitors and other third parties. If those claims are successful, our business could be seriously harmed. Even if the claims do not result in litigation or are resolved in our favor, the time and resources needed to resolve them could divert our management’s resources and seriously harm our business.

The occurrence of natural disasters may adversely affect our business, financial condition, and results of operations.

The occurrence of natural disasters, including hurricanes, floods, earthquakes, tornadoes, fires, and pandemic disease may adversely affect our business, financial condition, or results of operations. The potential impact of a natural disaster on our results of operations and financial position is speculative and would depend on numerous factors. The extent and severity of these natural disasters determines their effect on a given economy. Although the long-term effect of diseases such as the COVID-19 “coronavirus,” H5N1 “avian flu,” or H1N1, the swine flu, cannot currently be predicted, previous occurrences of avian flu and swine flu had an adverse effect on the economies of those countries in which they were most prevalent. An outbreak of a communicable disease in our market could adversely affect our business, financial condition and results of operations, and timely reporting obligations under Regulation S-X and Regulation S-K following our business combination. We cannot assure you that natural disasters will not occur in the future or that our business, financial condition and results of operations will not be adversely affected.

Risks Related to Our Corporate Structure

Our current corporate structure and business operations may be affected by the newly enacted Foreign Investment Law.

On March 15, 2019, the National People’s Congress, China’s national legislative body, approved the Foreign Investment Law, which took effect on January 1, 2020. Since it is relatively new, uncertainties exist in relation to its interpretation. The Foreign Investment Law does not explicitly classify whether variable interest entities that are controlled through contractual arrangements would be deemed as foreign-invested enterprises if they are ultimately “controlled” by foreign investors. However, it has a catch-all provision under definition of “foreign investment” that includes investments made by foreign investors in China through other means as provided by laws, administrative regulations, or the State Council. Therefore, it still leaves leeway for future laws, administrative regulations, or provisions of the State Council to provide for contractual arrangements being viewed as a form of foreign investment.

The Foreign Investment Law grants national treatment to foreign-invested entities, except for those foreign-invested entities that operate in industries specified as either “restricted” or “prohibited” from foreign investment in a “negative list” that is yet to be published. It is unclear whether the “negative list” to be published will differ from the current Special Administrative Measures for Market Access of Foreign Investment (Negative List). The Foreign Investment Law provides that foreign-invested entities operating in “restricted” or “prohibited” industries will require market entry clearance and other approvals from relevant PRC government authorities. If any of our business of is “restricted” from foreign investment under the “negative list” effective at the time, we may be deemed to be in violation of the Foreign Investment Law and we may be required to restructure our business operations, any of which may have a material adverse effect on our business operation.

Our previous contractual arrangements were governed by PRC law. We also have contract engagements that are currently governed by PRC laws. Accordingly, these contracts would be interpreted in accordance with PRC law, and any disputes would be resolved in accordance with PRC legal procedures, which may not protect you as much as those of other jurisdictions, such as the United States.

All the VIE agreements were governed by PRC law and provide for the resolution of disputes through arbitration in China. We also have contract engagements that are currently governed by PRC laws and are subject to arbitration. Accordingly, these contracts would be interpreted in accordance with PRC laws and any disputes would be resolved in accordance with PRC legal procedures. The legal system in the PRC is not as developed as in some other jurisdictions, such as the U.S. As a result, uncertainties in the PRC legal system could limit our ability to enforce these contractual arrangements. Meanwhile, there are very few precedents and formal guidelines as to how such agreements should be interpreted or enforced under PRC laws. There remain significant uncertainties regarding the ultimate outcome of such arbitration should legal action become necessary. In addition, under PRC laws, rulings by arbitrators are final and parties cannot appeal arbitration results in court unless such rulings are revoked or determined unenforceable by a competent court. If the losing parties fail to carry out the arbitration awards within a prescribed time limit, the prevailing parties may only enforce the arbitration awards in PRC courts through arbitration award recognition proceedings, which would require additional expenses and delay. In the event that we are unable to enforce these contractual arrangements, or if we encounter significant delay or other obstacles in the process of enforcing these contractual arrangements, we may not be able to enforce our rights under such agreements, and our revenue and our business may be negatively affected. See “Risks Related to Doing Business in China - Uncertainties in the interpretation and enforcement of PRC laws and regulations could limit the legal protections available to you and us.”

The arbitration provisions under these contractual arrangements have no effect on the rights of EZGO’s shareholders to pursue claims against us under the United States federal securities laws.

Previous Contractual arrangements in relation to the VIE may be subject to scrutiny by the PRC tax authorities and they may determine that the VIE owes additional taxes, which could negatively affect our financial condition and the value of your investment.

Under applicable PRC laws and regulations, arrangements and transactions among related parties may be subject to audit or challenge by the PRC tax authorities. The PRC Enterprise Income Tax Law, or the EIT Law, requires every enterprise in China to submit its annual enterprise income tax return together with a report on transactions with its related parties to the relevant tax authorities. The tax authorities may impose reasonable adjustments on taxation if they identify any related party transactions that are inconsistent with the arm’s length principles. We may face material and adverse tax consequences if the PRC tax authorities determine that the contractual arrangements among the WFOE, the VIE and its shareholders were not entered into on an arm’s length basis in such a way as to result in an impermissible reduction in taxes under applicable PRC laws, regulations and rules, and adjust their income in the form of a transfer pricing adjustment. A transfer pricing adjustment could, among other things, result in a reduction of expense deductions recorded by the WFOE or the VIE for PRC tax purposes, which could in turn increase their tax liabilities without reducing their tax expenses. Furthermore, the PRC tax authorities may impose late payment fees and other penalties on the WFOE for adjusted but unpaid taxes according to applicable regulations. Our financial position could be materially and adversely affected if the tax liabilities of the WFOE increase, or if they are required to pay late payment fees and other penalties.

We may lose the ability to use and enjoy assets held by our subsidiaries that are material to the operation of our business if the entity goes bankrupt or becomes subject to a dissolution or liquidation proceeding.

Our subsidiaries holds substantially all of our assets. In the event that any subsidiary declares bankruptcy and all or part of its assets become subject to liens or rights of third-party creditors, or are otherwise disposed of without our consent, we may be unable to continue some or all of our business activities, which could materially and adversely affect our business, financial condition and results of operations. If any subsidiary undergoes a voluntary or involuntary liquidation proceeding, independent third-party creditors may claim rights to some or all of these assets, thereby hindering our ability to operate our business, which could materially and adversely affect our business, financial condition and results of operations.

Risks Related to EZGO’s Ordinary Shares

The market price of EZGO’s Ordinary Shares has recently declined significantly, and EZGO’s Ordinary Shares could be delisted from the Nasdaq or trading could be suspended.

The listing of EZGO’s Ordinary Shares on the Nasdaq Capital Market is contingent on our compliance with the Nasdaq Capital Market’s conditions for continued listing. On March 26, 2024, the Company received a delisting determination notice (the “Delisting Notice”) from Nasdaq notifying the Company that, as of March 26, 2024, the Ordinary Shares had a closing bid price of $0.10 or less for ten consecutive trading days and that, consistent with Nasdaq Listing Rule 5810(c)(3)(A)(iii), Nasdaq had determined to begin the process to delist the Ordinary Shares from the Nasdaq Stock Market. On April 2, 2024, the Company submitted a request for a hearing before the Nasdaq Hearings Panel to appeal the Delisting Notice, which was scheduled on May 23, 2024.

On May 1, 2024, the Company received a written notification from Nasdaq that the Company has regained compliance with the Minimum Bid Price Requirement and the matter was closed. Consequently, the scheduled hearing before the Nasdaq Hearings Panel was cancelled.

On December 30, 2024, we received written notification, or the Notification Letter, that we were not in compliance with the minimum bid price requirement of US$1.00 per share under the Nasdaq Listing Rules (the “Minimum Bid Price Requirement”). In accordance with Nasdaq Listing Rules, we were required to regain compliance with the Minimum Bid Price Requirement within 180 calendar days, or by June 30, 2025. On July 2, 2025, the Company received a letter from Nasdaq, indicating that the Company is granted an additional 180 calendar days, until December 29, 2025, to regain compliance with the minimum bid price requirement of $1 per share, as stipulated by Nasdaq Listing Rule 5550(a)(2). To regain compliance, EZGO’s Ordinary Shares were required to have had a closing bid price of at least US$1.00 for a minimum of 10 consecutive trading days or before December 29, 2025.

On November 7, 2025, our Board of Directors approved a reverse share split (the “Reverse Share Split”) of the Company’s Ordinary Shares at a ratio of 1-for-25 so that every forty (25) shares are combined into one (1) share (with the fractional shares rounding off to the nearest whole share). The Company’s Ordinary Shares began trading on the Nasdaq Stock Market on a post-split basis on November 21, 2025. Contemporaneously with the Reverse Share Split, the Board of Directors approved a change to the par value of the Ordinary Shares of the Company from $0.04 per share to no par value per share, and the Company’s issued and outstanding Ordinary Shares was reduced from 21,700,706 to approximately 868,060.

There can be no assurance that we will be able to regain compliance with the Minimum Bid price Requirement, without having to effect a reverse share split of EZGO’s Ordinary Shares, or maintain compliance with the Minimum Bid Price Requirement, after we have regained compliance, even if we implement another reverse share split.

We cannot assure you that we will be able to regain compliance with the Minimum Bid Price Requirement under the Nasdaq Listing Rules, or that we will not receive other deficiency notifications from Nasdaq in the future. A decline in the closing price of EZGO’s Ordinary Shares could result in a breach of the requirements for listing on the Nasdaq Capital Market. If we do not maintain compliance, Nasdaq could commence suspension or delisting procedures in respect of EZGO’s Ordinary Shares. The commencement of suspension or delisting procedures by an exchange remains at the discretion of such exchange and would be publicly announced by the exchange. If a suspension or delisting were to occur, there would be significantly less liquidity in the suspended or delisted securities. In addition, our ability to raise additional necessary capital through equity or debt financing would be greatly impaired.

Furthermore, with respect to any suspended or delisted Ordinary Shares, we would expect decreases in institutional and other investor demand, analyst coverage, market making activity and information available concerning trading prices and volume, and fewer broker-dealers would be willing to execute trades with respect to such Ordinary Shares. A suspension or delisting would likely decrease the attractiveness of EZGO’s Ordinary Shares to investors and cause the trading volume of EZGO’s Ordinary Shares to decline, which could result in a further decline in the market price of EZGO’s Ordinary Shares.

In the event that EZGO’s Ordinary Shares are delisted from Nasdaq, U.S. broker-dealers may be discouraged from effecting transactions in EZGO’s Ordinary Shares because they may be considered penny stocks and thus be subject to the penny stock rules.

The SEC has adopted a number of rules to regulate “penny stock” that restricts transactions involving stock which is deemed to be penny stock. Such rules include Rules 3a51-1, 15g-1, 15g-2, 15g-3, 15g-4, 15g-5, 15g-6, 15g-7, and 15g-9 under the Exchange Act. These rules may have the effect of reducing the liquidity of penny stocks. “Penny stocks” generally are equity securities with a price of less than $5.00 per share (other than securities registered on certain national securities exchanges or quoted on Nasdaq if current price and volume information with respect to transactions in such securities is provided by the exchange or system). EZGO’s Ordinary Shares could be considered to be a “penny stock” within the meaning of the rules. The additional sales practice and disclosure requirements imposed upon U.S. broker-dealers may discourage such broker-dealers from effecting transactions in shares of EZGO’s Ordinary Shares, which could severely limit the market liquidity of such Ordinary Shares and impede their sale in the secondary market.

A U.S. broker-dealer selling a penny stock to anyone other than an established customer or “accredited investor” (generally, an individual with a net worth in excess of $1,000,000 or an annual income exceeding $200,000, or $300,000 together with his or her spouse) must make a special suitability determination for the purchaser and must receive the purchaser’s written consent to the transaction prior to sale, unless the broker-dealer or the transaction is otherwise exempt. In addition, the “penny stock” regulations require the U.S. broker-dealer to deliver, prior to any transaction involving a “penny stock”, a disclosure schedule prepared in accordance with SEC standards relating to the “penny stock” market, unless the broker-dealer or the transaction is otherwise exempt. A U.S. broker-dealer is also required to disclose commissions payable to the U.S. broker-dealer and the registered representative and current quotations for the securities. Finally, a U.S. broker-dealer is required to submit monthly statements disclosing recent price information with respect to the “penny stock” held in a customer’s account and information with respect to the limited market in “penny stocks”.

The market for “penny stocks” has suffered in recent years from patterns of fraud and abuse. Such patterns include (i) control of the market for the security by one or a few broker-dealers that are often related to the promoter or issuer; (ii) manipulation of prices through prearranged matching of purchases and sales and false and misleading press releases; (iii) “boiler room” practices involving high-pressure sales tactics and unrealistic price projections by inexperienced sales persons; (iv) excessive and undisclosed bid-ask differentials and markups by selling broker-dealers; and (v) the wholesale dumping of the same securities by promoters and broker-dealers after prices have been manipulated to a desired level, resulting in losses to EZTO’s shareholders. Our management is aware of the abuses that have occurred historically in the penny stock market. Although we do not expect to be in a position to dictate the behavior of the market or of broker-dealers who participate in the market, management will strive within the confines of practical limitations to prevent the described patterns from being established with respect to EZGO’s securities.

An active trading market for EZGO’s Ordinary Shares may not continue and the trading price for EZGO’s Ordinary Shares may fluctuate significantly.

We cannot assure you that a liquid public market for EZGO’s Ordinary Shares will continue. If an active public market for EZGO’s Ordinary Shares does not continue, the market price and liquidity of EZGO’s Ordinary Shares may be materially and adversely affected. We can provide no assurance that the trading price of EZGO’s Ordinary Shares will not decline. As a result, EZGO’s shareholders and potential investors in EZGO’s securities may experience a significant decrease in the value of their Ordinary Shares.

The trading price of EZGO’s Ordinary Shares may be volatile, which could result in substantial losses to EZGO’s shareholders and potential investors.

The trading price of EZGO’s Ordinary Shares may be volatile and could fluctuate widely due to factors beyond our control. This may happen because of broad market and industry factors, like the performance and fluctuation of the market prices of other companies with business operations located mainly in China that have listed their securities in the United States. A number of Chinese companies have listed or are in the process of listing their securities on U.S. stock markets. The securities of some of these companies have experienced significant volatility, including price declines in connection with their initial public offerings. The trading performances of these Chinese companies’ securities after their offerings may affect the attitudes of investors toward Chinese companies listed in the United States in general and consequently may impact the trading performance of EZGO’s Ordinary Shares, regardless of our actual operating performance.

In addition to market and industry factors, the price and trading volume for EZGO’s Ordinary Shares may be highly volatile for factors specific to our own operations, including the following:

●	variations in our revenues, earnings, cash flow and data related to our user base or user engagement;

●	announcements of new investments, acquisitions, strategic partnerships or joint ventures by us or our competitors;

●	announcements of new product and service offerings, solutions and expansions by us or our competitors;

●	changes in financial estimates by securities analysts;

●	detrimental adverse publicity about us or our industry;

●	additions or departures of key personnel;

●	release of lock-up or other transfer restrictions on our outstanding equity securities or sales of additional equity securities; and

●	potential litigation or regulatory investigations.

Any of these factors may result in large and sudden changes in the volume and price at which EZGO’s Ordinary Shares will trade.

In the past, shareholders of public companies often brought securities class action suits against those companies following periods of instability in the market price of their securities. If we were involved in a class action suit, it could divert a significant amount of our management’s attention and other resources from our business and operations and require us to incur significant expenses to defend the suit, which could harm our results of operations. Any such class action suit, whether or not successful, could harm our reputation and restrict our ability to raise capital in the future. In addition, if a claim is successfully made against us, we may be required to pay significant damages, which could have a material adverse effect on our financial condition and results of operations.

We may not be able to maintain our listing on Nasdaq which could limit EZGO’s shareholders’ and potential investors’ ability to make transactions in EZGO’s securities and subject us to additional trading restrictions.

EZGO’s Ordinary Shares are listed on Nasdaq. We cannot assure you that EZGO’s Ordinary Shares will continue to be listed on Nasdaq in the future. In order to continue listing EZGO’s securities on Nasdaq, we must maintain certain financial, distribution and share price levels. Generally, we must (i) maintain a minimum amount in shareholders’ equity (generally above $2,500,000), maintain a minimum market value of listed securities (generally above $35,000,000) or have a minimum net income from operations for the prior year of for two of the preceding years (generally above $500,000); and (ii) a minimum number of publicly held shares (generally greater than 500,000) and a minimum number of public shareholders (generally greater than 300 shareholders). EZGO’s Ordinary Shares also cannot have a bid price of less than $1.00. Moreover, we must comply with certain listing standards regarding the independence of our Board of Directors and members of our audit committee. We intend to fully comply with these requirements, but we may not be able to meet these requirements in the future.

If Nasdaq delists EZGO’s securities from trading on its exchange and we are not able to list EZGO’s securities on another national securities exchange, we expect EZGO’s securities could be quoted on an over-the-counter market. If this were to occur, we could face significant material adverse consequences, including:

●	a limited availability of market quotations for EZGO’s securities;

●	reduced liquidity for EZGO’s securities;

●	a determination that EZGO’s Ordinary Shares are “penny stocks” which will require brokers trading in EZGO’s Ordinary Shares to adhere to more stringent rules and possibly result in a reduced level of trading activity in the secondary trading market for EZGO’s securities;

●	a limited amount of news and analyst coverage; and

●	a decreased ability to issue additional securities or obtain additional financing in the future.

The National Securities Markets Improvement Act of 1996, which is a U.S. federal statute, prevents or preempts the states from regulating the sale of certain securities, which are referred to as “covered securities.” Because EZGO’s Ordinary Shares are listed on Nasdaq, such securities will be covered securities. Although the states are preempted from regulating the sale of EZGO’s securities, the federal statute does allow the states to investigate companies if there is a suspicion of fraud, and, if there is a finding of fraudulent activity, then the states can regulate or bar the sale of covered securities in a particular case. Further, if we were no longer listed on Nasdaq, EZGO’s securities would not be covered securities and we would be subject to regulations in each state in which we offer EZGO’s securities.

If securities or industry analysts do not publish research or reports about our business, or if they adversely change their recommendations regarding EZGO’s Ordinary Shares, the market price for EZGO’s Ordinary Shares and trading volume could decline.

The trading market for EZGO’s Ordinary Shares will be influenced by research or reports that industry or securities analysts publish about our business. If one or more analysts who cover us downgrade EZGO’s Ordinary Shares, the market price for EZGO’s Ordinary Shares would likely decline. If one or more of these analysts cease to cover us or fail to regularly publish reports on us, we could lose visibility in the financial markets, which in turn could cause the market price or trading volume for EZGO’s Ordinary Shares to decline.

The sale or availability for sale of substantial amounts of EZGO’s Ordinary Shares could adversely affect their market price.

Sales of substantial amounts of EZGO’s Ordinary Shares in the public market in the future, or the perception that these sales could occur, could adversely affect the market price of EZGO’s Ordinary Shares and could materially impair our ability to raise capital through equity offerings in the future. EZGO’s Ordinary Shares are freely tradable without restriction or further registration under the Securities Act of 1933, as amended (the “Securities Act”), and shares held by EZGO’s existing shareholders may also be sold in the public market in the future subject to the restrictions in Rule 144 and Rule 701 under the Securities Act and the applicable lock-up agreements. We cannot predict what effect, if any, market sales of securities held by EZGO’s significant shareholders or any other shareholder or the availability of these securities for future sale will have on the market price of EZGO’s Ordinary Shares.

We may need additional capital and may sell additional Ordinary Shares or other equity securities or incur indebtedness, which could result in additional dilution to EZGO’s shareholders or increase our debt service obligations.

We may require additional cash resources due to changed business conditions or other future developments, including any investments or acquisitions we may decide to pursue. If our cash resources are insufficient to satisfy our cash requirements, we may seek to sell additional equity or debt securities or obtain a credit facility. The sale of additional equity securities or equity-linked debt securities could result in additional dilution to EZGO’s shareholders. The incurrence of indebtedness would result in debt service obligations and could result in operating and financing covenants that would restrict our operations. We cannot assure you that financing will be available in amounts or terms acceptable to us, if at all.

Techniques employed by short sellers may drive down the market price of the Ordinary Shares.

Short selling is the practice of selling securities that the seller does not own but rather has borrowed from a third party with the intention of buying identical securities back at a later date to return to the lender. The short seller hopes to profit from a decline in the value of the securities between the sale of the borrowed securities and the purchase of the replacement shares, as the short seller expects to pay less in that purchase than it received in the sale. As it is in the short seller’s interest for the price of the security to decline, many short sellers publish, or arrange for the publication of, negative opinions and allegations regarding the relevant issuer and its business prospects in order to create negative market momentum and generate profits for themselves after selling a security short. These short attacks have, in the past, led to selling of shares in the market. If we were to become the subject of any unfavorable allegations, whether such allegations are proven to be true or untrue, we could have to expend a significant amount of resources to investigate such allegations and/or defend ourselves. While we would strongly defend against any such short seller attacks, we may be constrained in the manner in which we can proceed against the relevant short seller by principles of freedom of speech, applicable state law or issues of commercial confidentiality.

Because we do not expect to pay dividends in the foreseeable future, you must rely on price appreciation of EZGO’s Ordinary Shares for return on your investment.

We currently retain all of our available funds and any future earnings to fund the development and growth of our business. As a result, we do not expect to pay any cash dividends in the foreseeable future. Therefore, you should not rely on an investment in EZGO’s Ordinary Shares as a source for any future dividend income.

Our Board of Directors has complete discretion as to whether to distribute dividends. Even if our Board of Directors decides to declare and pay dividends, the timing, amount and form of future dividends, if any, will depend on, among other things, our future results of operations and cash flow, our capital requirements and surplus, the amount of distributions, if any, received by us from our subsidiaries, our financial condition, contractual restrictions and other factors deemed relevant by our Board of Directors. Accordingly, the return on your investment in EZGO’s Ordinary Shares will likely depend entirely upon any future price appreciation of EZGO’s Ordinary Shares. There is no guarantee that EZGO’s Ordinary Shares will appreciate in value in the future or even maintain the price at which you purchased EZGO’s Ordinary Shares. You may not realize a return on your investment in EZGO’s Ordinary Shares and you may even lose your entire investment.

Accordingly, EZGO’s executive officers and directors, together with principal shareholders owning 5% or more of our issued and outstanding Ordinary Shares, could have a significant influence in determining the outcome of any corporate transaction or other matter submitted to the shareholders for approval, including mergers, consolidations, the election of directors and other significant corporate actions. In cases where their interests are aligned and they vote together, these principal shareholders will also have the power to prevent or cause a change in control. Without the consent of some or all of these principal shareholders, we may be prevented from entering into transactions that could be beneficial to us or EZGO’s minority shareholders. In addition, our directors and officers could violate their fiduciary duties by diverting business opportunities from us to themselves or others. The interests of EZGO’s principal shareholders may differ from the interests of EZGO’s other shareholders. The concentration in the ownership of EZGO’s Ordinary Shares may cause a material decline in the value of EZGO’s Ordinary Shares.

As a company incorporated in the BVI, we are relying on certain home country practices in relation to corporate governance matters that differ significantly from Nasdaq corporate governance listing standards. These practices may afford less protection to shareholders than they would enjoy if we complied fully with Nasdaq corporate governance listing standards.

As a business company incorporated in the BVI that is listed on Nasdaq, EZGO is subject to Nasdaq corporate governance listing standards. However, Nasdaq rules permit a foreign private issuer like EZGO to follow the corporate governance practices of its home country. Certain corporate governance practices in the BVI, which is EZGO’s home country, may differ significantly from Nasdaq corporate governance listing standards, including, but not limited to, Board of Directors independent requirements, director nomination procedures, compensation committee matters. EZGO is following its home country law instead of the Nasdaq listing rules that require EZGO to obtain shareholder approval for certain dilutive events, such as certain transactions other than a public offering involving issuances of a 20% or greater interest in the company, and acquisitions of the stock or assets of another company. As a result, EZGO’s shareholders may be afforded less protection than they otherwise would enjoy under Nasdaq corporate governance listing standards applicable to U.S. domestic issuers.

EZGO is a BVI company and, because judicial precedent regarding the rights of shareholders is more limited under BVI law than under U.S. law, you may have less protection for your shareholder rights than you would under U.S. law.

Our corporate affairs are governed by our memorandum and articles of association as amended and restated from time to time, the BVI Business Company Act, 2004 (as amended) (“BVI Act”) and the common law of the BVI. The rights of shareholders to take action against the directors, actions by minority shareholders and the fiduciary responsibilities of our directors to us under BVI law are to a large extent governed by the common law of the BVI. The common law of the BVI is derived in part from comparatively limited judicial precedent in the BVI as well as that from English common law, which has persuasive, but not binding, authority on a court in the BVI. The rights of EZGO’s shareholders and the fiduciary responsibilities of our directors under BVI law are not as clearly established as they would be under statutes or judicial precedent in some jurisdictions in the United States. In particular, the BVI has a different body of securities laws than the United States. In addition, some U.S. states, such as Delaware, have more fully developed and judicially interpreted bodies of corporate law than the BVI. There is no statutory recognition in the BVI of judgments obtained in the United States, although the courts of the BVI will in certain circumstances recognize and enforce a non-penal judgment of a foreign court of competent jurisdiction without retrial on the merits. As a result of all of the above, public shareholders may have more difficulty in protecting their interests in the face of actions taken by management, members of the Board of Directors or controlling shareholders than they would as shareholders of a U.S. public company.

We are a foreign private issuer and, as a result, will not be subject to U.S. proxy rules and will be subject to more lenient and less frequent Exchange Act reporting obligations than a U.S. issuer.

Because we qualify as a foreign private issuer under the Exchange Act, we are exempted from certain provisions of the Exchange Act that are applicable to U.S. public companies, including:

●	the sections of the Exchange Act that regulate the solicitation of proxies, consents or authorizations in respect of a security registered under the Exchange Act;

●	the sections of the Exchange Act that require insiders to file public reports of their stock ownership and trading activities and impose liability on insiders who profit from trades made in a short period of time; and

●	the rules under the Exchange Act that require the filing of quarterly reports on Form 10-Q containing unaudited financial and other specified information and current reports on Form 8-K upon the occurrence of specified significant events.

In addition, foreign private issuers are not required to file their annual report on Form 20-F until four months after the end of each fiscal year, while U.S. domestic issuers that are not large accelerated filers or accelerated filers are required to file their annual report on Form 10-K within 90 days after the end of each fiscal year. Foreign private issuers are also exempt from Regulation FD, aimed at preventing issuers from making selective disclosures of material information. As a result, you may not have the same protections afforded to shareholders of companies that are not foreign private issuers.

We have incurred increased costs as a result of being a public company, particularly after we cease to qualify as an “emerging growth company.”

We are a public company and, as a result, have incurred significant legal, accounting and other expenses that we did not incur as a private company. The Sarbanes-Oxley Act of 2002, as well as rules subsequently implemented by the SEC and Nasdaq, impose various requirements on the corporate governance practices of public companies. As a company with less than US$1.235 billion in revenues for our last fiscal year, we qualify as an “emerging growth company” pursuant to the JOBS Act. An emerging growth company may take advantage of specified reduced reporting and other requirements that are otherwise applicable generally to public companies. These provisions include exemption from the auditor attestation requirement under Section 404 of the Sarbanes-Oxley Act of 2002 in the assessment of the emerging growth company’s internal control over financial reporting and permission to delay adopting new or revised accounting standards until such time as those standards apply to private companies.

We expect these rules and regulations to increase our legal and financial compliance costs and to make some corporate activities more time-consuming and costly. After we are no longer an “emerging growth company,” we expect to incur significant expenses and devote substantial management effort toward ensuring compliance with the requirements of Section 404 of the Sarbanes-Oxley Act of 2002 and the other rules and regulations of the SEC. For example, as a result of becoming a public company, we will need to increase the number of independent directors and adopt policies regarding internal controls and disclosure controls and procedures. We also expect that operating as a public company will make it more difficult and more expensive for us to obtain director and officer liability insurance, and we may be required to accept reduced policy limits and coverage or incur substantially higher costs to obtain the same or similar coverage. In addition, we will incur additional costs associated with our public company reporting requirements. It may also be more difficult for us to find qualified persons to serve on our Board of Directors or as executive officers. We are currently evaluating and monitoring developments with respect to these rules and regulations, and we cannot predict or estimate with any degree of certainty the amount of additional costs we may incur or the timing of such costs.

In the past, shareholders of a public company often brought securities class action suits against the company following periods of instability in the market price of that company’s securities. If we were involved in a class action suit, it could divert a significant amount of our management’s attention and other resources from our business and operations, which could harm our results of operations and require us to incur significant expenses to defend the suit. Any such class action suit, whether or not successful, could harm our reputation and restrict our ability to raise capital in the future. In addition, if a claim is successfully made against us, we may be required to pay significant damages, which could have a material adverse effect on our financial condition and results of operations.

We may lose our foreign private issuer status in the future, which could result in significant additional costs and expenses.

As discussed above, we are a foreign private issuer, and therefore, we are not required to comply with all of the periodic disclosure and current reporting requirements of the Exchange Act. The determination of foreign private issuer status is made annually on the last business day of an issuer’s most recently completed second fiscal quarter, and, accordingly, the next determination will be made with respect to us on March 31, 2026. In the future, we would lose our foreign private issuer status if (1) more than 50% of our outstanding voting securities are owned by U.S. residents and (2) a majority of our directors or executive officers are U.S. citizens or residents, or we fail to meet additional requirements necessary to avoid loss of foreign private issuer status. If we lose our foreign private issuer status, we will be required to file with the SEC periodic reports and registration statements on U.S. domestic issuer forms, which are more detailed and extensive than the forms available to a foreign private issuer. We will also have to mandatorily comply with U.S. federal proxy requirements, and EZGO’s officers, directors and principal shareholders will become subject to the short-swing profit disclosure and recovery provisions of Section 16 of the Exchange Act. In addition, we will lose our ability to rely upon exemptions from certain corporate governance requirements under the listing rules of the Nasdaq. As a U.S. listed public company that is not a foreign private issuer, we will incur significant additional legal, accounting and other expenses that we will not incur as a foreign private issuer.

As an “emerging growth company” under the Jumpstart Our Business Startups Act, or JOBS Act, we are permitted to, and relying on exemptions from certain disclosure requirements.

As an “emerging growth company” under the JOBS Act, we are permitted to, and relying on exemptions from certain disclosure requirements. We are an emerging growth company until the earliest of:

●	the last day of the fiscal year during which we have total annual gross revenues of $1.235 billion or more;

●	the last day of the fiscal year following the fifth anniversary of our initial public offering;

●	the date on which we have, during the previous three-year period, issued more than $1 billion in non-convertible debt; or

●	the date on which we are deemed a “large accelerated issuer” as defined under the federal securities laws.

For so long as we remain an emerging growth company, we may take advantage of certain exemptions from various reporting requirements that are applicable to public companies that are not “emerging growth companies” including, but not limited to, not being required to comply with the auditor attestation requirements of section 404 of the Sarbanes-Oxley Act for up to five fiscal years after the date of our initial public offering. We cannot predict if investors will find EZGO’s Ordinary Shares less attractive because we may rely on these exemptions. If some investors find EZGO’s Ordinary Shares less attractive as a result, there may be a less active trading market for EZGO’s Ordinary Shares and the trading price of EZGO’s Ordinary Shares may be more volatile. In addition, our costs of operating as a public company may increase when we cease to be an emerging growth company.

There can be no assurance that we will not be a passive foreign investment company, or PFIC, for United States federal income tax purposes for any taxable year, which could subject United States investors in EZGO’s Ordinary Shares to significant adverse United States income tax consequences.

A non-United States corporation, such as our company, will be classified as a PFIC, for U.S. federal income tax purposes for any taxable year, if either (i) 75% or more of its gross income for such year consists of certain types of “passive” income or (ii) 50% or more of the value of its assets (determined on the basis of a quarterly average) during such year is attributable to assets that produce or are held for the production of passive income.

Based on our current composition of assets, subsidiaries and market capitalization (which will fluctuate from time to time), we do not expect to be or become a PFIC for U.S. federal income tax purposes. However, the determination of whether we will be or become a PFIC will depend, in part, upon the value of our goodwill and other unrecorded intangibles. Furthermore, the determination of whether we will be or become a PFIC will depend, in part, on the composition of our income and assets. Fluctuations in the market price of EZGO’s Ordinary Shares may cause us to become a PFIC for the current or subsequent taxable years. The composition of our income and assets may also be affected by how, and how quickly, we use our liquid assets and the cash raised in our offerings. In addition, because there are uncertainties in the application of the relevant rules, it is possible that the Internal Revenue Service may challenge our classification of certain income and assets as non-passive or our valuation of our tangible and intangible assets.

Because determination of PFIC status is a fact-intensive inquiry made on an annual basis that depends upon the composition of our assets and income, no assurance can be given that we are not or will not become classified as a PFIC. If we were to be or become classified as a PFIC in any taxable year, a U.S. Holder (as defined in “Item 10. Additional Information - 10.E. Taxation - United States Federal Income Taxation” of our 2024 Annual Report) may incur significantly increased U.S. federal income tax on gain recognized on the sale or other disposition of EZGO’s Ordinary Shares and on the receipt of distributions on the Ordinary Shares to the extent such gain or distributions is treated as an “excess distribution” under the U.S. federal income tax rules. Further, if we are classified as a PFIC for any year during which a U.S. Holder holds EZGO’s Ordinary Shares, we generally will continue to be treated as a PFIC for all succeeding years during which such U.S. Holder holds EZGO’s Ordinary Shares. You are urged to consult your tax advisor concerning the United States federal income tax consequences of acquiring, holding, and disposing of Ordinary Shares if we are or become classified as a PFIC. For more information, see “Item 10. Additional Information - 10.E. Taxation - United States Federal Income Taxation” of our 2024 Annual Report.

You may face difficulties in protecting your interests, and your ability to protect your rights through U.S. courts may be limited, because we are incorporated under BVI law.

EZGO is a company incorporated under the laws of the BVI. As a result, it may be difficult for investors to enforce judgments obtained in the United States courts against our directors or officers.

Our corporate affairs are governed by our amended and restated memorandum and articles of association, the BVI Act and the common law of the BVI. The rights of shareholders to take action against the directors, actions by minority shareholders and the fiduciary responsibilities of our directors to us under BVI law are governed by the BVI Act and the common law of the BVI. The common law of the BVI is derived from English common law, and while the decisions of the English courts are of persuasive authority, they are not binding on a court in the BVI. The rights of EZGO’s shareholders and the fiduciary responsibilities of our directors under BVI law may not be as clearly established as they would be under statutes or judicial precedent in some jurisdictions in the United States. In particular, the BVI has a less developed body of securities laws as compared to the United States, and some states, such as Delaware, have more fully developed and judicially interpreted bodies of corporate law. In addition, while statutory provisions do exist in BVI law for derivative actions to be brought in certain circumstances, shareholders in BVI companies may not have standing to initiate a shareholder derivative action in a federal court of the United States. The circumstances in which any such action may be brought, and the procedures and defenses that may be available with respect to any such action, may result in the rights of shareholders of a BVI company being more limited than those of shareholders of a company organized in the United States. Accordingly, shareholders may have fewer alternatives available to them if they believe that corporate wrongdoing has occurred.

The BVI courts are also unlikely:

●	to recognize or enforce against us judgments of courts of the United States based on certain civil liability provisions of U.S. securities laws where that liability is in respect of penalties, taxes, fines or similar fiscal or revenue obligations of the company; and

●	to impose liabilities against us, in original actions brought in the BVI, based on certain civil liability provisions of U.S. securities laws that are penal in nature.

There is no statutory recognition in the BVI of judgments obtained in the United States, although the courts of the BVI will in certain circumstances recognize such a foreign judgment and treat it as a cause of action in itself which may be sued upon as a debt at common law so that no retrial of the issues would be necessary provided that:

●	the U.S. court issuing the judgment had jurisdiction in the matter and the company either submitted to such jurisdiction or was resident or carrying on business within such jurisdiction and was duly served with process;

●	The judgement is final and for a liquidated sum;

●	the judgment given by the U.S. court was not in respect of penalties, taxes, fines or similar fiscal or revenue obligations of the company;

●	in obtaining judgment there was no fraud on the part of the person in whose favor judgment was given or on the part of the U.S. court;

●	recognition or enforcement of the judgment would not be contrary to public policy in the BVI; and

●	the proceedings pursuant to which judgment was obtained were not contrary to natural justice.

As a result of all of the above, public shareholders may have more difficulty in protecting their interests in the face of actions taken by our Board of Directors, management or controlling shareholders than they would as public shareholders of a U.S. company.

Judgments obtained against us by EZGO’s shareholders may not be enforceable.

We are a BVI company and substantially all of our assets are located outside of the United States. Substantially all of our current operations are conducted in China. In addition, certain of our directors and officers reside outside the United States. As a result, it may be difficult for you to effect service of process within the United States or elsewhere outside China upon these persons. It may also be difficult for you to enforce in China or BVI courts judgments obtained in U.S. courts based on the civil liability provisions of the U.S. federal securities laws against us and our officers and directors, most of whom are not residents in the United States and the substantial majority of whose assets are located outside of the United States. It may be difficult or impossible for you to bring an action against us in the BVI if you believe your rights under the U.S. securities laws have been infringed. In addition, there is uncertainty as to whether the courts of the BVI or China would recognize or enforce judgments of U.S. courts against us or such persons predicated upon the civil liability provisions of the securities laws of the United States or any state and it is uncertain whether such BVI or China courts would hear original actions brought in the BVI or China against us or such persons predicated upon the securities laws of the United States or any state.

Provisions in our amended and restated memorandum and articles of association may inhibit a takeover of us, which could limit the price investors might be willing to pay in the future for our shares and could entrench management.

Our amended and restated memorandum and articles of association contain provisions that may discourage unsolicited takeover proposals that shareholders may consider to be in their best interests. These provisions include a staggered board of directors and the existence of the Preferred Shares which confer on the holder 20 votes on any resolution of members, which may make the removal of management more difficult and may discourage transactions that otherwise could involve payment of a premium over prevailing market prices for our shares.

We are subject to changing law and regulations regarding regulatory matters, corporate governance and public disclosure that have increased both our costs and the risk of non-compliance.

We are subject to rules and regulations by various governing bodies, including, for example, the Securities and Exchange Commission, which are charged with the protection of investors and the oversight of companies whose securities are publicly traded, and to new and evolving regulatory measures under applicable law. Our efforts to comply with new and changing laws and regulations have resulted in and are likely to continue to result in, increased general and administrative expenses and a diversion of management time and attention from revenue generating activities to compliance activities.

Moreover, because these laws, regulations and standards are subject to varying interpretations, their application in practice may evolve over time as new guidance becomes available. This evolution may result in continuing uncertainty regarding compliance matters and additional costs necessitated by ongoing revisions to our disclosure and governance practices. If EZGO fails to address and comply with these regulations and any subsequent changes, EZGO may be subject to penalty and its business through its subsidiaries in China may be harmed.

None of EZGO, its directors, officers, advisors or service providers (including the organization which provides registered office services in the BVI) will bear any responsibility for any delay caused in mail reaching the forwarding address.

Mail addressed to EZGO and received at its registered office will be forwarded unopened to the forwarding address supplied by EZGO to be dealt with. None of EZGO, its directors, officers, advisors or service providers (including the organization which provides registered office services in the BVI) will bear any responsibility for any delay howsoever caused in mail reaching the forwarding address.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains or incorporates forward-looking statements within the meaning of section 27A of the Securities Act and section 21E of the Exchange Act. Forward-looking statements may involve risks and uncertainties. All statements other than statements of historical facts are forward-looking statements. These statements involve known and unknown risks, uncertainties and other factors that may cause our actual results, performance or achievements to be materially different from those expressed or implied by the forward-looking statements.

You can identify these forward-looking statements by words or phrases such as “may,” “will,” “expect,” “anticipate,” “aim,” “estimate,” “intend,” “plan,” “believe,” “likely to” or other similar expressions. We have based these forward-looking statements largely on our current expectations and projections about future events and financial trends that we believe may affect our financial condition, results of operations, business strategy and financial needs. These forward-looking statements include, but are not limited to, statements about:

●	EZGO’s goals and growth strategies;

●	EZGO’s expectations regarding demand for and market acceptance of its brand and platforms;

●	EZGO’s future business development, results of operations and financial condition;

●	EZGO’s ability to maintain and improve infrastructure necessary to operate its platforms through its subsidiaries;

●	competition in the car accessory and online retail industry in China;

●	the expected growth of, and trends in, the markets for EZGO’s products and services provided through its subsidiaries in China;

●	government policies and regulations relating to EZGO’s corporate structure, business and industry;

●	our expectation regarding the use of proceeds from an offering pursuant to this prospectus;

●	our ability to comply with the continued listing standards on the exchange or trading market on which EZGO’s Ordinary Shares is listed for trading;

●	the development of COVID-19 in the PRC and globally;

●	general economic and business condition in China and elsewhere; and

●	assumptions underlying or related to any of the foregoing.

You should read thoroughly this prospectus and the documents incorporated by reference or otherwise referred to in this prospectus with the understanding that our actual future results may be materially different from and worse than what we expect. Other sections of this prospectus and the documents incorporated by reference in to this prospectus include additional factors which could adversely impact EZGO’s business through its subsidiaries in China and financial performance. Moreover, we operate in an evolving environment. New risk factors and uncertainties emerge from time to time and it is not possible for our management to predict all risk factors and uncertainties, nor can we assess the impact of all factors on EZGO’s business through its subsidiaries in China or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements. Although we believe that EZGO’s plans, objectives, expectations and intentions reflected in or suggested by the forward-looking statements we make in this prospectus are reasonable, we can give no assurance that these plans, objectives, expectations or intentions will be achieved. Important factors that could cause our actual results to differ materially from our expectations are disclosed and described under “Risk Factors” elsewhere in this prospectus, “Risk Factors” in Item 3.D. to our 2024 Annual Report and incorporated by reference in this prospectus, any prospectus supplement, any free writing prospectus and in filings incorporated by reference, and the same may be amended, supplemented or superseded by the risks and uncertainties described under similar headings in the other documents that filed after the date hereof and incorporated by reference into this prospectus. We qualify all of our forward-looking statements by these cautionary statements.

You should not rely upon forward-looking statements as predictions of future events. We undertake no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, after the date on which the statements are made or to reflect the occurrence of unanticipated events. You should read this prospectus and the documents incorporated by reference or otherwise referred to in this prospectus, which we have filed as exhibits to the registration statement, of which this prospectus is a part, completely and with the understanding that our actual future results may be materially different from what we expect.

Offer Statistics and Expected Timetable

We may sell from time to time pursuant to this prospectus (as may be detailed in one or more prospectus supplements) an indeterminate number of securities as shall have a maximum aggregate offering price of US$200,000,000. The actual price of the securities that we will offer pursuant hereto will depend on a number of factors that may be relevant as of the time of offer. Pursuant to General Instruction I.B.5 of Form F-3, in no event will we sell securities pursuant to the registration statement of which this prospectus forms a part with a value of more than one-third of the aggregate market value of EZGO’s Ordinary Shares held by non-affiliates in any 12 calendar month period, so long as the aggregate market value of EZGO’s Ordinary Shares held by non-affiliates is less than US$75,000,000. In the event that subsequent to the effective date of the registration statement of which this prospectus forms a part, the aggregate market value of EZGO’s outstanding Ordinary Shares held by non-affiliates equals or exceeds US$75,000,000, then the one-third limitation on sales shall not apply to additional sales made pursuant to this registration statement. We will state on the cover of each prospectus supplement the amount of EZGO’s outstanding Ordinary Shares held by non-affiliates, the amount of securities being offered and the amount of securities sold during the prior 12 calendar month period that ends on, and includes, the date of the prospectus supplement.

USE OF PROCEEDS

Except as described in any prospectus supplement and any free writing prospectus in connection with a specific offering, we currently intend to use the net proceeds from the sale of the securities offered by us under this prospectus to fund the growth of EZGO’s business through its subsidiaries in China, primarily working capital, and for general corporate purposes.

We may also use a portion of the net proceeds to acquire or invest in technologies, products and/or businesses that we believe will enhance the value of our company, although we do not currently have any agreements or understandings with third parties to make any material acquisitions of, or investment in, other businesses. Depending on future events and others changes in the business climate, we may determine at a later time to use the net proceeds for different purposes. As a result, our management will have broad discretion in the allocation of the net proceeds and investors will be relying on the judgment of our management regarding the application of the proceeds of any sale of the securities. Additional information on the use of net proceeds from the sale of securities covered by this prospectus may be set forth in the prospectus supplement relating to the specific offering.

CAPITALIZATION

Our capitalization will be set forth in a prospectus supplement to this prospectus or in a report of foreign private issuer on Form 6-K subsequently furnished to the SEC and specifically incorporated by reference into this prospectus.

DILUTION

If required, we will set forth in a prospectus supplement the following information regarding any material dilution of the equity interests of investors purchasing securities in an offering under this prospectus:

●	the net tangible book value per share of our equity securities before and after the offering;

●	the amount of the increase in such net tangible book value per share attributable to the cash payments made by purchasers in the offering; and

●	the amount of the immediate dilution from the public offering price which will be absorbed by such purchasers.

DESCRIPTION OF ORDINARY SHARES AND PREERRED SHARES

The following describes EZGO’s securities, summarizes the material provisions of EZGO’s memorandum and articles of association (the "M&A"), which is based upon, and is qualified by reference to, the M&A. This summary does not purport to be a summary of all of the provisions of the M&A. You should read the M&A which are filed as an exhibit to our Report of Foreign Private Issuer on Form 6-K filed with the SEC on November 19, 2025 for the provisions that are important to you.

We are a British Virgin Islands company limited by shares and our affairs are governed by the M&A and the BVI Business Companies Act (As Revised) (each as amended or modified from time to time).

As provided in the M&A, subject to the BVI Act, we have full capacity to carry on or undertake any business or activity, do any act or enter into any transaction, and, for such purposes, full rights, powers and privileges. Our registered office is c/o Maples Corporate Services (BVI) Limited, Kingston Chambers, P.O. Box 173, Road Town, Tortola, VG1110, British Virgin Islands.

Ordinary Shares

General. The maximum number of shares we are authorized to issue is 1,010,000,000 shares divided into up to 1,000,000,000 Ordinary Shares of no par value each, and up to 10,000,000 Preferred Shares of no par value each. Holders of Ordinary Shares have the same rights. As of the date of this prospectus, there were (a) 868,060 Ordinary Shares outstanding, all of which were fully paid and (b) no Preferred Shares outstanding. All of our outstanding Ordinary Shares are fully paid and non-assessable. To the extent they are issued, certificates representing the Ordinary Shares are issued in registered form.

The M&A do not provide for pre-emptive rights.

Dividends. The holders of our Ordinary Shares are entitled to such dividends as may be declared by our board of directors. The M&A provide that dividends may be declared and paid at such time, and in such an amount, as the directors determine subject to their being satisfied that the Company will meet the statutory solvency test immediately after the dividend. Holders of Ordinary Shares will be entitled to the same amount of dividends, if declared.

Voting Rights. In respect of all matters subject to a shareholders’ vote, each Ordinary Share is entitled to one vote for each Ordinary Share registered in his or her name on our register of members. Holders of Ordinary Shares shall at all times vote together on all resolutions submitted to a vote of the members. Voting at any meeting of shareholders is by show of hands unless a poll is demanded. A poll may be demanded by the chairman of such meeting or any one shareholder.

A quorum required for a meeting of shareholders consists of the holders of at least one-half of the issued shares entitled to vote being individuals present in person or by proxy or, if a corporation or other non-natural person, by its duly authorized representative or proxy. Shareholders’ meetings may be held annually. Each general meeting, other than an annual general meeting, shall be an extraordinary general meeting. Extraordinary general meetings may be called by a majority of our board of directors or our chairman or upon a requisition of shareholders holding at the date of deposit of the requisition not less than 30% of the vote in respect of the matter for which the meeting is requested. Advance notice of at least 10 clear days is required for the convening of our annual general meeting and other general meetings.

Transfer of Ordinary Shares. Under the BVI Act the transfer of a registered share which is not listed on a recognized exchange is by a written instrument of transfer signed by the transferor and containing the name of the transferee. However, the instrument must also be signed by the transferee if registration would impose a liability on the transferee to the Company. The instrument of transfer must be sent to the Company for registration. The transfer of a registered share is effective when the name of the transferee is entered in the register of members. The entry of the name of a person in the Company’s register of members is prima facie evidence that legal title in the share vests in that person.

The procedure is different for the transfer of shares that are listed on a recognized exchange. Such shares may be transferred without the need for a written instrument of transfer if the transfer is carried out in accordance with the laws, rules, procedures and other requirements applicable to shares listed on the recognized exchange and subject to the M&A.

Liquidation. On a liquidation, on winding up or other return of assets of the Company to shareholders (other than on conversion, redemption or purchase of Ordinary Shares), assets available for distribution among the holders of Ordinary Shares shall be distributed among the holders of the Ordinary Shares on a pro rata basis.

Calls on Ordinary Shares and Forfeiture of Ordinary Shares. Our board of directors may from time to time make calls upon shareholders for any amounts unpaid on their Ordinary Shares in a notice served to such shareholders at least 14 clear days prior to the specified time of payment. The Ordinary Shares that have been called upon and remain unpaid are subject to forfeiture.

Redemption of Ordinary Shares. The BVI Act and the M&A permit us to purchase our own shares with the prior written consent of the relevant shareholders, a resolution of directors and in accordance with applicable law.

Variation of Rights of Shares.  Under the M&A, all or any of the rights attached to any class of shares may be varied without the consent of the holders of the issued shares of that class where such variation is considered by the board of directors not to have a material adverse effect upon such rights; otherwise, any such variation shall be made only with the consent in writing of the holders of a majority of the issued shares of that class, or with the sanction of a resolution passed by a simple majority of the votes cast at a separate meeting of the holders of the shares of that class. The rights conferred upon the holders of the shares of any class issued shall not, unless otherwise expressly provided by the terms of issue of the shares of that class, be deemed to be varied by the creation or issue of further shares ranking pari passu with such existing class of shares.

Inspection of Books and Records.

A member of the Company is entitled, on giving written notice to the Company, to inspect (a) the memorandum and articles of association of the Company; (b) the register of members; (c) the register of directors; and (d) the minutes of meetings and resolutions of members and of those classes of members of which he is a member; and to make copies of or take extracts from the documents and records. Subject to the amended and restated memorandum and articles of association, the directors may, if they are satisfied that it would be contrary to the Company’s interests to allow a member to inspect any document, or part of a document, specified in (b), (c) and (d) above, refuse to permit the member to inspect the document or limit the inspection of the document, including limiting the making of copies or the taking of extracts from the records.

Where a company fails or refuses to permit a member to inspect a document or permits a member to inspect a document subject to limitations, that member may apply to the BVI High Court for an order that he should be permitted to inspect the document or to inspect the document without limitation.

A company is required to keep at the office of its registered agent: its memorandum and articles of association of the company; the register of members or a copy of the register of members; the register of directors or a copy of the register of directors; and copies of all notices and other documents filed by the company in the previous ten years.

Issuance of Additional Shares. The M&A authorize our board of directors to issue additional Ordinary Shares from time to time as our board of directors shall determine.

Preferred Shares

Holders of Preferred Shares shall have the same rights as holders of Ordinary Shares except for the following:

●	each Preferred Share is entitled to twenty votes for each Preferred Share registered in his or her name on our register of members;

●	holders of our Preferred Shares are not entitled to any dividends paid by the Company;

●	holders of our Preferred Shares are not entitled to a share in the distribution of the surplus assets of the Company

●	holders of our Preferred Shares cannot convert the Preferred Shares into a different class of shares.

Register of Members

Under the BVI Act we must keep a register of members and there should be entered therein:

●	the names and addresses of our members, a statement of the number and class of shares held by each member;

●	the date on which the name of any person was entered on the register as a member; and

●	the date on which any person ceased to be a member.

Under the BVI Act, the register of members of our Company is prima facie evidence of the matters set out therein (that is, the register of members will raise a presumption of fact on the matters referred to above unless rebutted) and a member registered in the register of members is deemed as a matter of the BVI Act to have legal title to the shares as set against its name in the register of members.

If the name of any person is incorrectly entered in or omitted from our register of members, or if there is any default or unnecessary delay in entering on the register the fact of any person having ceased to be a member of our Company, the person or member aggrieved (or any member of our Company or our Company itself) may apply to the High Court of the British Virgin Islands for an order that the register be rectified, and the Court may either refuse such application or it may, if satisfied of the justice of the case, make an order for the rectification of the register.

Differences in Corporate Law

The BVI Act differs from laws applicable to United States corporations and their shareholders. Set forth below is a summary of the significant differences between the provisions of the BVI Act applicable to us and the laws applicable to companies incorporated in the State of Delaware.

Mergers and Similar Arrangements. Under the BVI Act two or more companies, each a “constituent company,” may merge or consolidate. A merger involves the merging of two or more companies into one of the constituent companies (to the merger) with one constituent company continuing in existence to become the surviving company post-merger. A consolidation involves two or more companies consolidating into a new company.

A merger is effective on the date that the articles of merger (as described below) are registered by the Registrar of Corporate Affairs in the BVI, or on such later date, not exceeding 30 days from the date of registration as is stated in the articles of merger.

The BVI Act provides that any member of the Company is entitled to payment of the fair value of his shares upon dissenting from a merger, unless the Company is the surviving company of the merger and the member continues to hold the same or similar shares. The following is a summary of the position under the BVI Act.

A dissenter is in most circumstances required to give to the Company written objection to the merger, which must include a statement that the dissenter proposes to demand payment for his shares if the merger takes place. This written objection must be given before the meeting of members at which the merger is submitted to a vote, or at the meeting but before the vote. However, no objection is required from a member to whom the Company did not give notice of the meeting of members or where the proposed merger is authorized by written consent of the members without a meeting.

Within 20 days immediately following the written consent, or the meeting at which the merger was approved, the Company shall give written notice of the consent or resolution to each member who gave written objection or from whom written objection was not required, except those members who voted for, or consented in writing to, the proposed merger.

A member to whom the Company was required to give notice who elects to dissent shall, within 20 days immediately following the date on which the copy of the plan of merger or an outline of the merger is given to him, give to the Company a written notice of his decision to elect to dissent, stating:

(a)	his name and address;

(b)	the number and classes of shares in respect of which he dissents (which must be all shares that he holds in the Company); and

(c)	a demand for payment of the fair value of his shares.

Upon the giving of a notice of election to dissent, the dissenter ceases to have any of the rights of a member except the right to be paid the fair value of his shares, and the right to institute proceedings to obtain relief on the ground that the action is illegal.

The Company shall make a written offer to each dissenter to purchase his shares at a specified price that the Company determines to be their fair value. Such offer must be given within 7 days immediately following the date of the expiration of the period within which members may give their notices of election to dissent, or within 7 days immediately following the date on which the merger is put into effect, whichever is later.

If the Company and the dissenter fail, within 30 days immediately following the date on which the offer is made, to agree on the price to be paid for the shares owned by the dissenter, then within 20 days:

(a)	the Company and the dissenter shall each designate an appraiser;

(b)	the two designated appraisers together shall designate an appraiser;

(c)	the three appraisers shall fix the fair value of the shares owned by the dissenter as of the close of business on the day prior to the date of the meeting or the date on which the resolution was passed, excluding any appreciation or depreciation directly or indirectly induced by the action or its proposal, and that value is binding on the Company and the dissenter for all purposes; and

(d)	the Company shall pay to the dissenter the amount in money upon the surrender by him of the certificates representing his shares, and such shares shall be cancelled.

Squeeze-out Provisions.

Members of a company holding 90% of the votes of the outstanding shares entitled to vote and members of a company holding 90% of the votes of the outstanding shares of each class of shares entitled to vote as a class, may give a written instruction to the company directing it to redeem the shares held by the remaining members.

Shareholders’ Suits.

Under the provisions of the BVI Act, the memorandum and articles of association of a company are binding as between the company and its members and between the members. In general, members are bound by the decision of the majority or special majorities as set out in the memorandum and articles of association or in the BVI Act. As for voting, the usual rule is that with respect to normal commercial matters members may act from self-interest when exercising the right to vote attached to their shares.

If the majority members have infringed a minority member’s rights, the minority may seek to enforce its rights either by derivative action or by personal action. A derivative action concerns the infringement of the company’s rights where the wrongdoers are in control of the company and are preventing it from taking action, whereas a personal action concerns the infringement of a right that is personal to the particular member concerned.

The BVI Act provides for a series of remedies available to members. Where a company incorporated under the BVI Act conducts some activity which breaches the BVI Act or the company’s memorandum and articles of association, the BVI High Court can issue a restraining or compliance order. Members can now also bring derivative, personal and Representative Actions under certain circumstances.

The traditional English basis for members’ remedies have also been incorporated into the BVI Act: where a member of a company considers that the affairs of the company have been, are being or are likely to be conducted in a manner likely to be oppressive, unfairly discriminating or unfairly prejudicial to him, he may apply to the BVI High Court for an order on such conduct.

Any member of a company may apply to the BVI High Court for the appointment of a liquidator for the company and the Court may appoint a liquidator for the company if it is of the opinion that it is just and equitable to do so.

The BVI Act provides that any member of a company is entitled to payment of the fair value of his shares upon dissenting from any of the following:

(a)	a merger;

(b)	a consolidation;

(c)	any sale, transfer, lease, exchange or other disposition of more than 50 per cent in value of the assets or business of the company if not made in the usual or regular course of the business carried on by the company but not including (i) a disposition pursuant to an order of the court having jurisdiction in the matter; (ii) a disposition for money on terms requiring all or substantially all net proceeds to be distributed to the members in accordance with their respective interest within one year after the date of disposition; or (iii) a transfer pursuant to the power of the directors to transfer assets for the protection thereof;

(d)	a redemption of 10 per cent, or fewer, of the issued shares of the company required by the holders of 90 percent, or more, of the shares of the company pursuant to the terms of the BVI Act; and

(e)	an arrangement, if permitted by the BVI High Court.

Generally any other claims against a company by its members must be based on the general laws of contract or tort applicable in the BVI or their individual rights as members as established by the company’s memorandum and articles of association.

The BVI Act provides that if a company or a director of a company engages in, proposes to engage in or has engaged in, conduct that contravenes the BVI Act or the memorandum and articles of association of the company, the BVI High Court may, on the application of a member or a director of the company, make an order directing the company or director to comply with, or restraining the company or director from engaging in conduct that contravenes the BVI Act or the memorandum and articles of association.

Indemnification of Directors and Executive Officers and Limitation of Liability. BVI law does not limit the extent to which a company’s memorandum and articles of association may provide for indemnification of officers and directors, except to the extent any such provision may be held by the BVI High Court to be contrary to public policy (e.g. for purporting to provide indemnification against the consequences of committing a crime). An indemnity will be void and of no effect and will not apply to a person unless the person acted honestly and in good faith and in what he believed to be in the best interests of the company and, in the case of criminal proceedings, the person had no reasonable cause to believe that his conduct was unlawful. The M&A permit indemnification of officers and directors for losses, damages, costs and expenses incurred in their capacities as such unless such losses or damages arise from dishonesty or fraud of such directors or officers. This standard of conduct is generally the same as permitted under the Delaware General Corporation Law for a Delaware corporation. In addition, we have entered into indemnification agreements with our directors and executive officers that provide such persons with additional indemnification beyond that provided in the M&A.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers or persons controlling us under the foregoing provisions, we have been informed that in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Directors’ Fiduciary Duties. Under Delaware corporate law, a director of a Delaware corporation has a fiduciary duty to the corporation and its shareholders. This duty has two components: the duty of care and the duty of loyalty. The duty of care requires that a director act in good faith, with the care that an ordinarily prudent person would exercise under similar circumstances. Under this duty, a director must inform himself of, and disclose to shareholders, all material information reasonably available regarding a significant transaction. The duty of loyalty requires that a director acts in a manner he reasonably believes to be in the best interests of the corporation. He must not use his corporate position for personal gain or advantage. This duty prohibits self-dealing by a director and mandates that the best interest of the corporation and its shareholders take precedence over any interest possessed by a director, officer or controlling shareholder and not shared by the shareholders generally. In general, actions of a director are presumed to have been made on an informed basis, in good faith and in the honest belief that the action taken was in the best interests of the corporation. However, this presumption may be rebutted by evidence of a breach of one of the fiduciary duties. Should such evidence be presented concerning a transaction by a director, the director must prove the procedural fairness of the transaction, and that the transaction was of fair value to the corporation.

Under BVI law, the directors owe fiduciary duties at both common law and under statute, including a statutory duty to act honestly, in good faith and with a view to our best interests. When exercising powers or performing duties as a director, the director is required to exercise the care, diligence and skill that a reasonable director would exercise in the circumstances taking into account, without limitation, the nature of the company, the nature of the decision and the position of the director and the nature of the responsibilities undertaken by him. In exercising the powers of a director, the directors must exercise their powers for a proper purpose and shall not act or agree to the company acting in a manner that contravenes the M&A or the BVI Act.

In certain circumstances, a shareholder has the right to seek various remedies against the company in the event the directors are in breach of their duties under the BVI Act. Pursuant to Section 184B of the BVI Act, if a company or director of a company engages in, proposes to engage in or has engaged in, conduct that contravenes the provisions of the BVI Act or the memorandum or articles of association of the company, the courts of the British Virgin Islands may, on application of a shareholder or director of the company, make an order directing the company or director to comply with, or restraining the company or director from engaging in conduct that contravenes the BVI Act or the memorandum or articles. Furthermore, pursuant to Section 184I(1) of the BVI Act, a shareholder of a company who considers that the affairs of the company have been, are being or likely to be, conducted in a manner that is, or any acts of the company have been, or are likely to be oppressive, unfairly discriminatory, or unfairly prejudicial to him in that capacity, may apply to the courts of the British Virgin Islands for an order which, inter alia, can require the company or any other person to pay compensation to the shareholders.

Shareholder Action by Written Consent. Under the Delaware General Corporation Law, a corporation may eliminate the right of shareholders to act by written consent by amendment to its certificate of incorporation. Although British Virgin Islands law may permit shareholder actions by written consent, the M&A provide that shareholders may not approve corporate matters by way of a written resolution.

Shareholder Proposals. Under the Delaware General Corporation Law, a shareholder has the right to put any proposal before the annual meeting of shareholders, provided it complies with the notice provisions in the governing documents. A special meeting may be called by the board of directors or any other person authorized to do so in the governing documents, but shareholders may be precluded from calling special meetings.

British Virgin Islands law and the M&A provide that shareholders holding 30% or more of the voting rights entitled to vote on any matter for which a meeting is to be converted may request that the directors shall requisition a shareholder’s meeting. As a British Virgin Islands company, we are not obliged by law to call shareholders’ annual general meetings.

Cumulative Voting. Under the Delaware General Corporation Law, cumulative voting for elections of directors is not permitted unless the corporation’s certificate of incorporation specifically provides for it. Cumulative voting potentially facilitates the representation of minority shareholders on a board of directors since it permits the minority shareholder to cast all the votes to which the shareholder is entitled on a single director, which increases the shareholder’s voting power with respect to electing such director. There are no prohibitions in relation to cumulative voting under the laws of the British Virgin Islands but the M&A do not provide for cumulative voting. As a result, our shareholders are not afforded any less protections or rights on this issue than shareholders of a Delaware corporation.

Removal of Directors. Under the Delaware General Corporation Law, a director of a corporation with a classified board may be removed only for cause with the approval of a majority of the outstanding shares entitled to vote, unless the certificate of incorporation provides otherwise. Under the M&A, directors may be removed with or without cause, by a resolution of our shareholders, or with cause by a resolution of the directors.

Transactions with Interested Shareholders. The Delaware General Corporation Law contains a business combination statute applicable to Delaware corporations whereby, unless the corporation has specifically elected not to be governed by such statute by amendment to its certificate of incorporation, it is prohibited from engaging in certain business combinations with an “interested shareholder” for three years following the date that such person becomes an interested shareholder. An interested shareholder generally is a person or a group who or which owns or owned 15% or more of the target’s outstanding voting share within the past three years. This has the effect of limiting the ability of a potential acquirer to make a two-tiered bid for the target in which all shareholders would not be treated equally. The statute does not apply if, among other things, prior to the date on which such shareholder becomes an interested shareholder, the board of directors approves either the business combination or the transaction which resulted in the person becoming an interested shareholder. This encourages any potential acquirer of a Delaware corporation to negotiate the terms of any acquisition transaction with the target’s board of directors.

British Virgin Islands law has no comparable statute. As a result, we are not afforded the same statutory protections in the British Virgin Islands as we would be offered by the Delaware business combination statute. However, although British Virgin Islands law does not regulate transactions between a company and its significant shareholders, it does provide that such transactions must be entered into bona fide in the best interests of the company and not with the effect of constituting a fraud on the minority shareholders. See also “-- Shareholders’ Suits” above. We have adopted a code of business conduct and ethics which requires employees to fully disclose any situations that could reasonably be expected to give rise to a conflict of interest, and sets forth relevant restrictions and procedures when a conflict of interest arises to ensure the best interest of the Company.

Dissolution; Winding up. Under the Delaware General Corporation Law, unless the board of directors approves the proposal to dissolve, dissolution must be approved by shareholders holding 100% of the total voting power of the corporation. Only if the dissolution is initiated by the board of directors may it be approved by a simple majority of the corporation’s outstanding shares. Delaware law allows a Delaware corporation to include in its certificate of incorporation a supermajority voting requirement in connection with dissolutions initiated by the board.

Under BVI law, the liquidation of a company may be a voluntary solvent liquidation or an insolvent liquidation under the Insolvency Act.

Voluntary Liquidation

If the liquidation is a solvent liquidation, the provisions of the BVI Act governs the liquidation. A company may only be liquidated under the BVI Act as a solvent liquidation if it has no liabilities or it is able to pay its debts as they fall due and the value of its assets exceeds its liabilities. Subject to the amended and restated memorandum and articles of association of a company, a liquidator may be appointed by a resolution of directors or resolution of members but if the directors have commenced liquidation by a resolution of directors the members must approve the liquidation plan by a resolution of members save in limited circumstances.

A liquidator is appointed for the purpose of collecting in and realizing the assets of a company and distributing proceeds to creditors.

We expect that in the event of a voluntary liquidation of the Company, after payment of the liquidation costs and any sums then due to creditors, the liquidator would distribute our remaining assets on a pari passu basis.

Liquidation under the Insolvency Act

The Insolvency Act governs an insolvent liquidation. Pursuant to the Insolvency Act, a company is insolvent if (a) it fails to comply with the requirements of a statutory demand that has not be set aside pursuant to the Insolvency Act, execution or other process issued on a judgement, decree or order of court in favor of a creditor of the company is returned wholly or partly unsatisfied or either the value of the company’s liabilities exceeds its assets or the company is unable to pay its debts as they fall due. The liquidator must be either the Official Receiver in BVI or a BVI licensed insolvency practitioner. An individual resident outside the BVI may be appointed to act as liquidator jointly with a BVI licensed insolvency practitioner or the Official Receiver. The members of the company may appoint an insolvency practitioner as liquidator of the company or the court may appoint an Official Receiver or an eligible insolvency practitioner. The application to the court can be made by one or more of the following: (a) the company (b) a creditor (c) a member (d), the supervisor of a creditors’ arrangement in respect of the company, the Financial Services Commission and the Attorney General in the BVI.

The court may appoint a liquidator if:

(a)	the company is insolvent;

(b)	the court is of the opinion that it is just and equitable that a liquidator should be appointed; or

(c)	the court is of the opinion that it is in the public interest for a liquidator to be appointed.

An application under (a) above by a member may only be made with leave of the court, which shall not be granted unless the court is satisfied that there is prima facie case that the company is insolvent. An application under (c) above may only be made by the Financial Services Commission or the Attorney General and they may only make an application under (c) above if the company concerned is, or at any time has been, a regulated person (i.e. a person that holds a prescribed financial services license) or the company is carrying on, or at any time has carried on, unlicensed financial services business.

Order of Preferential Payments upon Liquidation

Upon the insolvent liquidation of a company, the assets of a company shall be applied in accordance with the following priorities: (a) in paying, in priority to all other claims, the costs and expenses properly incurred in the liquidation in accordance with the prescribed priority; (b) after payment of the costs and expenses of the liquidation, in paying the preferential claims admitted by the liquidator (wages and salary, amounts to the BVI Social Security Board, pension contributions, government taxes) — preferential claims rank equally between themselves and, if the assets of the company are insufficient to meet the claims in full, they shall be paid ratably; (c) after the payment of preferential claims, in paying all other claims admitted by the liquidator, including those of non-secured creditors — the claims of non-secured creditors of the Company shall rank equally among themselves and if the assets of the company are insufficient to meet the claims in full, such non-secured creditors shall be paid ratably; (d) after paying all admitted claims, paying any interest payable under the BVI Insolvency Act; and finally (e) any surplus assets remaining after payment of the costs, expenses and claims above shall be distributed to the members in accordance with their rights and interests in the Company. Part VIII of the Insolvency Act provides for various applications which may be made by a liquidator to set aside transactions which have unfairly diminished the assets which are available to creditors.

The appointment of a liquidator over the assets of a company does not affect the right of a secured creditor to take possession of and realize or otherwise deal with assets of the company over which that creditor has a security interest. Accordingly, a secured creditor may enforce its security directly without recourse to the liquidator, in priority to the order of payments described above. However, so far as the assets of a company in liquidation available for payment of the claims of unsecured creditors are insufficient to pay the costs and expenses of the liquidation and the preferential creditors, those costs, expenses and claims have priority over the claims of charges in respect of assets that are subject to a floating charge created by a company and shall be paid accordingly out of those assets.

Voidable Transactions

In the event of the insolvency of a company, there are four types of voidable transaction provided for in the Insolvency Act:

(a)	Unfair Preferences: Under section 245 of the Insolvency Act a transaction entered into by a company, if it is entered into within the hardening period at a time when the company is insolvent, or it causes the company to become insolvent (an “insolvency transaction”), and which has the effect of putting the creditor into a position which, in the event of the company going into insolvent liquidation, will be better than the position it would have been in if the transaction had not been entered into, will be deemed an unfair preference. A transaction is not an unfair preference if the transaction took place in the ordinary course of business. It should be noted that this provision applies regardless of whether the payment or transfer is made for value or at an undervalue.

(b)	Undervalue Transactions: Under section 246 of the Insolvency Act the making of a gift or the entering into of a transaction on terms that the company is to receive no consideration, or where the value of the consideration for the transaction, in money or money’s worth, is significantly less than the value, in money or money’s worth, of the consideration provided by the company will (if it is an insolvency transaction entered into within the hardening period) be deemed an undervalue transaction. A company does not enter into a transaction at an undervalue if it is entered into in good faith and for the purposes of its business and, at the time the transaction was entered into, there were reasonable grounds for believing the transaction would benefit the company.

(c)	Voidable Floating Charges: Under section 247 of the Insolvency Act a floating charge created by a company is voidable if it is an insolvency transaction created within the hardening period. A floating charge is not voidable to the extent that it secures: (i) money advanced or paid to the company, or at its direction, at the same time as, or after, the creation of the charge; (ii) the amount of any liability of the company discharged or reduced at the same time as, or after, the creation of the charge; (iii) the value of assets sold or supplied, or services supplied, to the company at the same time as, or after, the creation of the charge; and (iv) the interest, if any, payable on the amount referred to in (i) to (iii) pursuant to any agreement under which the money was advanced or paid, the liability was discharged or reduced, the assets were sold or supplied or the services were supplied.

(d)	Extortionate Credit Transactions: Under section 248 of the Insolvency Act an insolvency transaction entered into by a company for, or involving the provision of, credit to the company, may be regarded as an extortionate credit transaction if, having regard to the risk accepted by the person providing the credit, the terms of the transaction are or were such to require grossly exorbitant payments to be made in respect of the provision of the credit, or the transaction otherwise grossly contravenes ordinary principles of fair trading and such transaction takes place within the hardening period.

The “hardening period” (known in the Insolvency Act as the “vulnerability period”) in respect of each voidable transaction provision set out above is as follows:

(a)	for the purposes of sections 245, 246 and 247 of the Insolvency Act the period differs depending on whether the person(s) that the transaction is entered into with, or the preference is given to, are “connected persons” of the company within the meaning of the Insolvency Act:

(i)	in the case of “connected persons” the “hardening period” is the period beginning two years prior to the “onset of insolvency” and ending on the appointment of a liquidator of the company;

(ii)	in the case of any other person, the “hardening period” is the period beginning six months prior to the “onset of insolvency” and ending on the appointment of a liquidator of the company; and

(b)	for the purposes of section 248 of the Insolvency Act the “hardening period” is the period beginning five years prior to the “onset of insolvency” and ending on the appointment of a liquidator of the company regardless of whether the person(s) that the transaction is entered into with is a connected person.

The onset of insolvency for these purposes is the date on which an application for the appointment of a liquidator was filed (if the liquidator was appointed by the court) or the date of the appointment of the liquidator (where the liquidator was appointed by the members).

A conveyance made by a person with intent to defraud creditors is voidable at the instance of the person thereby prejudiced. There is no requirement that the relevant transaction was entered into at a time when one party was insolvent or became insolvent as a result of the transaction, and there is no requirement that the transferring party subsequently went into liquidation. However, no conveyance entered into for valuable consideration and in good faith to a person who did not have notice of the intention to defraud may be impugned.

The court has authority to order winding up in a number of specified circumstances including where it is, in the opinion of the court, just and equitable to do so. Under the BVI Act and the M&A, our company may be dissolved, liquidated or wound up by a resolution of our shareholders.

Variation of Rights of Shares. Under the Delaware General Corporation Law, a corporation may vary the rights of a class of shares with the approval of a majority of the outstanding shares of such class, unless the certificate of incorporation provides otherwise. Under BVI law and the M&A, all or any of the rights attached to any class of shares may, subject to the provisions of the BVI Act, be varied without the consent of the holders of the issued shares of that class where such variation is considered by the board of directors not to have a material adverse effect upon such rights; otherwise, any such variation shall be made only with the consent in writing of the holders of a majority of the issued shares of that class, or with the sanction of a resolution passed by a majority of the votes cast at a separate meeting of the holders of the shares of that class. The rights conferred upon the holders of the shares of any class issued shall not, unless otherwise expressly provided by the terms of issue of the shares of that class, be deemed to be varied by the creation or issue of further shares ranking pari passu with such existing class of shares.

Amendment of Governing Documents. Under the Delaware General Corporation Law, a corporation’s governing documents may be amended with the approval of a majority of the outstanding shares entitled to vote, unless the certificate of incorporation provides otherwise. As permitted by British Virgin Islands law, the M&A may be amended with a resolution of our shareholders or, by resolutions of directors, except that the directors of the company shall not have the power to amend the M&A (a) to restrict the rights or powers of the members to amend the memorandum or articles; (b) to change the percentage of members required to pass a resolution to amend the memorandum or articles; or (c) in circumstances where the memorandum or articles cannot be amended by the members.

Rights of Non-resident or Foreign Shareholders. There are no limitations imposed by the M&A on the rights of non-resident or foreign shareholders to hold or exercise voting rights on our shares. In addition, there are no provisions in the M&A governing the ownership threshold above which shareholder ownership must be disclosed.

Listing

Our Ordinary Shares are listed on the Nasdaq Capital Market under the symbol “EZGO.”

Transfer Agent and Registrar

The transfer agent and registrar for our securities is VStock Transfer, LLC. The transfer agent and registrar’s address is 18 Lafayette Place, Woodmere, New York 11598.

DESCRIPTION OF DEBT SECURITIES

We may issue series of debt securities, which may include debt securities exchangeable for or convertible into Ordinary Shares. When we offer to sell a particular series of debt securities, we will describe the specific terms of that series in a supplement to this prospectus. The following description of debt securities will apply to the debt securities offered by this prospectus unless we provide otherwise in the applicable prospectus supplement. The applicable prospectus supplement for a particular series of debt securities may specify different or additional terms.

The debt securities offered by this prospectus may be secured or unsecured, and may be senior debt securities, senior subordinated debt securities or subordinated debt securities. The debt securities offered by this prospectus may be issued under an indenture between us and the trustee under the indenture. The indenture may be qualified under, subject to, and governed by, the Trust Indenture Act of 1939, as amended. We have summarized selected portions of the indenture below. The summary is not complete. The form of the indenture has been filed as an exhibit to the registration statement on Form F-3, of which this prospectus is a part, and you should read the indenture for provisions that may be important to you.

The terms of each series of debt securities will be established by or pursuant to a resolution of our Board of Directors and detailed or determined in the manner provided in a Board of Directors’ resolution, an officers’ certificate and by a supplemental indenture. The particular terms of each series of debt securities will be described in a prospectus supplement relating to the series, including any pricing supplement.

We may issue any amount of debt securities under the indenture, which may be in one or more series with the same or different maturities, at par, at a premium or at a discount. We will set forth in a prospectus supplement, including any related pricing supplement, relating to any series of debt securities being offered, the initial offering price, the aggregate principal amount offered and the terms of the debt securities, including, among other things, the following:

●	the title of the debt securities;

●	the price or prices (expressed as a percentage of the aggregate principal amount) at which we will sell the debt securities;

●	any limit on the aggregate principal amount of the debt securities;

●	the date or dates on which we will repay the principal on the debt securities and the right, if any, to extend the maturity of the debt securities;

●	the rate or rates (which may be fixed or variable) per annum or the method used to determine the rate or rates (including any commodity, commodity index, stock exchange index or financial index) at which the debt securities will bear interest, the date or dates from which interest will accrue, the date or dates on which interest will be payable and any regular record date for any interest payment date;

●	the place or places where the principal of, premium, and interest on the debt securities will be payable, and where the debt securities of the series that are convertible or exchangeable may be surrendered for conversion or exchange;

●	any obligation or right we have to redeem the debt securities pursuant to any sinking fund or analogous provisions or at the option of holders of the debt securities or at our option, and the terms and conditions upon which we are obligated to or may redeem the debt securities;

●	any obligation we have to repurchase the debt securities at the option of the holders of debt securities, the dates on which and the price or prices at which we will repurchase the debt securities and other detailed terms and provisions of these repurchase obligations;

●	the denominations in which the debt securities will be issued;

●	whether the debt securities will be issued in the form of certificated debt securities or global debt securities;

●	the portion of principal amount of the debt securities payable upon declaration of acceleration of the maturity date, if other than the principal amount;

●	the currency of denomination of the debt securities;

●	the designation of the currency, currencies or currency units in which payment of principal of, premium and interest on the debt securities will be made;

●	if payments of principal of, premium or interest on, the debt securities will be made in one or more currencies or currency units other than that or those in which the debt securities are denominated, the manner in which the exchange rate with respect to these payments will be determined;

●	the manner in which the amounts of payment of principal of, premium or interest on, the debt securities will be determined, if these amounts may be determined by reference to an index based on a currency or currencies other than that in which the debt securities are denominated or designated to be payable or by reference to a commodity, commodity index, stock exchange index or financial index;

●	any provisions relating to any security provided for the debt securities;

●	any addition to or change in the events of default described in the indenture with respect to the debt securities and any change in the acceleration provisions described in the indenture with respect to the debt securities;

●	any addition to or change in the covenants described in the indenture with respect to the debt securities;

●	whether the debt securities will be senior or subordinated and any applicable subordination provisions;

●	a discussion of material income tax considerations applicable to the debt securities;

●	any other terms of the debt securities, which may modify any provisions of the indenture as it applies to that series; and

●	any depositaries, interest rate calculation agents, exchange rate calculation agents or other agents with respect to the debt securities.

We may issue debt securities that are exchangeable for and/or convertible into Ordinary Shares. The terms, if any, on which the debt securities may be exchanged and/or converted will be set forth in the applicable prospectus supplement. Such terms may include provisions for exchange or conversion, which can be mandatory, at the option of the holder or at our option, and the manner in which the number of Ordinary Shares or other securities to be received by the holders of debt securities would be calculated.

We may issue debt securities that provide for an amount less than their stated principal amount to be due and payable upon declaration of acceleration of their maturity pursuant to the terms of the indenture. We will provide you with information on the U.S. federal income tax considerations, and other special considerations applicable to any of these debt securities in the applicable prospectus supplement. If we denominate the purchase price of any of the debt securities in a foreign currency or currencies or a foreign currency unit or units, or if the principal of and any premium and interest on any series of debt securities is payable in a foreign currency or currencies or a foreign currency unit or units, we will provide you with information on the restrictions, elections, specific terms and other information with respect to that issue of debt securities and such foreign currency or currencies or foreign currency unit or units in the applicable prospectus supplement.

We may issue debt securities of a series in whole or in part in the form of one or more global securities that will be deposited with, or on behalf of, a depositary identified in the prospectus supplement. Global securities will be issued in registered form and in either temporary or definitive form. Unless and until it is exchanged in whole or in part for the individual debt securities, a global security may not be transferred except as a whole by the depositary for such global security to a nominee of such depositary or by a nominee of such depositary to such depositary or another nominee of such depositary or by such depositary or any such nominee to a successor of such depositary or a nominee of such successor. The specific terms of the depositary arrangement with respect to any debt securities of a series and the rights of and limitations upon owners of beneficial interests in a global security will be described in the applicable prospectus supplement.

The indenture and the debt securities will be governed by, and construed in accordance with, the internal laws of the State of New York, unless we otherwise specify in the applicable prospectus supplement.

DESCRIPTION OF WARRANTS

We may issue and offer warrants under the material terms and conditions described in this prospectus and any accompanying prospectus supplement. The accompanying prospectus supplement may add, update or change the terms and conditions of the warrants as described in this prospectus.

General

We may issue warrants to purchase Ordinary Shares or debt securities. Warrants may be issued independently or together with any securities and may be attached to or separate from those securities. If applicable, the warrants will be issued under warrant agreements to be entered into between us and a bank or trust company, as warrant agent, all of which will be described in the prospectus supplement relating to the warrants we are offering. The warrant agent will act solely as our agent in connection with the warrants and will not have any obligation or relationship of agency or trust for or with any holders or beneficial owners of warrants.

Equity Warrants

Each equity warrant issued by us will entitle its holder to purchase the equity securities designated at an exercise price set forth in, or to be determinable as set forth in, the related prospectus supplement. Equity warrants may be issued separately or together with equity securities.

If applicable, the equity warrants are to be issued under equity warrant agreements to be entered into between us and one or more banks or trust companies, as equity warrant agent, as will be set forth in the applicable prospectus supplement and this prospectus.

The particular terms of the equity warrants, the equity warrant agreements relating to the equity warrants, as applicable, and the equity warrant certificates representing the equity warrants will be described in the applicable prospectus supplement, including, as applicable:

●	the title of the equity warrants;

●	the initial offering price;

●	the aggregate amount of equity warrants and the aggregate amount of equity securities purchasable upon exercise of the equity warrants;

●	the currency or currency units in which the offering price, if any, and the exercise price are payable;

●	if applicable, the designation and terms of the equity securities with which the equity warrants are issued, and the amount of equity warrants issued with each equity security;

●	the date, if any, on and after which the equity warrants and the related equity security will be separately transferable;

●	if applicable, the minimum or maximum amount of the equity warrants that may be exercised at any one time;

●	the date on which the right to exercise the equity warrants will commence and the date on which the right will expire;

●	if applicable, a discussion of United States federal income tax, accounting or other considerations applicable to the equity warrants;

●	anti-dilution provisions of the equity warrants, if any;

●	redemption or call provisions, if any, applicable to the equity warrants; and

●	any additional terms of the equity warrants, including terms, procedures and limitations relating to the exchange and exercise of the equity warrants.

Holders of equity warrants will not be entitled, solely by virtue of being holders, to vote, to consent, to receive dividends, to receive notice as shareholders with respect to any meeting of shareholders for the appointment of directors or any other matters, or to exercise any rights whatsoever as a holder of the equity securities purchasable upon exercise of the equity warrants.

Debt Warrants

Each debt warrant issued by us will entitle its holder to purchase the debt securities designated at an exercise price set forth in, or to be determinable as set forth in, the related prospectus supplement. Debt warrants may be issued separately or together with debt securities.

If applicable, the debt warrants are to be issued under debt warrant agreements to be entered into between us, and one or more banks or trust companies, as debt warrant agent, as will be set forth in the applicable prospectus supplement and this prospectus.

The particular terms of each issue of debt warrants, the debt warrant agreement relating to the debt warrants, if applicable, and the debt warrant certificates representing debt warrants will be described in the applicable prospectus supplement, including, as applicable:

●	the title of the debt warrants;

●	the initial offering price;

●	the title, aggregate principal amount and terms of the debt securities purchasable upon exercise of the debt warrants;

●	the currency or currency units in which the offering price, if any, and the exercise price are payable;

●	the title and terms of any related debt securities with which the debt warrants are issued and the amount of the debt warrants issued with each debt security;

●	the date, if any, on and after which the debt warrants and the related debt securities will be separately transferable;

●	the principal amount of debt securities purchasable upon exercise of each debt warrant and the price at which that principal amount of debt securities may be purchased upon exercise of each debt warrant;

●	if applicable, the minimum or maximum amount of warrants that may be exercised at any one time;

●	the date on which the right to exercise the debt warrants will commence and the date on which the right will expire;

●	if applicable, a discussion of United States federal income tax, accounting or other considerations applicable to the debt warrants;

●	whether the debt warrants represented by the debt warrant certificates will be issued in registered or bearer form, and, if registered, where they may be transferred and registered;

●	anti-dilution provisions of the debt warrants, if any;

●	redemption or call provisions, if any, applicable to the debt warrants; and

●	any additional terms of the debt warrants, including terms, procedures and limitations relating to the exchange and exercise of the debt warrants.

Debt warrant certificates will be exchangeable for new debt warrant certificates of different denominations and, if in registered form, may be presented for registration of transfer, and debt warrants may be exercised at the corporate trust office of the debt warrant agent or any other office indicated in the related prospectus supplement. Before the exercise of debt warrants, holders of debt warrants will not be entitled to payments of principal of, premium, if any, or interest, if any, on the debt securities purchasable upon exercise of the debt warrants, or to enforce any of the covenants in the indentures governing such debt securities.

DESCRIPTION OF RIGHTS

We may issue rights to purchase the Ordinary Shares, debt securities or other securities. Rights may be issued independently or together with any other offered security and may or may not be transferable by the person purchasing or receiving the rights. In connection with any rights offering, we may enter into a standby underwriting or other arrangement with one or more underwriters or other persons pursuant to which such underwriters or other persons would purchase any offered securities remaining unsubscribed for after such rights offering. Each series of rights will be issued under a separate rights agent agreement to be entered into between us and one or more banks, trust companies, or other financial institutions, as rights agent that we will name in the applicable prospectus supplement. The rights agent will act solely as our agent in connection with the rights and will not assume any obligation or relationship of agency or trust for or with any holders of rights certificates or beneficial owners of rights.

The prospectus supplement relating to any rights that we offer will include specific terms relating to the offering, including, among other matters:

●	the date of determining the security holders entitled to the rights distribution;

●	the aggregate number of rights issued and the aggregate amount of securities purchasable upon exercise of the rights;

●	the exercise price for the rights;

●	the conditions to the completion of the rights offering;

●	the date on which the right to exercise the rights will commence and the date on which the right will expire;

●	the extent to which subscription rights are transferable;

●	if applicable, a discussion of the material BVI or United States federal income tax considerations applicable to the issuance or exercise of such subscription rights;

●	any other terms of the rights, including terms, procedures and limitations relating to the exchange and exercise of the rights;

●	the extent to which the rights include an over-subscription privilege with respect to unsubscribed securities; and

●	the material terms of any standby underwriting agreement or other arrangement entered into by us in connection with the rights offering.

Each right would entitle the holder of the rights to purchase for cash the principal amount of securities at the exercise price set forth in the applicable prospectus supplement. Rights may be exercised at any time up to the close of business on the expiration date for the rights provided in the applicable prospectus supplement. After the close of business on the expiration date, all unexercised rights will become void.

If less than all of the rights issued in any rights offering are exercised, we may offer any unsubscribed securities directly to persons other than our security holders, to or through agents, underwriters, or dealers, or through a combination of such methods, including pursuant to standby arrangements, as described in the applicable prospectus supplement.

DESCRIPTION OF UNITS

We may issue units comprised of one or more of the other securities described in this prospectus in any combination. Each unit will be issued so that the holder of the unit is also the holder of each security included in the unit. Thus, the holder of a unit will have the rights and obligations of a holder of each included security. The unit agreement under which a unit is issued may provide that the securities included in the unit may not be held or transferred separately, at any time or at any time before a specified date.

The applicable prospectus supplement may describe:

●	the designation and terms of the units and of the securities comprising the units, including whether and under what circumstances those securities may be held or transferred separately;

●	any provisions for the issuance, payment, settlement, transfer or exchange of the units or of the securities comprising the units; and

●	any additional terms of the governing unit agreement.

The applicable prospectus supplement will describe the terms of any units. The preceding description and any description of units in the applicable prospectus supplement does not purport to be complete and is subject to and is qualified in its entirety by reference to the unit agreement and, if applicable, collateral arrangements and depositary arrangements relating to such units.

ENFORCEABILITY OF CIVIL LIABILITIES

We are incorporated in the British Virgin Islands in order to enjoy the following benefits:

●	political and economic stability;

●	an effective judicial system;

●	a favorable tax system; and

●	the absence of exchange control or currency restrictions; and the availability of professional and support services.

However, certain disadvantages accompany incorporation in the British Virgin Islands. These disadvantages include, but are not limited to, the following:

●	the British Virgin Islands has a less exhaustive body of securities laws as compared to the United States and these securities laws provide significantly less protection to investors; and

●	British Virgin Islands companies may not have standing to sue before the federal courts of the United States.

The courts of the British Virgin Islands will not necessarily enter judgments in original actions brought in those courts predicated on U.S. federal or state securities laws. Additionally, there is no statutory enforcement in the British Virgin Islands of judgments obtained in the United States, however, the courts of the British Virgin Islands will in certain circumstances recognize such a foreign judgment and treat it as a cause of action in itself which may be sued upon as a debt at common law so that no retrial of the issues would be necessary provided that the U.S. judgment, provided that:

●	the U.S. court issuing the judgment had jurisdiction in the matter and the company either submitted to such jurisdiction or was resident or carrying on business within such jurisdiction and was duly served with process;

●	the judgement is final and for a liquidated sum;

●	the judgment given by the U.S. court was not in respect of penalties, taxes, fines or similar fiscal or revenue obligations of the company;

●	in obtaining judgment there was no fraud on the part of the person in whose favor judgment was given or on the part of the court;

●	recognition or enforcement of the judgment in the British Virgin Islands would not be contrary to public policy; and

●	the proceedings pursuant to which judgment was obtained were not contrary to natural justice.

The British Virgin Islands courts are unlikely:

●	to recognize or enforce against the Company, judgments of courts of the U.S. predicated upon the civil liability provisions of the securities laws of the U.S.; and

●	to impose liabilities against the Company, predicated upon the certain civil liability provisions of the securities laws of the U.S. so far as the liabilities imposed by those provisions are penal in nature.

Our constitutional documents do not contain provisions requiring that disputes, including those arising under the securities laws of the United States, between us, our officers, directors and shareholders, be arbitrated.

Substantially all of EZGO’s current operations are conducted in the PRC through its subsidiaries, and substantially all of its assets are located in the PRC. A majority of EZGO’s current directors and officers, including Mr. Jianhui Ye,  Mr. Zebin Zhao, Mr. Yuehan Ling, Ms. Peiyao Jin, Mr. Guanghui Yang and Mr. Zhenguo Wu are nationals and residents of the PRC, and a substantial portion of their assets are located outside the United States. As a result, it may be difficult for a shareholder to effect service of process within the United States upon these persons, or to enforce against us or them judgments obtained in United States courts, including judgments predicated upon the civil liability provisions of the securities laws of the United States or any state in the United States. AllBright Law Offices (Fuzhou), our counsel as to PRC law, have advised us that there is uncertainty as to whether the courts of China would:

●	recognize or enforce judgments of United States courts obtained against us or our directors or officers predicated upon the civil liability provisions of the securities laws of the United States or any state in the United States; or

●	entertain original actions brought in each respective jurisdiction against us or our directors or officers predicated upon the securities laws of the United States or any state in the United States.

We have been advised by AllBright Law Offices (Fuzhou) that there is uncertainty as to whether the courts of the PRC would enforce judgments of United States courts or BVI courts obtained against us or these persons predicated upon the civil liability provisions of the United States federal and state securities laws. AllBright Law Offices (Fuzhou) has further advised us that the recognition and enforcement of foreign judgments are provided for under PRC Civil Procedures Law. PRC courts may recognize and enforce foreign judgments in accordance with the requirements of PRC Civil Procedures Law based either on treaties between China and the country where the judgment is made or on reciprocity between jurisdictions. China does not have any treaties or other form of reciprocity with the United States or the British Virgin Islands that provide for the reciprocal recognition and enforcement of foreign judgments. In addition, according to the PRC Civil Procedures Law, courts in the PRC will not enforce a foreign judgment against us or our directors and officers if they decide that the judgment violates the basic principles of PRC law or national sovereignty, security or public interest. As a result, it is uncertain whether and on what basis a PRC court would enforce a judgment rendered by a court in the United States or in the British Virgin Islands.

Anti-money laundering

In order comply with legislation or regulations aimed at the prevention of money laundering the Company is required to adopt and maintain anti-money laundering procedures, and may require members to provide evidence to verify their identity. Where permitted, and subject to certain conditions, the Company also may delegate the maintenance of our anti-money laundering procedures (including the acquisition of due diligence information) to a suitable person.

If any person resident in the British Virgin Islands knows or suspects that another person is engaged in money laundering or terrorist financing and the information for that knowledge or suspicion came to their attention in the course of their business the person will be required to report his belief or suspicion to the Financial Investigation of the British Virgin Islands, pursuant to the Proceeds of Criminal Conduct Act 1997 (as amended). Such a report shall not be treated as a breach of confidence or of any restriction upon the disclosure of information imposed by any enactment or otherwise.

TAXATION

Our 2024 Annual Report provides a discussion of certain tax considerations that may be relevant to prospective investors in EZGO’s securities. The applicable prospectus supplement may also contain information about certain material tax considerations relating to the securities covered by such prospectus supplement. You should consult your own tax advisors prior to acquiring any of EZGO’s securities.

PLAN OF DISTRIBUTION

We may sell the securities offered by this prospectus in any one or more of the following ways (or in any combination) from time to time:

●	directly to investors, including through privately negotiated transactions, a specific bidding, auction or other process;

●	to investors through agents;

●	directly to agents;

●	to or through underwriters or dealers;

●	in “at the market” offerings, within the meaning of Rule 415(a)(4) of the Securities Act, to or through a market or into an existing trading market on an exchange or otherwise;

●	through a combination of any such methods of sale; or

●	through any other method permitted by applicable law and described in the applicable prospectus supplement.

The prospectus supplement with respect to the securities may state or supplement the terms of the offering of the securities.

In addition, we may issue the securities as a dividend or distribution or in a subscription rights offering to our existing security holders. In some cases, we or dealers acting for us or on our behalf may also repurchase securities and reoffer them to the public by one or more of the methods described above. This prospectus may be used in connection with any offering of EZGO’s securities through any of these methods or other methods described in the applicable prospectus supplement.

EZGO’s securities distributed by any of these methods may be sold to the public, in one or more transactions, either:

●	at a fixed price or prices, which may be changed;

●	at market prices prevailing at the time of sale;

●	at prices related to prevailing market prices; or

●	at negotiated prices.

Sale through Underwriters or Dealers

If underwriters are used in the sale, the underwriters will acquire the securities for their own account, including through underwriting, purchase, security lending or repurchase agreements with us. The underwriters may resell the securities from time to time in one or more transactions, including negotiated transactions. Underwriters may sell the securities in order to facilitate transactions in any of our other securities (described in this prospectus or otherwise), including other public or private transactions and short sales. Underwriters may offer the securities to the public either through underwriting syndicates represented by one or more managing underwriters or directly by one or more firms acting as underwriters. Unless otherwise indicated in the applicable prospectus supplement, the obligations of the underwriters to purchase the securities will be subject to certain conditions, and the underwriters will be obligated to purchase all the offered securities if they purchase any of them. The underwriters may change from time to time any initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers.

If dealers are used in the sale of securities offered through this prospectus, we will sell the securities to them as principals. They may then resell those securities to the public at varying prices determined by the dealers at the time of resale. The applicable prospectus supplement will include the names of the underwriters or dealers and the terms of the transaction, including compensation for the underwriters or dealers.

Direct Sales and Sales through Agents

We may sell the securities offered through this prospectus directly. In this case, no underwriters or agents would be involved. Such securities may also be sold through agents designated from time to time. The applicable prospectus supplement will name any agent involved in the offer or sale of the offered securities and will describe any commissions payable to the agent. Unless otherwise indicated in the applicable prospectus supplement, any agent will agree to use its commonly reasonable efforts to solicit purchases for the period of its appointment. We may sell the securities directly to institutional investors or others who may be deemed to be underwriters within the meaning of the Securities Act with respect to any sale of those shares. The terms of any such sales will be described in the applicable prospectus supplement.

Offered securities may be sold at a fixed price or prices, which may be changed, or at varying prices determined at the time of sale. Any agent involved in the offer or sale of the offered securities in respect of which this prospectus is delivered will be named, and any commissions payable by us to such agent will be set forth, in the supplement relating to that offering. Unless otherwise specified in connection with a particular offering of securities, any such agent will be acting on a best efforts basis for the period of its appointment.

As one of the means of direct issuance of offered securities, we may utilize the services of an entity through which it may conduct an electronic “dutch auction” or similar offering of the offered securities among potential purchasers who are eligible to participate in the auction or offering of such offered securities, if so described in the applicable prospectus supplement.

Delayed Delivery Contracts

If the applicable prospectus supplement indicates, we may authorize agents, underwriters or dealers to solicit offers from certain types of institutions to purchase securities at the public offering price under delayed delivery contracts. These contracts would provide for payment and delivery on a specified date in the future. The contracts would be subject only to those conditions described in the prospectus supplement. The applicable prospectus supplement will describe the commission payable for solicitation of those contracts.

Market Making, Stabilization and Other Transactions

Unless the applicable prospectus supplement states otherwise, each series of offered securities will be a new issue and will have no established trading market. We may elect to list any series of offered securities on an exchange. Any underwriters that we use in the sale of offered securities may make a market in such securities, but may discontinue such market making at any time without notice. Therefore, we cannot assure you that the securities will have a liquid trading market.

Any underwriter may also engage in stabilizing transactions, syndicate covering transactions and penalty bids in accordance with Rule 104 under the Exchange Act. Stabilizing transactions involve bids to purchase the underlying security in the open market for the purpose of pegging, fixing or maintaining the price of the securities. Syndicate covering transactions involve purchases of the securities in the open market after the distribution has been completed in order to cover syndicate short positions.

Penalty bids permit the underwriters to reclaim a selling concession from a syndicate member when the securities originally sold by the syndicate member are purchased in a syndicate covering transaction to cover syndicate short positions. Stabilizing transactions, syndicate covering transactions and penalty bids may cause the price of the securities to be higher than it would be in the absence of the transactions. The underwriters may, if they commence these transactions, discontinue them at any time.

Derivative Transactions and Hedging

We and the underwriters may engage in derivative transactions involving the securities. These derivatives may consist of short sale transactions and other hedging activities. The underwriters may acquire a long or short position in the securities, hold or resell securities acquired and purchase options or futures on the securities and other derivative instruments with returns linked to or related to changes in the price of the securities. In order to facilitate these derivative transactions, we may enter into security lending or repurchase agreements with the underwriters. The underwriters may effect the derivative transactions through sales of the securities to the public, including short sales, or by lending the securities in order to facilitate short sale transactions by others. The underwriters may also use the securities purchased or borrowed from us or others (or, in the case of derivatives, securities received from us in settlement of those derivatives) to directly or indirectly settle sales of the securities or close out any related open borrowings of the securities.

Loans of Securities

We may loan or pledge securities to a financial institution or other third parties that in turn may sell the securities using this prospectus and an applicable prospectus supplement.

General Information

Agents, underwriters, and dealers may be entitled, under agreements entered into with us, to indemnification by us, against certain liabilities, including liabilities under the Securities Act. Our agents, underwriters, and dealers, or their affiliates, may be customers of, engage in transactions with or perform services for us or our affiliates, in the ordinary course of business for which they may receive customary compensation.

Conflicts of Interest

Underwriters, dealers and agents may be entitled, under agreements with us, to indemnification by us relating to material misstatements and omissions in our offering documents. Underwriters, dealers and agents may engage in transactions with, or perform services for, us in their ordinary course of business.

Except for securities issued upon a reopening of a previous series, each series of offered securities will be a new issue of securities and will have no established trading market. Any underwriters to whom offered securities are sold for public offering and sale may make a market in such offered securities, but such underwriters will not be obligated to do so and may discontinue any market making at any time without notice. The offered securities may or may not be listed on a securities exchange. No assurance can be given that there will be a market for the offered securities.

EXPENSES OF ISSUANCE AND DISTRIBUTION

The following table sets forth the various expenses in connection with the sale and distribution of the securities being registered. We will bear all of the expenses shown below.

SEC Registration Fee		$12,832.00
FINRA filing fee		*
Printing and engraving expenses		*
Legal fees and expenses		*
Accounting fees and expenses		*
Transfer agent fees and expenses		*
Miscellaneous		*
Total	$	*

*	The amount of securities and number of offerings are indeterminable, and the expenses cannot be estimated at this time. To be provided by a prospectus supplement or as an exhibit to a report on Form 6-K that is incorporated by reference into the registration statement of which this prospectus forms a part.

LEGAL MATTERS

The validity of the debt securities and warrants offered by this prospectus, to the extent governed by the laws of the State of New York, will be passed upon for us by Ortoli Rosenstadt LLP, New York, New York, our special United States counsel. The validity of the Ordinary Shares, to the extent governed by BVI law, will be passed upon for us by Maples and Calder, our special legal counsel as to BVI law. Certain legal matters as to PRC law will be passed upon for us by AllBright Law Offices (Fuzhou). If legal matters in connection with offerings made pursuant to this prospectus are passed upon by counsel to underwriters, dealers or agents, such counsel will be named in the applicable prospectus supplement relating to any such offering.

EXPERTS

The consolidated financial statements of EZGO Technologies Ltd. appearing in our 2024 Annual Report for the year ended September 30, 2024 have been audited by HTL International, LLC and for the years ended September 30, 2023 and 2022 have been audited by Wei, Wei & Co., LLP, independent registered public accounting firms, as set forth in the reports thereon included therein and incorporated herein by reference.

Such consolidated financial statements are incorporated herein by reference in reliance upon such reports given on the authority of such firms as experts in accounting and auditing.

INDEMNIFICATION

Insofar as indemnification by us for liabilities arising under the Securities Act may be permitted to our directors, officers or persons controlling the company pursuant to provisions of our amended and restated memorandum and articles of association, or otherwise, we have been advised that in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable. In the event that a claim for indemnification by such director, officer or controlling person of us in the successful defense of any action, suit or proceeding is asserted by such director, officer or controlling person in connection with the securities being offered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by us is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

MATERIAL CHANGES

Except as otherwise disclosed in this prospectus, there have been no reportable material changes that have occurred since September 30, 2024, and that have not been described in a report on Form 6-K furnished under the Exchange Act and incorporated by reference into this prospectus.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

The SEC allows us to “incorporate by reference” the information we file with it into this prospectus. This means that we can disclose important information about us and our financial condition to you by referring you to another document filed separately with the SEC instead of having to repeat the information in this prospectus. The information incorporated by reference is considered to be part of this prospectus and later information that we file with the SEC will automatically update and supersede this information. We incorporate by reference into this prospectus the information contained in the documents listed below and any future filings made by us with the SEC under Section 13(a), 13(c) or 15(d) of the Exchange Act, except for information “furnished” to the SEC which is not deemed filed and not incorporated by reference into this prospectus (unless otherwise indicated below), until the termination of the offering of securities described in the applicable prospectus supplement:

We incorporate by reference the documents listed below:

●	our annual report on Form 20-F for the fiscal year ended September 30, 2024 filed with the SEC on January 17, 2025;

●	our registration statement on Form S-8 (SEC File No. 333-285024), filed with the SEC on February 18, 2025;

●	our current report on Form 6-K initially furnished to the SEC on June 30, 2025, as amended on July 1, 2025; including exhibit 99.1 and 99.2 thereto;

●	our current report on Form 6-K furnished to the SEC on July 7, 2025;

●	our current report on Form 6-K furnished to the SEC on August 5, 2025;

●	our current report on Form 6-K furnished to the SEC on August 28, 2025;

●	our current report on Form 6-K furnished to the SEC on September 16, 2025;

●	our current report on Form 6-K furnished to the SEC on October 3, 2025; including exhibit 99.1 thereto;

●	our current report on Form 6-K furnished to the SEC on October 10, 2025;

●	our current report on Form 6-K furnished to the SEC on November 3, 2025;

●	our current report on Form 6-K furnished to the SEC on November 5, 2025; and

●	our current report on Form 6-K furnished to the SEC on November 19, 2025; including exhibit 3.1 thereto.

●	with respect to each offering of the securities under this prospectus, all our subsequent annual reports on Form 20-F and any report on Form 6-K that indicates that it is being incorporated by reference that we file or furnish with the SEC on or after the date on which the registration statement is first filed with the SEC and until the termination or completion of the offering by means of this prospectus.

Our 2024 Annual Report contains a description of EZGO’s business primarily through the VIE and its subsidiaries in China and audited consolidated financial statements with reports by our independent auditors. The consolidated financial statements are prepared and presented in accordance with U.S. GAAP.

Any reports filed by us with the SEC after the date of this prospectus and before the date that the offering of securities by means of this prospectus is terminated will automatically update and, where applicable, supersede any information contained in this prospectus or incorporated by reference in this prospectus. This means that you must look at all of the SEC filings that we incorporate by reference to determine if any of the statements in this prospectus or in any documents incorporated by reference have been modified or superseded. Unless expressly incorporated by reference, nothing in this prospectus shall be deemed to incorporate by reference information furnished to, but not filed with, the SEC.

We will provide without charge to any person (including any beneficial owner) to whom this prospectus is delivered, upon oral or written request, a copy of any document incorporated by reference in this prospectus but not delivered with the prospectus (except for exhibits to those documents unless a documents states that one of its exhibits is incorporated into the document itself). Such request should be directed to: EZGO Technologies Ltd., Building #A, Floor 2, Changzhou Institute of Dalian University of Technology, Science and Education Town, Wujin District, Changzhou City, Jiangsu, China 213164, telephone number: + 86 51983683805.

WHERE YOU CAN FIND MORE INFORMATION

This prospectus is part of a registration statement on Form F-3 that we filed with the SEC registering the securities that may be offered and sold hereunder. This prospectus, which constitutes a part of the registration statement, does not contain all of the information set forth in the registration statement, the exhibits filed therewith or the documents incorporated by reference therein. For further information about us and the securities offered hereby, reference is made to the registration statement, the exhibits filed therewith and the documents incorporated by reference therein. Statements contained in this prospectus regarding the contents of any contract or any other document that is filed as an exhibit to the registration statement are not necessarily complete, and in each instance, we refer you to the copy of such contract or other document filed as an exhibit to the registration statement. We are required to file reports and other information with the SEC pursuant to the Exchange Act, including annual reports on Form 20-F and reports of foreign private issuer on Form 6-K.

The SEC maintains a website that contains reports and other information regarding issuers, like us, that file electronically with the SEC. The address of the website is www.sec.gov. The information on our website (www.ezgotech.com.cn), other than our SEC filings, is not, and should not be, considered part of this prospectus and is not incorporated by reference into this document.

We are subject to periodic reporting and other informational requirements of the Exchange Act as applicable to foreign private issuers. Accordingly, we will be required to file reports, including annual reports on Form 20-F, and other information with the SEC. You can read our SEC filings, including the registration statement, over the Internet at the SEC’s website at www.sec.gov, which contains reports, proxy and information statements, and other information regarding issuers that file electronically with the SEC. We also maintain a corporate website at www.ezgotech.com.cn, at which you may access these materials free of charge as soon as reasonably practicable after they are electronically filed with, or furnished to, the SEC. The information contained in, and that can be accessed through, our website is not incorporated into and is not part of this prospectus.

EZGO Technologies Ltd.

US$200,000,000

Ordinary Shares

Debt Securities

Warrants

Rights

Units

PROSPECTUS

, 2025

No dealer, salesperson or any other person is authorized to give any information or make any representations in connection with any offering pursuant to this prospectus other than those contained in this prospectus and, if given or made, the information or representations must not be relied upon as having been authorized by us. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any security other than the securities offered by this prospectus, or an offer to sell or a solicitation of an offer to buy any securities by anyone in any jurisdiction in which the offer or solicitation is not authorized or is unlawful.

PART II

INFORMATION NOT REQUIRED IN THE PROSPECTUS

Item 8. Indemnification of Directors and Officers.

BVI law does not limit the extent to which a company’s memorandum and articles of association may provide for indemnification of officers and directors, except to the extent any such provision may be held by the BVI High Court to be contrary to public policy (e.g. for purporting to provide indemnification against the consequences of committing a crime). An indemnity will be void and of no effect and will not apply to a person unless the person acted honestly and in good faith and in what he believed to be in the best interests of the company and, in the case of criminal proceedings, the person had no reasonable cause to believe that his conduct was unlawful. Our amended and restated memorandum and articles of association permit indemnification of officers and directors for losses, damages, costs and expenses incurred in their capacities as such unless such losses or damages arise from dishonesty or fraud of such directors or officers. This standard of conduct is generally the same as permitted under the Delaware General Corporation Law for a Delaware corporation. In addition, we have entered into indemnification agreements with our directors and executive officers that provide such persons with additional indemnification beyond that provided in our amended and restated memorandum and articles of association.

Item 9. Exhibits.

The following exhibits are filed herewith or incorporated by reference:

Exhibit No.	Description

1.1+	Form of Underwriting Agreement

3.1	Amended and Restated Memorandum and Articles of Association (incorporated herein by reference to Exhibit 3.1 to our Report of Foreign Private Issuer on Form 6-K filed with the SEC on November 19, 2025)

4.1*	Form of Indenture relating to debt securities

4.2+	Form of Warrant Agreement (including form of Warrant Certificate)

4.3+	Form of Right Agreement (including form of Right Certificate)

4.4+	Form of Unit Agreement (including form of Unit Certificate)

5.1*	Opinion of Maples and Calder

5.2*	Opinion of Ortoli Rosenstadt LLP

23.1*	Consent of HTL International, LLC, Independent Registered Public Accounting Firm

23.2*	Consent of Wei, Wei & Co., LLP, Independent Registered Public Accounting Firm

23.3*	Consent of Maples and Calder (included in Exhibit 5.1)

23.4*	Consent of AllBright Law Offices (Fuzhou)

23.5*	Consent of Ortoli Rosenstadt LLP (included in Exhibit 5.2)

24.1*	Power of Attorney (included on signature page)

25.1**	Statement of Eligibility on Form T-1 of the Trustee under the Indenture

107*	Calculation of Filing Fee Tables

*	Filed herewith.
**	The Statement of Eligibility on Form T-1 under the Trust Indenture Act of 1939, as amended, of the Trustee under the Indenture will be incorporated herein by reference from a subsequent filing under the electronic form type “305B2” in accordance with Section 305(b)(2) of the Trust Indenture Act of 1939.
+	To be filed as an exhibit to a post-effective amendment to this registration statement or as an exhibit to a report of the registrant filed pursuant to the Securities Exchange Act of 1934, if applicable, and incorporated herein by reference.

Item 10. Undertakings.

(a)	The undersigned registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement, provided, however, that subsections (i), (ii) and (iii) above do not apply if the information required to be included in a post-effective amendment by those subsections is contained in reports filed with or furnished to the SEC by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

(2)	That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)	To file a post-effective amendment to the registration statement to include any financial statements required by Item 8.A. of Form 20-F at the start of any delayed offering or throughout a continuous offering. Financial statements and information otherwise required by Section 10(a)(3) of the Securities Act of 1933 need not be furnished, provided that the registrant includes in the prospectus, by means of a post-effective amendment, financial statements required pursuant to this paragraph (4) and other information necessary to ensure that all other information in the prospectus is at least as current as the date of those financial statements. Notwithstanding the foregoing, with respect to registration statements on Form F-3, a post-effective amendment need not be filed to include financial statements and information required by Section 10(a)(3) of the Securities Act of 1933 if such financial statements and information are contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Form F-3.

(5)	That, for the purpose of determining liability under the Securities Act of 1933, as amended, to any purchaser:

(i)	Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of this registration statement as of the date the filed prospectus was deemed part of and included in this registration statement; and

(ii)	Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii) or (x) for the purpose of providing the information required by section 10(a) of the Securities Act of 1933, as amended, shall be deemed to be part of and included in this registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.

(6)	That, for the purpose of determining liability of the registrant under the Securities Act of 1933, as amended, to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)	Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii)	The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)	Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(b)	The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, as amended, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934, as amended), that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)	Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended, may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933, as amended, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

(d)	The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(e)	The undersigned registrant hereby undertakes that, for the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(f)	The undersigned registrant hereby undertakes to file an application for the purpose of determining the eligibility of the trustee to act under subsection (a) of Section 310 of the Trust Indenture Act, or the Act, in accordance with the rules and regulations prescribed by the SEC under section 305(b)(2) of the Act.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Changzhou, Jiangsu, China, on November 26, 2025.

EZGO Technologies Ltd.

By:	/s/ Jianhui Ye
	Name:	Jianhui Ye
	Title:	Chief Executive Officer

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Jianhui Ye his true and lawful attorney-in-fact, with full power of substitution and resubstitution for him and in his name, place and stead, in any and all capacities to sign any and all amendments including post-effective amendments to this registration statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, hereby ratifying and confirming all that said attorney-in-fact or his substitute, each acting alone, may lawfully do or cause to be done by virtue thereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Jianhui Ye	Chairman and Chief Executive Officer	November 26, 2025
Jianhui Ye	(Principal Executive Officer)

/s/ Yuehan Ling	Chief Financial Officer	November 26, 2025
Yuehan Ling	(Principal Financial and Accounting Officer)

/s/ Peiyao Jin	Director	November 26, 2025
Peiyao Jin

/s/ Guanghui Yang	Director	November 26, 2025
Guanghui Yang

/s/ Robert Johnson	Director	November 26, 2025
Robert Johnson

/s/ Zhenguo Wu	Director	November 26, 2025
Zhenguo Wu

SIGNATURE OF AUTHORIZED REPRESENTATIVE IN THE UNITED STATES

Pursuant to the Securities Act of 1933, as amended, the undersigned, the duly authorized representative in the United States of EZGO Technologies Ltd. has signed this registration statement or amendment thereto in in the City of New York, New York, on November 26, 2025.

Cogency Global Inc.

By:	/s/ Colleen A. De Vries
	Name:	Colleen A. De Vries
	Title:	Senior Vice-President on behalf of Cogency Global Inc.